As filed with the Securities and Exchange Commission on February 27, 2004

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXXTECH INC.

(Exact name of registrant as specified in its charter)

CANADA	5731	NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

279 Bayview Drive

Barrie, Ontario, Canada L4M 4W5

(705) 728-6242

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey A. Losch

Senior Vice President,

Secretary and General Counsel

279 Bayview Drive

Barrie, Ontario, Canada L4M 4W5

(705) 728-6242

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Fred W. Fulton Thompson & Knight L.L.P. 1700 Pacific, Suite 3300 Dallas, Texas 75201 (214) 969-1700	Jean M. Fraser Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 (416) 362-2111

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and the satisfaction of all other conditions to the merger of InterTAN, Inc., a Delaware corporation (“InterTAN”), with NexxTech Acquisition Company, a Delaware corporation that is a wholly-owned subsidiary of a Canadian corporation named “NexxTech Inc.” (“NexxTech”) pursuant to an Agreement and Plan of Merger in the form attached as Annex A to the proxy statement/prospectus contained herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED(1)	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE

Common shares, without par value	21,500,000 shares	$11.56	$248,540,000	$31,490.02

(1)	Includes rights under NexxTech’s shareholder rights plan (the “Rights”). The Rights are associated and will trade with the NexxTech common shares. As no separate consideration is paid for the Rights, no additional registration fee is required.
(2)	Reflects the market price of the common stock of InterTAN that will convert into the right to receive common shares of the registrant, which shares the registrant will issue as part of the merger described in this Registration Statement, computed in accordance with Rule 457(c) and Rule 457(f)(1) under the Securities Act based upon the average of the high and low prices of the common stock of InterTAN as reported by the New York Stock Exchange, Inc. on February 24, 2004, and is estimated solely to determine the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

ii

279 Bayview Drive

Barrie, Ontario, Canada L4M 4W5

Dear Stockholder:

We are pleased to present for your approval at a special meeting of stockholders a proposal for reorganizing InterTAN, Inc. (which we refer to as InterTAN) that will result in the parent corporation of the InterTAN group changing from a Delaware corporation to a Canadian corporation. Your vote is required for the first step in the reorganization, a merger of InterTAN with a merger subsidiary, pursuant to which NexxTech Inc., a Canadian corporation we recently formed (which we refer to as NexxTech), will become the parent holding company of InterTAN. Immediately thereafter, NexxTech will liquidate InterTAN into NexxTech and then amalgamate with its subsidiary, InterTAN Canada Ltd. (which we refer to as InterTAN Canada). An amalgamation is a statutory transaction under applicable Canadian corporate legislation, and is similar to a merger in the United States, where two companies combine into one. After completion of the reorganization, NexxTech and its subsidiaries will continue to conduct the business now conducted by InterTAN and its subsidiaries.

In the merger, the shares of InterTAN common stock you own will be converted into the right to receive NexxTech common shares, which shares will be issued by NexxTech as part of the merger. The number of NexxTech common shares you will receive will be the same as the number of shares of InterTAN common stock you own immediately prior to the effective time of the merger. Your InterTAN stock certificates will automatically become certificates representing NexxTech shares, so you will not be required to exchange your certificates as a result of the reorganization.

InterTAN’s Board of Directors believes that this proposal offers the following benefits and advantages:

•	The new Canadian corporation would be incorporated where its operations, revenues, business prospects and management are located.

•	A Canadian corporation may be a more attractive investment to a wider range of Canadian investors.

•	The proposed structure may facilitate the acquisition of other businesses in Canada, and therefore make it easier to achieve growth through acquisitions.

•	Certain expenses of InterTAN that are currently not deductible for U.S. income tax purposes will be deductible by NexxTech against the revenue stream generated through its operations in Canada.

•	As a Canadian corporation, NexxTech would be in an advantageous position for possible future conversion into a public investment vehicle known as an income trust, a form of entity with income-yielding securities, if conditions permit and if we deem such a conversion to be appropriate.

Accompanying this letter is a notice of a special meeting of stockholders and a proxy statement/prospectus (which we refer to as the proxy statement). We urge you to read the proxy statement carefully for details about the merger and related subsequent steps. We refer to the merger and the subsequent steps together as the reorganization.

Generally, for U.S. federal income tax purposes, stockholders of InterTAN who are U.S. holders should not recognize gain or loss as a result of the reorganization. Generally, for Canadian federal income tax purposes, stockholders of InterTAN who are residents of the United States, and not residents of Canada, will not be subject to Canadian federal income tax as a result of the reorganization. Generally, Canadian resident stockholders of InterTAN will, for Canadian federal income tax purposes, realize a capital gain (or sustain a capital loss) as a result of the reorganization. We urge you to consult your own tax advisor regarding the particular tax consequences of the reorganization for you. You should also consider the risk factors we describe starting on page 16.

The reorganization cannot be completed unless the holders of a majority of our shares entitled to vote at the stockholders’ meeting approve the merger by voting to adopt the Agreement and Plan of Merger (a copy of which is attached to the accompanying proxy statement as Annex A).

Your vote is very important, regardless of the number of shares you own. Please vote your proxy by completing, signing and dating the enclosed proxy card or voting instruction card and returning it promptly in the enclosed envelope, whether or not you expect to attend the meeting. You may revoke your proxy and vote in person if you decide to attend the meeting.

The Board of Directors has unanimously approved the Agreement and Plan of Merger providing for the merger, and recommends that you vote “FOR” adoption of the Agreement and Plan of Merger.

We urge you to join us in supporting this important opportunity.

Sincerely,

/s/ BRIAN E. LEVY

Brian E. Levy President and Chief Executive Officer

279 Bayview Drive

Barrie, Ontario, Canada L4M 4W5

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On May 28, 2004

To the Stockholders of InterTAN, Inc.:

Notice is hereby given that a special meeting of the stockholders of InterTAN, Inc., a Delaware corporation (“InterTAN”), will be held at 10:00 a.m., local time, on Friday, May 28, 2004, at InterTAN’s offices located at 279 Bayview Drive, Barrie, Ontario, Canada, for the following purposes:

1.	To adopt the Agreement and Plan of Merger, a copy of which is attached to the accompanying proxy statement as Annex A, among InterTAN, InterTAN Canada Ltd. (“InterTAN Canada”), a British Columbia corporation that is a wholly-owned subsidiary of InterTAN, NexxTech Inc. (“NexxTech”), a Canadian corporation that is a wholly-owned subsidiary of InterTAN, and NexxTech Acquisition Company (the “merger sub”), a Delaware corporation that is a wholly-owned subsidiary of NexxTech, whereby the merger sub will merge with and into InterTAN, with InterTAN surviving the merger as a wholly-owned subsidiary of NexxTech, and whereby each issued or outstanding share of the common stock of InterTAN (other than those held by InterTAN in treasury and by InterTAN Canada) will be converted into the right to receive one NexxTech common share, which shares will be issued by NexxTech as part of the merger. Immediately following the merger, NexxTech will liquidate InterTAN into NexxTech and InterTAN Canada and NexxTech will be amalgamated; and

2.	To transact such other business as may properly come before the stockholders’ meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on [                ], 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the stockholders’ meeting and all adjournments thereof. Only holders of record of the common stock of InterTAN at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for examination at the offices of InterTAN in Barrie, Ontario, Canada during normal business hours for a period of 10 days prior to the meeting.

Your vote is very important, regardless of the number of shares you own. All stockholders are cordially invited to attend the meeting. Please note that the merger and related subsequent steps cannot proceed unless holders of a majority of our shares of common stock entitled to vote at the stockholders’ meeting adopt the Agreement and Plan of Merger. Stockholders are urged, whether or not they plan to attend the meeting, to sign, date and mail the enclosed proxy card or voting instruction card in the postage-paid envelope provided. If a stockholder who has returned a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting and all adjournments thereof.

By Order of the Board of Directors

/s/ JEFFREY A. LOSCH

Jeffrey A. Losch Senior Vice President, Secretary and General Counsel

Barrie, Ontario, Canada [                ], 2004

PRELIMINARY PROXY STATEMENT OF INTERTAN, INC. (a Delaware corporation)	PROSPECTUS FOR COMMON SHARES OF NEXXTECH INC. (a Canadian corporation)

The information contained in this proxy statement is not complete and may be changed. NexxTech Inc. may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission containing this proxy statement is declared effective by the Commission. This proxy statement is not an offer to sell these securities and NexxTech Inc. is not soliciting an offer to buy these securities in any state, province or territory where the offer or sale is not permitted.

The Board of Directors of InterTAN, Inc. (“InterTAN”) has unanimously approved, and is submitting to you for your approval at a special meeting of stockholders, a proposal for the reorganization of InterTAN that would result in your owning common shares of a Canadian corporation rather than common stock of a Delaware corporation. Upon completion of the reorganization, the Canadian corporation will continue to conduct our business as conducted prior to the reorganization. The number of shares you will own in NexxTech Inc., the Canadian corporation (“NexxTech”), will be the same as the number of shares you owned in InterTAN immediately prior to the reorganization. The shares of NexxTech have been authorized for listing on the New York Stock Exchange and on the Toronto Stock Exchange under the symbol “NEX”. Currently, there is no established public trading market for the shares of NexxTech.

We believe that because all of InterTAN’s current business operations are conducted in Canada, reorganization as a Canadian federally-incorporated corporation will position us to realize a variety of potential business, financial and strategic benefits. As a Canadian corporation, we will be better positioned to benefit from what we believe are more favorable business and financing environments. We also believe that a Canadian corporation may be a more attractive investment alternative to a wider range of Canadian investors. In addition, we believe the reorganization will create a more tax efficient structure by more closely matching income and expenses within tax jurisdictions.

Generally, for U.S. federal income tax purposes, stockholders of InterTAN who are U.S. holders should not recognize gain or loss as a result of the reorganization. Generally, for Canadian federal income tax purposes, stockholders of InterTAN who are residents of the United States, and not residents of Canada, will not be subject to Canadian federal income tax as a result of the reorganization. Generally, Canadian resident stockholders of InterTAN will, for Canadian federal income tax purposes, realize a capital gain (or sustain a capital loss) as a result of the reorganization. For a more detailed discussion of income tax considerations, see “Material Income Tax Consequences of the Reorganization—Material United States Federal Income Tax Consequences”, and “—Material Canadian Federal Income Tax Consequences”. We urge you to consult your own tax advisor regarding the particular tax consequences of the reorganization for you.

At the stockholders’ meeting, you will be asked to vote on the proposed merger, which is a primary step of the reorganization. Neither the merger nor any of the other steps of the reorganization can be completed unless the holders of a majority of InterTAN’s outstanding shares entitled to vote at the stockholders’ meeting adopt the Agreement and Plan of Merger. This proxy statement provides you with detailed information regarding the reorganization and NexxTech. We encourage you to read this entire proxy statement carefully.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS WE DESCRIBE STARTING ON PAGE 16.

Your vote is very important regardless of the number of shares you own. InterTAN’s Board of Directors recommends that you vote to approve the merger by adopting the Agreement and Plan of Merger. To ensure that your shares are represented, please complete, sign and date the enclosed proxy card or voting instruction card, as appropriate, and return it promptly in the enclosed envelope, whether or not you expect to attend the stockholders’ meeting. You may revoke your proxy and vote in person if you decide to attend the stockholders’ meeting.

The record date for the meeting is [                            ], 2004. The date and time of the meeting is Friday, May 28, 2004 at 10:00 a.m., local time, and the place of the meeting is InterTAN’s offices located at 279 Bayview Drive, Barrie, Ontario, Canada.

Neither the U.S. Securities and Exchange Commission nor any state or Canadian provincial or territorial securities regulatory authority has approved or disapproved of the securities to be issued in the merger or determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement is [                ], 2004, and it will be first mailed to stockholders along with a form of proxy card or voting instruction card on [                ], 2004.

ADDITIONAL INFORMATION

This proxy statement incorporates other documents by reference. These documents are available to any person, including any beneficial owner, upon request directed to InterTAN, Inc., 279 Bayview Drive, Barrie, Ontario, Canada L4M 4W5. To ensure timely delivery of these documents, any request should be made by Friday, May 14, 2004. The exhibits to these documents will generally not be made available unless they are specifically incorporated by reference into this proxy statement. Additionally, these documents are made available to the public at the World Wide Web site maintained by the U.S. Securities and Exchange Commission (the “SEC”) at http://www.sec.gov.

You should rely only on the information contained in, and incorporated by reference into, this proxy statement. We have not authorized anyone else to provide you with different information. We are not making an offer of the securities in any state, province or territory where the offer is not permitted. You should not assume that the information in this proxy statement is accurate as of any date other than the date on the front cover of this proxy statement or, in the case of documents incorporated by reference, the date of the referenced document, and neither the mailing of this proxy statement to you nor the issuance of NexxTech common shares in the merger shall create any implication to the contrary.

AGREEMENT AND PLAN OF MERGER	ANNEX A

ARTICLES OF INCORPORATION OF NEXXTECH	ANNEX B

BY-LAWS OF NEXXTECH	ANNEX C

NEXXTECH SHAREHOLDER RIGHTS PLAN	ANNEX D

THE REORGANIZATION

We are seeking your approval at a special stockholders’ meeting of a merger transaction (the “merger”) that will be a primary step of InterTAN’s corporate reorganization. The merger will be followed immediately by certain related corporate transactions referred to in this proxy statement as the “subsequent steps”. We refer to the merger and the subsequent steps together as the “reorganization”. Following the reorganization, the Canadian corporation (NexxTech) and its subsidiaries will continue the business operations currently conducted by InterTAN and its subsidiaries. In this proxy statement, we sometimes refer to InterTAN as “we”, “us”, “our” or “InterTAN”.

The reorganization involves several steps:

•	We have formed a new corporation governed by the Canada Business Corporations Act named NexxTech Inc. as a wholly-owned subsidiary of InterTAN, with InterTAN holding one redeemable retractable preference share issued by NexxTech.

•	NexxTech, in turn, has formed NexxTech Acquisition Company, a wholly-owned Delaware subsidiary (the “merger sub”).

•	Following the stockholders’ meeting, provided we have obtained the requisite approval of stockholders and that our Board of Directors elects to proceed, the merger sub will merge with and into InterTAN, with InterTAN surviving the merger as a wholly-owned subsidiary of NexxTech. In the merger, each issued or outstanding share of common stock of InterTAN (other than shares held by InterTAN in treasury and by InterTAN Canada) will be converted into the right to receive one NexxTech common share. NexxTech will issue, as part of the merger, one NexxTech common share for each such right and, as a result, you will become a shareholder in NexxTech and will no longer be a stockholder in InterTAN. Immediately after the merger, NexxTech will have issued and outstanding the same number of common shares as there were issued or outstanding shares of InterTAN common stock immediately prior to the merger (less the number of shares of InterTAN common stock held by InterTAN in treasury and held by InterTAN Canada immediately prior to the merger).

•	In the merger, the shares of InterTAN common stock held by InterTAN Canada will be converted into the right to receive a subordinated promissory demand note of NexxTech in an amount equal to the value of those shares, which note NexxTech will issue as part of the merger. As of [ ], 2004, the record date for the stockholders’ meeting, there were [ ] shares of InterTAN common stock outstanding, of which approximately 21.5%, were held by InterTAN Canada. Under Delaware law, InterTAN Canada, as a wholly-owned subsidiary of InterTAN, will not be eligible to vote these shares with respect to the merger. Furthermore, upon the merger, each issued share of InterTAN common stock that InterTAN holds as a treasury share will automatically be cancelled and retired and will cease to exist, without consideration being delivered for such cancellation.

•	Immediately following the merger, we plan to complete the reorganization by carrying out the transactions we refer to as the “subsequent steps”. At that time, the one redeemable retractable NexxTech preference share held by InterTAN will be redeemed by NexxTech. We will then liquidate InterTAN into NexxTech and amalgamate InterTAN Canada with NexxTech, at which time the subordinated promissory demand note NexxTech issued to InterTAN Canada in the merger will be cancelled.

QUESTIONS AND ANSWERS

The Reorganization

Q:	Why does InterTAN want to reorganize from a U.S. corporation to a Canadian corporation?

A:	All of our operations are in Canada, all of our revenues are in Canadian dollars, our business prospects depend entirely on the Canadian marketplace and our management is located in Canada. We believe Canadian capital markets will be more receptive to a Canadian corporation, in part because we believe the Canadian corporation would be regarded as a “mid-cap” corporation in the context of the Canadian capital markets. Additionally, as a Canadian corporation, NexxTech’s shares would not be considered to be “foreign property” for purposes of Canadian federal income tax laws, which may make the Canadian corporation a more attractive investment for certain Canadian resident institutional and retail investors, including individuals who invest through Canadian registered retirement savings plans (or “RRSP”), which impose restrictions on investment in foreign property (a Canadian RRSP is similar to a U.S. 401(k) plan). In addition, we believe the reorganization may facilitate acquisitions of other Canadian entities as opportunities arise because if NexxTech (unlike InterTAN) issued its shares as acquisition consideration it would be able to provide sellers of any such businesses with tax-deferred “roll-over” treatment for Canadian income tax purposes. As a Canadian corporation, NexxTech would also be in an advantageous position for possible future conversion into an income trust, if we decide to do so and if other conditions permit. In addition, if the reorganization is completed, certain expenses NexxTech incurs for securities regulatory filing fees, director fees, liability insurance premiums and other professional fees will be deductible against its revenues for Canadian federal income tax purposes. Substantially all of the deductibility of these expenses for U.S. federal income tax purposes is currently being lost because InterTAN has only nominal revenue against which such expenses can be offset.

Q:	Will the reorganization affect current or future operations?

A:	The reorganization is not expected to have a material impact on how we conduct day-to-day operations. The location of future operations will depend on the needs of the business, independent of NexxTech’s place of incorporation.

Q:	Is the reorganization taxable to me?

A:	Generally, if you are a U.S. holder, you should not recognize gain or loss on the receipt of NexxTech shares in the reorganization for U.S. federal income tax purposes. In such case, your basis in the InterTAN shares will carry over to the NexxTech shares you receive and such basis will be used in determining gain or loss upon any future sale of the NexxTech shares. Generally, for Canadian federal income tax purposes, stockholders of InterTAN who are residents of the United States, and not residents of Canada, will not be subject to Canadian federal income tax as a result of the reorganization. Generally, Canadian resident stockholders of InterTAN will, for Canadian federal income tax purposes, realize a capital gain (or sustain a capital loss) as a result of the reorganization. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE REORGANIZATION FOR YOU.

Q:	Is the reorganization a taxable transaction for either InterTAN or NexxTech?

A:	For U.S. federal income tax purposes, InterTAN will be treated as if it sold all of its directly owned assets in a fully taxable transaction in which InterTAN will recognize gains, if any, but not losses. We estimate that we will incur a U.S. federal income tax liability at the time of the reorganization of between $3.1 million and $6.3 million, assuming our stock price on the New York Stock Exchange is between $10.00 and $13.00 per share at such time. See “Material Income Tax Consequences of the Reorganization - Material United States

Federal Income Tax Consequences - Taxation of InterTAN”. The amount of our taxable gain will depend on the amount by which the fair market value of our assets at the time of the reorganization exceeds our tax basis in those assets. The fair market value of our assets is reflected largely by our stock price, meaning that as our stock price rises, the taxable gain and resulting tax cost of the reorganization generally increase. Management believes that the methodology used for valuing InterTAN’s assets is reasonable; however, the U.S. Internal Revenue Service could contest the calculation of our gain and the methodology we have used to calculate it.

Q:	Has the U.S. Internal Revenue Service or the Canada Customs and Revenue Agency rendered an opinion on the reorganization?

A:	No. We are not requesting any ruling from the U.S. Internal Revenue Service or the Canada Customs and Revenue Agency.

Q:	When do you expect to complete the reorganization?

A:	We intend to complete the reorganization as soon as practicable following the adoption of the Agreement and Plan of Merger at the stockholders’ meeting, unless our Board of Directors concludes that completion of the reorganization would not be in the best interests of InterTAN or its stockholders, in which case the Board may defer or abandon the reorganization.

Q:	What types of information and reports will NexxTech make available to shareholders following the reorganization?

A:	After the reorganization, NexxTech will be a reporting issuer in all the provinces and territories in Canada and will file through the Canadian System for Electronic Document Analysis and Retrieval (SEDAR), the Canadian equivalent of the SEC’s EDGAR system, at http://www.sedar.com, periodic reports, including audited annual financial statements and unaudited quarterly financial statements, material change reports, as well as proxy statements and related materials for annual and special meetings of NexxTech shareholders. NexxTech will be required to send, annually, a request form to its shareholders for their use if they wish to request a copy of NexxTech’s annual and interim financial statements as well as the related management’s discussion and analysis of financial condition and results of operations.

InterTAN has retained a search firm to identify potential members of NexxTech’s Board of Directors who are Canadian citizens and residents. Following completion of this search and the appointment of additional new directors, NexxTech anticipates it will qualify as a foreign private issuer for purposes of the U.S. Securities Exchange Act of 1934. As a foreign private issuer, NexxTech will not be subject to the same filing requirements under the Securities Exchange Act of 1934 to which InterTAN is subject. However, the periodic reports NexxTech will file through SEDAR will also be made available on the SEC’s EDGAR system.

Upon completion of the reorganization, NexxTech’s common shares will be listed on the Toronto Stock Exchange and the New York Stock Exchange. By having a class of securities listed on the New York Stock Exchange, NexxTech will be subject to certain corporate governance requirements of the New York Stock Exchange and the United States Sarbanes-Oxley Act including, for example, independence requirements for audit committee composition, annual certification requirements and auditor independence rules. These requirements will apply despite NexxTech qualifying as a foreign private issuer for purposes of the United States Securities Exchange Act of 1934, which status it expects to achieve following the appointment of additional new directors. As a foreign private issuer, however, NexxTech will not be subject to the short-swing profit rules, U.S. proxy rules or certain U.S. insider reporting requirements, that InterTAN was subject to as a Delaware corporation.

Q:	Will I be required to exchange my InterTAN stock certificates for NexxTech share certificates?

A:	No. You will not be required to exchange your stock certificates as a result of the reorganization. After the reorganization,

you will own one NexxTech common share for each share of InterTAN common stock you own immediately prior to the reorganization, and your InterTAN certificates will represent those NexxTech common shares. The reorganization will not dilute your ownership interest in the company.

Q:	What happens to the preferred stock purchase rights that are attached to my InterTAN shares?

A:	In connection with the merger, your existing preferred stock purchase rights will be replaced with new NexxTech common share purchase rights that will be tied to your ownership of NexxTech common shares.

Q:	Can I trade InterTAN shares between the date of this proxy statement and the effective time of the merger?

A:	Yes. InterTAN common stock will continue trading on the New York Stock Exchange and the Toronto Stock Exchange during this period.

Q:	After the reorganization, where can I trade my NexxTech common shares?

A:	The NexxTech common shares have been authorized for listing and will be traded on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “NEX”.

Q:	What vote is required to approve the merger?

A:	The affirmative vote of the holders of a majority of the [ ] shares of InterTAN common stock that were outstanding and entitled to vote on the merger as of [ ], 2004, the record date for the stockholders’ meeting, is required to approve the merger (and, as a result, the reorganization).

Possible Future Conversion

Q:	What is the conversion that InterTAN has referred to in its press releases?

A:	We have considered and are continuing to consider a transaction pursuant to which NexxTech would become an income trust at some date following the reorganization. Generally, an income trust is an investment vehicle that distributes cash from an operating entity to investors, and this form of entity has gained popularity in Canada. We are not asking you to consider such a conversion at this time, and we cannot assure you that NexxTech will ever qualify to convert or will ever be converted into an income trust. We do believe that as a Canadian corporation, NexxTech would be in an advantageous position for possible future conversion into an income trust if the Board of Directors of NexxTech were to conclude that to do so would be in the best interests of NexxTech and were to recommend such a transaction to its shareholders. Regardless of whether NexxTech becomes an income trust, we believe there are many other good reasons to complete the reorganization.

Q:	What would have to happen before NexxTech could convert into an income trust?

A:	Following the reorganization described in this proxy statement (if the merger is approved by stockholders), if NexxTech’s Board of Directors were to elect to proceed with a conversion, the ownership of the company’s shares would have to migrate such that a majority of the NexxTech shares were owned by Canadian residents. Then the transaction would have to be approved by at least a two-thirds majority of the votes cast by NexxTech’s shareholders, either in person or by proxy, at a meeting duly called to consider the conversion transaction.

General

Q:	What should I do now to vote?

A:	After carefully reading and considering the information contained in this proxy statement, you should submit your voting instructions by completing, signing and returning the enclosed proxy card or voting instruction card in the enclosed return envelope as soon as possible. If your shares are held in your name, you may also vote at the meeting in person. Even if you plan to attend the meeting, we urge you to submit your proxy as described above. You can change your vote at any time before your proxy is voted at the meeting. You can do this in the manner described under “The Stockholders’ Meeting—Proxy and Voting Instruction Cards” starting on page 57.

Q:	If my shares are held in “street name”, will my broker vote them for me?

A:	You must instruct your broker how to vote your shares with respect to the merger or your broker will not vote them for you. Follow your broker’s directions to provide instructions as to how your shares should be voted.

Q:	What if I don’t vote?

A:	If you fail to respond, it will have the same effect as a vote against the merger. If you respond and fail to indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger.

Q:	Whom should I contact with questions?

A:	Morrow & Co., Inc. (our proxy soliciting agent)
445 Park Avenue
New York, NY 10022
Phone: (212) 754-8000

or

Jeffrey A. Losch
Senior Vice President
InterTAN, Inc.
279 Bayview Drive
Barrie, Ontario, Canada L4M 4W5
Phone: (705) 728-6242

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand more fully the merger to be voted on by stockholders at the stockholders’ meeting, and for a more complete legal description of the reorganization, you should read carefully this entire proxy statement, including the Annexes. See also “Where You Can Find More Information” on page 58. The Agreement and Plan of Merger, a copy of which is attached as Annex A to this proxy statement, is the legal document that contains the terms and conditions of the merger. The articles of incorporation, by-laws and shareholder rights plan of NexxTech will serve purposes substantially similar to the certificate of incorporation, bylaws and stockholder rights plan of InterTAN. Copies of the articles of incorporation, by-laws and shareholder rights plan of NexxTech are attached to this proxy statement as Annex B, Annex C, and Annex D, respectively. In this proxy statement, we refer to InterTAN, Inc., the Delaware corporation whose shares you currently own, as “InterTAN”. Additionally, we sometimes refer to InterTAN as “we”, “us”, or “our”, and “you” refers to the stockholders of InterTAN. We refer to NexxTech Inc., the newly formed Canadian corporation, as “NexxTech”. References in this proxy statement to InterTAN common stock and NexxTech common shares include the associated InterTAN preferred stock purchase rights and the NexxTech common share purchase rights, respectively. In addition, unless the context indicates otherwise, when we refer to shares of InterTAN common stock issued and outstanding, we are excluding the shares of InterTAN common stock owned by InterTAN Canada. Unless otherwise noted, all monetary amounts are stated in United States dollars.

Parties to the Reorganization

InterTAN. InterTAN was incorporated in the State of Delaware in June 1986 in order to receive from RadioShack Corporation (“RadioShack U.S.A.”), formerly named Tandy Corporation, the assets and businesses of its foreign retail operations, conducted in Canada under the “RadioShack” trade name and in Australia, the United Kingdom and Europe under the “Tandy” and “Tandy Electronics” trade names. Following the transfer of assets, in January 1987, RadioShack U.S.A. distributed shares of InterTAN common stock to the RadioShack U.S.A. stockholders in a tax-free distribution on the basis of one InterTAN share for every ten RadioShack U.S.A. shares held. Thus, RadioShack U.S.A. effected a spin-off and divestiture of these foreign retail operations and its then ownership interest in InterTAN and its operations, thereby constituting InterTAN as an independent public corporation. InterTAN’s operations in continental Europe were closed during fiscal years 1993 and 1994. During fiscal year 1999, InterTAN sold its subsidiary in the United Kingdom. InterTAN sold its subsidiary in Australia during fiscal year 2001. In April 2002, InterTAN acquired selected assets and retail locations of Battery Plus, a specialty retailer of batteries and other consumer electronics products in Canada.

InterTAN is now engaged principally in the sale of consumer electronics products and services through company-operated retail stores and dealer outlets in Canada. InterTAN also operates wireless telecommunications stores in Canada under contract with Rogers Wireless Inc. InterTAN’s ongoing retail operations are conducted through its wholly-owned subsidiary, InterTAN Canada, a British Columbia corporation that operates in Canada under the trade names “RadioShack”, “Battery Plus” and “Rogers Plus”.

NexxTech. NexxTech is a newly formed corporation incorporated under the Canada Business Corporations Act and is currently wholly-owned by InterTAN. NexxTech has no significant assets or capitalization and has not engaged in any business or other activities other than in connection with its formation and the reorganization. As a result of the merger, NexxTech will become the parent holding company of InterTAN and, following the subsequent steps to be completed immediately following the merger, NexxTech and its subsidiaries will continue to conduct the business currently conducted by InterTAN and its subsidiaries.

InterTAN Canada. InterTAN Canada is a British Columbia corporation and a wholly-owned subsidiary of InterTAN. InterTAN’s ongoing retail operations are all conducted through InterTAN Canada. As a result of stock buyback programs InterTAN has undertaken through InterTAN Canada, InterTAN Canada currently owns approximately 21.5% of the outstanding common stock of InterTAN.

Merger Sub. The merger sub is a newly formed Delaware corporation. All merger sub shares are currently held by NexxTech. Neither NexxTech nor merger sub has transacted any business to date except in connection with its formation and the reorganization.

The principal executive office of each of InterTAN, InterTAN Canada, NexxTech and the merger sub is located at 279 Bayview Drive, Barrie, Ontario, Canada L4M 4W5. The telephone number of each party at that address is (705) 728-6242.

The Reorganization (see page 20)

The reorganization is a transaction that will result in your owning common shares in NexxTech, a Canadian federally-incorporated corporation, rather than common stock in InterTAN, a Delaware corporation. You will own the same number of shares in NexxTech as the number of shares in InterTAN you owned immediately prior to the reorganization. Upon completion of the reorganization, NexxTech and its subsidiaries will continue to conduct the business that InterTAN and its subsidiaries now conduct.

The reorganization consists of a merger followed immediately by certain subsequent steps:

•	The Merger. InterTAN has formed NexxTech and holds one redeemable retractable preference share of NexxTech. NexxTech in turn has formed the merger sub. Following the stockholders’ meeting, assuming we have obtained the requisite stockholder approval of the merger and our Board of Directors concludes the reorganization is in the best interests of InterTAN and its stockholders, the merger sub will merge with and into InterTAN, with InterTAN surviving as a wholly-owned subsidiary of NexxTech, and each outstanding share of InterTAN common stock will be converted into the right to receive one common share of NexxTech, which shares will be issued by NexxTech as part of the merger. Each holder of InterTAN common stock other than InterTAN Canada will thus receive a number of NexxTech common shares equal to the number of shares of InterTAN common stock owned immediately prior to the merger. The shares of InterTAN common stock held by InterTAN Canada will be converted into the right to receive a subordinated promissory demand note, which note NexxTech will issue as part of the merger. Each issued share of InterTAN common stock held by InterTAN as a treasury share will automatically be cancelled and retired and will cease to exist, without consideration being delivered for such cancellation. The Agreement and Plan of Merger, a copy of which is attached to this proxy statement as Annex A, is the document that sets forth the terms of the merger.

•	The Subsequent Steps. Immediately following the merger we plan to liquidate InterTAN into NexxTech and to amalgamate InterTAN Canada with NexxTech. At such time, NexxTech will redeem, for nominal consideration, the one issued and outstanding redeemable retractable NexxTech preference share held by InterTAN and the subordinated promissory demand note NexxTech issued to InterTAN Canada in the merger will be cancelled.

Reasons for the Reorganization (see page 20)

We currently conduct all of our business operations in Canada, and we believe that reorganizing InterTAN as a Canadian corporation will be more consistent with our business operations. We also believe that the reorganization:

•	may increase our access to Canadian capital markets and may cause our securities to become more attractive to a wider range of Canadian investors;

•	may make it easier to acquire other Canadian businesses;

•	will create a more tax-efficient structure by more closely matching income and expenses within tax jurisdictions; and

•	will result in NexxTech being in an advantageous position for possible conversion into an income trust if NexxTech’s Board of Directors concludes such a conversion would be in the best interests of NexxTech and its shareholders and if other conditions permit.

Conditions to Completion of the Reorganization (see page 23)

The merger (and, as a result, the reorganization) will not be completed unless, among other things, the following conditions (and others described in this proxy statement) are satisfied or, if allowed by law, waived:

•	the Agreement and Plan of Merger is adopted by the requisite vote of stockholders of InterTAN;

•	no stop order is in effect with respect to the SEC registration statement of which this proxy statement is a part; and

•	all consents required under instruments evidencing a material amount of indebtedness and all material consents required under material contracts with InterTAN or its subsidiaries have been obtained.

Tax Considerations (see page 26)

Taxation of InterTAN Stockholders. The reorganization should be characterized for U.S. federal income tax purposes as a tax-free reorganization in which U.S. holders would not recognize any gain or loss and in which their tax basis and holding period with respect to their NexxTech common shares would be the same as their tax basis and holding period for their shares of InterTAN common stock. Generally, for Canadian federal income tax purposes, stockholders of InterTAN who are residents of the United States, and not residents of Canada, will not be subject to Canadian federal income tax as a result of the reorganization. Generally, Canadian resident stockholders of InterTAN will, for Canadian federal income tax purposes, realize a capital gain (or sustain a capital loss) as a result of the reorganization.

Taxation of InterTAN. At the time of the reorganization, InterTAN will be treated for U.S. federal income tax purposes as if we sold all of our directly owned assets in a fully taxable transaction in which gains, if any, but not losses, will be recognized. We estimate that we will incur a U.S. federal income tax liability of between $3.1 million and $6.3 million at the time of the reorganization, assuming our stock price on the New York Stock Exchange is between $10.00 and $13.00 per share at such time. See “Material Income Tax Consequences of the Reorganization—Material United States Federal Income Tax Consequences—Taxation of InterTAN”. The amount of our taxable gain will depend on the amount by which the fair market value of our assets at the time of the reorganization exceeds our tax basis in those assets. The fair market value of our assets is reflected largely by our stock price, meaning that as our stock price rises, the taxable gain and resulting tax cost of the reorganization generally increase. Management believes that the methodology used for valuing InterTAN’s assets is reasonable; however, the U.S. Internal Revenue Service could contest the calculation of our gain and the methodology we have used to calculate it. WE ENCOURAGE YOU TO READ THE SECTION ENTITLED “MATERIAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION” BEGINNING ON PAGE 26 FOR A MORE DETAILED DESCRIPTION OF THESE TAX CONSEQUENCES. WE ALSO URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE REORGANIZATION FOR YOU.

No Requirement to Exchange Certificates (see page 24)

In the merger you will receive one NexxTech common share for each of your InterTAN shares. Your InterTAN stock certificates will automatically become certificates representing NexxTech shares, and you will not be required to exchange your stock certificates in connection with the reorganization.

Rights of Stockholders/Shareholders (see pages 31 and 38)

The principal attributes of the InterTAN shares and the NexxTech shares will be similar. However, there are differences between the rights of stockholders under Delaware law and the rights of shareholders under Canadian law. In addition, there are differences between InterTAN’s certificate of incorporation, bylaws and stockholder rights plan and NexxTech’s articles of incorporation, by-laws and shareholder rights plan. We discuss these differences in more detail under “Description of Common Shares of NexxTech” and “Comparison of Rights of Stockholders/Shareholders”.

Stockholder/Shareholder Rights Plans (see page 35)

InterTAN has a stockholder rights plan under which preferred stock purchase rights are issued to stockholders of InterTAN at the rate of one right for each outstanding share of InterTAN common stock. NexxTech has a shareholder rights plan, a copy of which is attached as Annex D to this proxy statement, that provides for the issuance of new common share purchase rights. The new NexxTech rights will attach to all NexxTech common shares issued in connection with the merger and thereafter.

The InterTAN stockholder rights plan has been amended to provide that the existing rights will expire immediately prior to the effective time of the merger. This amendment of the InterTAN stockholder rights plan will not result in the issuance of any stock pursuant to the rights or trigger redemption of the rights and will terminate the InterTAN stockholder rights plan at the effective time of the merger.

Adoption by stockholders of the Agreement and Plan of Merger will also constitute: (i) any required stockholder approval of the amendment to the InterTAN stockholder rights plan and (ii) shareholder approval, with respect to NexxTech, of the adoption by NexxTech’s Board of Directors of NexxTech’s shareholder rights plan.

Stock Exchange Listings (see page 25)

The NexxTech shares have been authorized for listing on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “NEX”, subject to official notice of issuance. Currently there is no established public trading market for the shares of NexxTech.

Regulatory Approvals (see page 24)

The only governmental or regulatory approvals or actions that are required to complete the reorganization are compliance with U.S. federal and state securities laws, New York and Toronto Stock Exchange rules and regulations, Canadian provincial and territorial securities laws and Delaware, British Columbia and Canadian corporate law.

Rights of Dissenting Stockholders (see page 24)

Under Delaware law, you will not have dissenters’ appraisal rights in connection with the merger.

Accounting Treatment of the Reorganization (see page 25)

Because the reorganization will be accounted for as a reorganization of entities under common control, there will be no comprehensive revaluation of InterTAN’s assets and liabilities. All of the assets and liabilities of InterTAN will be transferred to and assumed by NexxTech, and NexxTech’s shareholders’ equity immediately after the reorganization will be the same as InterTAN’s stockholders’ equity immediately prior to the reorganization. InterTAN’s treasury shares will be cancelled in connection with the reorganization, and immediately after the reorganization the sum of NexxTech’s common equity and retained earnings accounts will include the balances of InterTAN’s treasury share and treasury share cost accounts.

We estimate that as a result of the reorganization, InterTAN will incur a U.S. federal income tax expense of between $3.1 million and $6.3 million. See “Material Income Tax Consequences of the Reorganization—Material United States Federal Income Tax Consequences—Taxation of InterTAN”. This liability will be assumed by NexxTech in connection with the liquidation of InterTAN.

Market Prices

The closing price per share of InterTAN common stock on the New York Stock Exchange (the principal trading market for our shares) was $[            ] on [                        ], 2004. On October 31, 2003, the last trading day before the public announcement of the reorganization, the high and low sales prices of InterTAN common stock on the New York Stock Exchange were $10.58 and $10.20, respectively.

Stockholders’ Meeting (see page 56)

Time, Date, Place and Purpose. The stockholders’ meeting will be held at 10:00 a.m., local time, on Friday, May 28, 2004, at InterTAN’s offices located at 279 Bayview Drive, Barrie, Ontario, Canada. At the stockholders’ meeting, you will be asked to approve the merger by voting to adopt the Agreement and Plan of Merger.

Record Date. Only holders of record of InterTAN common stock at the close of business on [                        ], 2004, as shown in InterTAN’s stock transfer records, will be entitled to vote, or to grant proxies to vote, at the stockholders’ meeting.

Quorum. The presence, in person or by proxy, of persons holding a majority of the outstanding shares of InterTAN common stock entitled to vote at the stockholders’ meeting will constitute a quorum.

Recommendation of the Board of Directors (see page 24)

The Board of Directors believes that the merger is in the best interests of InterTAN’s stockholders and has unanimously approved the merger, and it recommends that you vote FOR the adoption of the Agreement and Plan of Merger.

Vote Required (see page 56)

Adoption of the Agreement and Plan of Merger requires the affirmative vote of the holders of a majority of the shares of InterTAN common stock entitled to vote at the stockholders’ meeting.

As of [                        ], 2004, the record date, there were [            ] shares of InterTAN common stock outstanding and entitled to vote. As of the record date, our directors and executive officers and their affiliates directly owned, in the aggregate, approximately [            ] of such shares, representing approximately [            ]% of the outstanding shares of InterTAN common stock. These persons have informed us that they intend to vote their shares in favor of the adoption of the Agreement and Plan of Merger. Under Delaware law, InterTAN Canada, as a wholly-owned subsidiary of InterTAN, is not entitled to vote any of the InterTAN common stock it holds.

Proxy and Voting Instruction Cards (see page 57)

Proxy Cards. A proxy card is being sent to each holder of shares of InterTAN common stock as of the record date. If you held shares on the record date you may grant a proxy by marking the proxy card appropriately, executing it in the space provided and returning it to InterTAN. If you hold your InterTAN shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. To be effective, a proxy card must be received by InterTAN prior to the beginning of voting at the stockholders’ meeting.

Voting Instruction Cards. A voting instruction card is being sent to participants in the InterTAN Amended and Restated Stock Purchase Program (the “SPP”). If you were a participant in the SPP on the record date, you may instruct the program administrators of the SPP how to vote by marking the voting instruction card appropriately, executing it in the space provided, and returning it to InterTAN. To be effective, a voting instruction card must be received by InterTAN prior to the beginning of voting at the stockholders’ meeting.

Revocation. A proxy may be revoked at any time prior to the time the proxy is voted at the stockholders’ meeting by any of the following methods:

•	giving written notice of the revocation to the Secretary of InterTAN;

•	appearing and voting in person at the stockholders’ meeting; or

•	submitting a properly completed, signed and delivered later-dated proxy card.

Absence of Instructions. Shares represented by a proxy that has not been revoked will be voted at the meeting in accordance with the directions given. If no direction has been given on the proxy card, the shares will be voted FOR the adoption of the Agreement and Plan of Merger.

The program administrators of the SPP will vote the shares of common stock credited to SPP participants’ accounts in accordance with such participants’ instructions as set forth on the voting instruction cards they timely deliver to the administrators. If no direction has been given on the voting instruction card, the shares will be voted FOR the adoption of the Agreement and Plan of Merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Full-year Data:

The selected historical consolidated financial data of InterTAN in the table below were derived from InterTAN’s consolidated financial statements as of and for the five years ended June 30, 2003 that were audited by PricewaterhouseCoopers LLP, independent accountants. This data should be read in conjunction with the audited consolidated financial statements of InterTAN, including the notes to the financial statements, incorporated by reference into this proxy statement.

We have included no data for NexxTech or the merger sub because those entities were not in existence during any of the periods shown below. InterTAN’s fiscal year end has been changed to March 31 to better reflect its operational business cycle.

(In thousands, in U.S. dollars, except percent, per share data,

number of sales outlets and number of employees)

	Year ended June 30
	2003[1]	2002[2]		2001[4]		2000		1999[5]
OPERATING RESULTS:
Net sales	$403,502	$393,809		$468,756	[3]	$484,218	[3]	$500,050 [3]
Gross profit percent	40.6 [1]	38.2		40.1		42.0		43.8
Operating income	19,645	24,660		41,417		44,005		3,014
Net income (loss) before cumulative effect of accounting change	8,291	13,568		23,527		25,120		(24,645)
Cumulative effect of accounting change for vendor allowances, net of tax	(580)	—		—		—		—
Net income (loss)	7,711	13,568		23,527		25,120		(24,645)
Basic net income (loss) per average common share before cumulative effect of accounting change	0.40	0.54		0.84		0.85		(1.17)
Cumulative effect of accounting change	(0.03)	—		—		—		—
Basic net income (loss) per average common share	0.37	0.54		0.84		0.85		(1.17)
Diluted net income (loss) per average common share before cumulative effect of accounting change	0.39	0.53		0.82		0.82		(1.17)
Cumulative effect of accounting change	(0.03)	—		—		—		—
Diluted net income (loss) per average common share	0.36	0.53		0.82		0.82		(1.17)
FINANCIAL POSITION AT YEAR END:
Total assets	166,329	145,102		215,530		208,076		198,315
Net working capital (current assets minus current liabilities)	76,306	64,597		128,562		104,462		96,966
Long-term obligations	18,133	10,731		7,117		10,785		10,529
Stockholders’ equity	97,497	88,446		144,309		118,776		110,760
OTHER INFORMATION AT YEAR END (UNAUDITED):
Market capitalization	168,889	242,555		393,725		337,323		397,104
Number of sales outlets	952	963	[6]	888	[6]	1,194		1,172
Retail square feet (company-operated stores)	998	957	[6]	887		1,131		1,071
Number of employees	2,891	3,046	[6]	2,840		3,435		3,155

[1]	During fiscal year 2003 InterTAN changed its method of accounting for vendor allowances in accordance with Emerging Issues Task Force Consensus No. 02-16 (“EITF 02-16”)—“Accounting by a Reseller for Cash Consideration Received from a Vendor”. The change resulted in an after-tax, non-cash charge of $580,000 that is also reflected in the financial results for fiscal year 2003 as a cumulative effect of a change in accounting principle. Prior fiscal years have not been restated to reflect the pro forma effects of these changes. As a result of the implementation of EITF 02-16, the gross margin percentage for fiscal year 2003 has increased by 1.5 percentage points.

[2]	Fiscal year 2002 includes restructuring charges of $2,912,000, inventory provisions of $3,500,000, an adjustment to the value of a claim of $217,000 and the write-off of costs aggregating $510,000 incurred in connection with the study of various alternatives to enhance shareholder value. If these items had been excluded, operating income and net income would have increased by $7,139,000 and $4,531,000, respectively.
[3]	InterTAN’s subsidiaries in Australia and the United Kingdom were sold during fiscal years 2001 and 1999, respectively. If sales in those subsidiaries had been excluded from fiscal years 2001, 2000 and 1999, sales in those years would have been $382,353,000, $364,163,000 and $297,314,000, respectively, representing the sales of InterTAN Canada.
[4]	Fiscal year 2001 includes the sales and operating results of InterTAN’s former subsidiary in Australia for the first 10 months of the year, as well as a gain on the disposal of this subsidiary of $4,101,000 and related income taxes of $581,000. Eliminating the sales and operating results of this subsidiary would have reduced operating income and net income by $4,087,000 and $3,248,000 respectively.
[5]	Fiscal year 1999 includes the sales and operating results of InterTAN’s former subsidiary in the United Kingdom for the first six months of the year, as well as a loss on the disposal of this subsidiary of $35,088,000. Eliminating the sales and operating results of this subsidiary would have increased operating income and reduced the net loss by $31,723,000 and $32,641,000, respectively.
[6]	The increase in the number of sales outlets, retail square feet and number of employees in fiscal year 2002 is partially attributable to the addition of 42 Battery Plus stores. The decline in the number of sales outlets in fiscal year 2001 is attributable to the disposal of InterTAN’s former subsidiary in Australia.

Interim Data:

The selected historical consolidated financial data of InterTAN in the table below were derived from InterTAN’s unaudited interim consolidated financial statements as of and for the three months and six months ended December 31, 2003. In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of InterTAN for the periods presented. This data should be read in conjunction with the unaudited interim consolidated financial statements of InterTAN, including the notes to the financial statements, incorporated by reference into this proxy statement.

We have included no data for NexxTech or the merger sub because those entities were not in existence during any of the periods shown below. InterTAN’s fiscal year end has been changed to March 31 to better reflect its operational business cycle.

(In thousands, in U.S. dollars, except percent, per share data,

number of sales outlets and number of employees)

(Unaudited)	Three months ended Dec. 31, 2003		Three months ended Dec. 31, 2002		Six months ended Dec. 31, 2003		Six months ended Dec. 31, 2002
OPERATING RESULTS:
Net sales	$171,284		$137,381		$277,743		$230,284
Gross profit percent	42.3		40.0		41.2		39.7
Operating income	20,185	[1]	14,495		23,674	[2]	18,024
Income before cumulative effect of accounting change	8,891		7,997		10,372		9,932
Cumulative effect of accounting change for vendor allowances, net of tax	—		—		—		(580)
Net income	8,891	[3]	7,997		10,372	[3]	9,352
Basic net income per average common share before cumulative effect of accounting change	0.43		0.38		0.50		0.47
Cumulative effect of accounting change	—		—		—		(0.03)
Basic net income per average common share	0.43		0.38		0.50		0.44
Diluted net income per average common share before cumulative effect of accounting change	0.43		0.37		0.50		0.47
Cumulative effect of accounting change	—		—		—		(0.03)
Diluted net income per average common share	0.43		0.37		0.50		0.44

FINANCIAL POSITION AT PERIOD END:
Total assets	215,150		165,953		215,150		165,953
Net working capital (current assets minus current liabilities)	84,507		69,362		84,507		69,362
Long-term obligations	18,599		16,073		18,599		16,073
Stockholders’ equity	107,721		86,981		107,721		86,981

OTHER INFORMATION AT PERIOD END:
Market capitalization	204,242		149,215		204,242		149,215
Number of sales outlets	958		968		958		968
Retail square feet (company-operated stores)	1,046		975		1,046		975
Number of employees	3,597	[4]	3,393	[4]	3,597	[4]	3,393 [4]

[1]	The three months ended December 31, 2003 includes $711,000 in legal and other professional fees associated with the evaluation and implementation of strategic decisions to enhance shareholder value and with the now-resolved proxy contest involving board composition.
[2]	The six months ended December 31, 2003 includes $1,261,000 in legal and other professional fees associated with the evaluation and implementation of strategic decisions to enhance shareholder value and with the now-resolved proxy contest involving board composition.
[3]	The three and six months ended December 31, 2003 include a tax charge in the amount of $2,400,000 relating to the resolution of a long-outstanding dispute with the U.S. Internal Revenue Service.
[4]	The three and six months ended December 31, 2003 and 2002 reflect the seasonal increase in the number of employees.

SUMMARY PRO FORMA FINANCIAL INFORMATION

Currently, although we incur certain expenses (including securities regulatory filing fees, director fees, liability insurance premiums and other professional fees), we have only nominal income against which such expenses may be deducted for U.S. income tax purposes. Following the reorganization, the expenses incurred by NexxTech, the deductibility of which is now substantially unavailable to InterTAN, will be deductible for Canadian federal income tax purposes against the revenue stream generated through operations in Canada. InterTAN estimates that the annual tax savings as a result of the deductibility of these expenses will be approximately $1 million.

We have not presented a pro forma consolidated condensed balance sheet for NexxTech in this proxy statement because it would be similar in all material respects to the historical consolidated condensed balance sheet of InterTAN as of June 30, 2003, with the exception of income taxes payable, which would decrease by approximately $1 million, and retained earnings, which would increase by approximately $1 million.

We have not presented a pro forma consolidated condensed statement of income for NexxTech in this proxy statement because it would be materially similar to the historical consolidated condensed statement of income of InterTAN for the year ended June 30, 2003, with the exception of income taxes, which would decrease by approximately $1 million, and net income, which would increase by approximately $1 million. The pro forma consolidated statement of cash flow would reflect the impact of the annual savings on tax expense of approximately $1 million.

We have not presented the impact of the one-time tax expense to be incurred by InterTAN as a result of the reorganization, which we estimate to be between $3.1 million and $6.3 million, assuming our stock price on the New York Stock Exchange is between $10.00 and $13.00 per share, because the actual amount of such expense cannot be determined until after the reorganization has been completed.

Costs incurred in connection with the reorganization have been and will continue to be expensed as incurred.

RISK FACTORS

In considering whether to vote for adoption of the Agreement and Plan of Merger, you should consider carefully the following risks or investment considerations related to the reorganization, in addition to the other information in this proxy statement.

The reorganization could result in a larger than expected taxable gain to our company.

At the time of the reorganization, InterTAN will be treated for U.S. federal income tax purposes as if we sold all of our directly owned assets in a fully taxable transaction in which we will recognize gains, if any, but not losses. InterTAN’s tax liability will depend on a number of factors, including certain tax attributes (including earnings and profits, net operating loss carryforwards and foreign tax credits), the fair market value of its assets, and the prevailing exchange rate of Canadian dollars into U.S. dollars. Based on current information and estimates, InterTAN believes that it will incur a U.S. federal income tax liability of between $3.1 million and $6.3 million at the time of the reorganization assuming its stock price on the New York Stock Exchange (“NYSE”) is between $10.00 and $13.00 per share. However, this federal income tax liability could be increased materially if (a) the passage of unfavorable legislation denied InterTAN the use of its net operating loss carryforwards and foreign tax credits to offset its gain, (b) the fair market value of InterTAN’s assets at the time of the reorganization were determined to be substantially in excess of current estimates, (c) the value of the Canadian dollar relative to the U.S. dollar decreased dramatically, or (d) the amount of InterTAN Canada’s earnings and profits significantly increased. Any or all of these circumstances could have a material adverse impact on our ability to complete, or to realize the benefits of completing, the reorganization.

Use of Losses and Credits

Subsequent to the reorganization, U.S. legislation addressing reincorporation (similar to the proposed legislation discussed below under “—Our Board of Directors may choose to defer or abandon the reorganization”) may become law that does not include an exception for a corporation that reincorporates in a country in which the corporation has substantial business operations and that is effective retroactively to include the reorganization. In such an instance, InterTAN would not be allowed to use its net operating loss carryforwards and foreign tax credits to offset the gain and the related tax from its reincorporation. This would result in a U.S. tax cost to InterTAN of between $10 million and $50 million depending on the value of InterTAN’s assets, which is reflected largely by InterTAN’s stock price, at the time of the reorganization.

Computation of Gain or Loss

The amount of InterTAN’s gain for U.S. federal income tax purposes will be equal to the excess of the fair market value of its assets, the amount of which will be determined by the value of InterTAN’s outstanding shares (other than those shares held by InterTAN Canada), over InterTAN’s adjusted tax basis in its assets. Accordingly, as the price of our stock rises, the taxable gain and resulting tax cost of the reorganization generally increase. To the extent InterTAN’s gain is offset by its net operating loss carryforwards and foreign tax credits, InterTAN’s effective tax rate on the gain will be approximately 2%. InterTAN’s gain in excess of its net operating loss carryforwards and foreign tax credits will be subject to an effective tax rate of approximately 35%. Based on the number of its outstanding shares and tax attributes, InterTAN estimates that its effective tax rate will be approximately 2% of the gain up to and until the price of InterTAN’s common stock on the NYSE reaches approximately $12.50 per share, at which point its net operating loss carryforwards and foreign tax credits will be fully utilized. Any additional gain relating to its stock price exceeding approximately $12.50 per share will be subject to an effective tax rate of approximately 35%. The U.S. Internal Revenue Service could contest the calculation of our gain or the methodologies we have used to calculate it. For a detailed discussion of the calculation of InterTAN’s gain, see “Material Income Tax Consequences of the Reorganization—Material United States Federal Income Tax Consequences—Taxation of InterTAN”.

The reorganization could result in corporate level Canadian tax liability.

Based on the current provisions of the Income Tax Act (Canada) (“the Canadian Tax Act”) and the Canada-United States Income Tax Convention (1980) (the “Treaty”), and any amendments to either the Canadian Tax Act or the Treaty announced prior to the date hereof, we expect that the reorganization will not result in any material Canadian federal income tax liability to any of InterTAN, InterTAN Canada, NexxTech or the merger sub. The Canada Customs and Revenue Agency (the “CCRA”), however, could disagree with this view and could take the position that material Canadian federal income tax liabilities or amounts on account thereof are payable by any one or more of these companies as a result of the reorganization. If the CCRA were to claim that Canadian federal income tax liabilities or amounts on account thereof were due, we expect that we would contest such assessment. To contest such assessment, we would be required to remit cash or provide security of the amount in dispute or such lesser amount as permitted under the Canadian Tax Act and acceptable to the CCRA to prevent the CCRA from seeking enforcement actions pending our dispute of such assessment. We are required to notify the CCRA, no later than 10 days after implementation of the reorganization, of the liquidation of InterTAN into NexxTech. This notification could lead the CCRA to review the reorganization earlier than would otherwise be expected.

Our Board of Directors may choose to defer or abandon the reorganization.

        The reorganization may be deferred or abandoned, at any time, by action of our Board of Directors, whether before or after the stockholders’ meeting. While we currently expect the reorganization to take place as soon as practicable after adoption of the Agreement and Plan of Merger at the stockholders’ meeting, the Board of Directors may defer the reorganization for a significant time after the stockholders’ meeting or may abandon the reorganization because, among other reasons, of an increase in our estimated cost of the reorganization, including U.S. or Canadian tax costs, changes in existing or proposed tax legislation or a determination by the Board of Directors that the reorganization would not be in the best interests of InterTAN or its stockholders or that the reorganization would have material adverse consequences to InterTAN or its stockholders.

In particular, changes in, or uncertainty surrounding, proposed United States tax legislation could cause our Board of Directors to choose to defer or abandon the reorganization. Transactions in which corporations have reincorporated outside the United States have been a focus of proposed U.S. legislation since March 2002. In general, the proposed legislation would deny a corporation that reincorporates outside the United States certain deductions, including net operating loss carryforwards, and the use of foreign tax credits, to offset its gain and the related tax realized in connection with the reincorporation. The proposed legislation addressing reincorporations has typically provided for a retroactive effective date. Prior to July 25, 2003, five of the last six proposed bills included an exception from such legislation for a corporation that reincorporated in a country in which the corporation had substantial business operations. On July 25, 2003, however, the Chairman of the House Ways and Means Committee, William Thomas, introduced a bill that did not provide a similar exception, although amendments to the bill subsequently did provide such an exception. In the fall of 2003, the Chairman of the Senate Committee on Finance, Charles Grassley, introduced a bill addressing corporate reincorporation transactions that included an exception for a corporation that reincorporated in a country in which it had substantial business operations. The bill currently before the Senate Committee on Finance also contains an exception for a corporation that reincorporates in a country where it has substantial business operations. Since all of InterTAN’s business operations are in Canada and NexxTech will be a Canadian corporation, we do not believe that InterTAN would be subject to the recently proposed legislation in the House (as amended) or the Senate under the exceptions for substantial business operations. However, if legislation were passed without such an exception and were effective on or before the effective date of InterTAN’s reorganization, InterTAN would not be allowed to use its net operating loss carryforwards and foreign tax credits to offset the gain and the related tax resulting from the reorganization. As noted above, this would result in a U.S. tax cost to InterTAN of between $10 million and $50 million depending on the value of InterTAN’s assets, which is reflected largely by InterTAN’s stock price, at the time of the reorganization. As a consequence, the Board of Directors may choose to defer or abandon the reorganization until or unless legislation addressing corporate reincorporation transactions and containing an exception for a corporation that reincorporates in a country in which it has substantial business operations were to become law.

InterTAN’s U.S. stockholders could incur tax liability if the reorganization does not qualify as a tax-free reorganization.

The reorganization is intended to be treated as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code and to be generally free of U.S. federal income taxes to the stockholders of InterTAN. InterTAN’s U.S. tax counsel will opine that, in the best judgment of such counsel, the reorganization should qualify as a tax-free reorganization for federal income tax purposes. If the reorganization were to fail to qualify as a tax-free reorganization, InterTAN’s U.S. stockholders would have to recognize gain or loss equal to the difference between the fair market value of the NexxTech common shares they receive in the merger and the tax basis in their InterTAN common stock.

Changes in foreign laws, including tax law changes, could adversely affect NexxTech, its subsidiaries and its shareholders.

Changes in tax laws, treaties or regulations or the interpretation or enforcement thereof could adversely affect the tax consequences of the reorganization to NexxTech and its shareholders. In addition, the U.S. Internal Revenue Service, Canada Customs and Revenue Agency, or other taxing authorities may not agree with our assessment of the effects of such laws, treaties and regulations, which could have a material adverse effect on the tax consequences of the reorganization.

In addition, as a corporation incorporated under the Canada Business Corporations Act, NexxTech will become subject to changes in the laws of Canada and your rights as a shareholder of NexxTech could change after the reorganization as a result of such changes.

The expected benefits of the reorganization may not be realized.

We have presented in this proxy statement the anticipated benefits of the reorganization. Many factors could affect the outcome of the reorganization, and some or all of the anticipated benefits of the reorganization may not occur. NexxTech may not generate the level of capital markets interest anticipated in connection with being regarded as a “mid-cap” company in the context of the Canadian capital markets. The opportunity for acquisitions by NexxTech may not materialize or may not result in substantial benefits for NexxTech or its shareholders. Additionally, as discussed above and in more detail below, the tax implications to NexxTech are subject to change. To learn more about the tax implications, see “Material Income Tax Consequences of the Reorganization” beginning on page 26.

Your rights as a stockholder of InterTAN will change as a result of the reorganization.

Because of the differences between Delaware law and Canadian law and certain differences between the governing documents of InterTAN and NexxTech, your rights as a stockholder will change if the reorganization is completed. For a detailed discussion of these differences, see “Comparison of Rights of Stockholders/Shareholders” beginning on page 38.

The enforcement of civil liabilities against NexxTech may be more difficult.

Because NexxTech will be a Canadian corporation, investors could experience more difficulty enforcing judgments obtained against NexxTech in U.S. courts than would currently be the case for U.S. judgments obtained against InterTAN. In addition, it may be more difficult to bring some claims against NexxTech in Canadian courts than it would be to bring similar claims against a U.S. company in a U.S. court.

The market for NexxTech shares may differ from the market for InterTAN shares.

The NexxTech common shares have been authorized for listing on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “NEX”. However, the market prices, trading volume and volatility of the NexxTech shares could be different from those of the InterTAN shares.

NexxTech may never be converted into an income trust.

InterTAN has discussed from time to time the possibility of converting NexxTech into an income trust following the reorganization, and we believe that NexxTech, as a Canadian corporation, would be in an advantageous position for such a conversion. However, before such a conversion could occur, a majority of the NexxTech shares would have to be owned by Canadian residents and certain other conditions would have to be satisfied, including shareholder approval and that the Board of Directors of NexxTech would need to conclude that a conversion transaction would be in the best interests of NexxTech and its shareholders. Currently, a substantial majority of our common stock is owned by holders we believe to be non-residents of Canada. Accordingly, we cannot give any assurances regarding when such a conversion could take place, or whether it will ever occur.

Additional risk factors are contained in documents incorporated by reference.

This proxy statement incorporates additional documents by reference which contain additional risk factors that may affect your decision. For instructions on obtaining the documents incorporated by reference, see “Where You Can Find More Information” on page 58.

VOTING SECURITIES

Our only outstanding voting security is InterTAN common stock. Only holders of record of such common stock at the close of business on [                    ], 2004, the record date for the stockholders’ meeting, are entitled to notice of and to vote at the meeting. On the record date for the stockholders’ meeting there were [                    ] shares of InterTAN common stock outstanding, [                    ] of which were entitled to vote at the meeting. A majority of the shares of common stock entitled to vote at the meeting, present in person or represented by proxy, is necessary to constitute a quorum. Each share of common stock is entitled to one vote. The merger cannot be completed unless the holders of a majority of such shares of common stock entitled to vote at the meeting vote to adopt the Agreement and Plan of Merger. Under Delaware law, InterTAN Canada, as a wholly-owned subsidiary of InterTAN, is not entitled to vote the 5,534,100 shares of InterTAN common stock it owns. The holders of InterTAN common stock do not have appraisal rights under Delaware law with respect to the merger.

THE REORGANIZATION

Introduction

The reorganization of InterTAN described in this proxy statement consists of the merger and the subsequent steps described below. If the Agreement and Plan of Merger is adopted by the stockholders, it is anticipated that the merger and all the subsequent steps will be completed if the Board elects to proceed. As a result of this reorganization, NexxTech and its subsidiaries will continue to conduct the business operations currently conducted by InterTAN and its subsidiaries. InterTAN’s Board of Directors has unanimously approved and recommends that you approve the proposed merger by adopting the Agreement and Plan of Merger.

The merger itself involves several steps. First, we have formed NexxTech under the Canada Business Corporations Act as a direct subsidiary of InterTAN, with InterTAN holding one redeemable retractable preference share issued by NexxTech. NexxTech, in turn, has formed the merger sub under the laws of Delaware. Following the stockholders’ meeting, assuming we have obtained the requisite stockholder approval and that our Board of Directors elects to proceed, the merger sub will merge with and into InterTAN, with InterTAN surviving the merger as a wholly-owned subsidiary of NexxTech, and the holders of common stock of InterTAN immediately prior to the merger, other than InterTAN treasury stock and shares of InterTAN common stock held by InterTAN Canada, will receive NexxTech common shares. In the merger, the InterTAN treasury stock will be cancelled without consideration, and InterTAN Canada will receive, for the InterTAN common stock held by it, a subordinated promissory demand note issued by NexxTech with a principal amount equal to the value of the shares of InterTAN common stock held by InterTAN Canada as of the effective time of the merger. In consideration of NexxTech issuing such promissory demand note to InterTAN Canada, and NexxTech common shares to the other holders of InterTAN common stock, InterTAN will issue to NexxTech a number of shares of common stock of InterTAN equal to the number of shares of InterTAN common stock issued and outstanding, including those held by InterTAN Canada, immediately prior to the merger (which shares will have a fair market value equal to the fair market value of the NexxTech common shares and subordinated promissory demand note issued in the merger).

Immediately following the merger we plan to complete the reorganization by carrying out the transactions we refer to as the “subsequent steps”. The one issued and outstanding redeemable retractable NexxTech preference share held by InterTAN will be redeemed at that time by NexxTech for nominal consideration. We will then liquidate InterTAN into NexxTech, and amalgamate InterTAN Canada with NexxTech, at which time the subordinated promissory demand note NexxTech issued to InterTAN Canada in the merger will be cancelled.

After the reorganization you will own an interest in NexxTech, which will be managed by the same Board of Directors and officers that currently manage InterTAN. InterTAN has retained a search firm to identify potential members of NexxTech’s Board of Directors who are Canadian citizens and residents. Depending on the duration of the search, such directors may not join the NexxTech Board until after completion of the reorganization. NexxTech and its subsidiaries will continue to engage in the same business conducted by InterTAN and its subsidiaries prior to the reorganization, and will have the same assets and employees as InterTAN and its subsidiaries. The number of shares you own will not change as a result of the reorganization. The merger will be effected pursuant to the Agreement and Plan of Merger, which is the legal document providing all of the terms and conditions of the merger. A copy is attached hereto as Annex A and forms part of this proxy statement. WE ENCOURAGE YOU TO READ THE ENTIRE AGREEMENT AND PLAN OF MERGER CAREFULLY.

Background and Reasons for the Reorganization

InterTAN was incorporated in the State of Delaware in June 1986 in order to receive from RadioShack Corporation (“RadioShack U.S.A.”), formerly named Tandy Corporation, the assets and businesses of its foreign retail operations, conducted in Canada under the “RadioShack” trade name and in Australia, the United Kingdom and Europe under the “Tandy” and “Tandy Electronics” trade names. Following the transfer of assets, in January 1987 RadioShack U.S.A. distributed shares of InterTAN common stock to the RadioShack U.S.A. stockholders in a tax-free distribution on the basis of one InterTAN share for every ten RadioShack U.S.A. shares held. Thus RadioShack U.S.A. effected a spin-off and divestiture of these foreign retail operations and its then ownership interest in InterTAN and its operations, thereby constituting InterTAN as an independent public corporation. InterTAN’s operations in continental Europe were closed during fiscal years 1993 and 1994. During fiscal year 1999, InterTAN sold its subsidiary in the United Kingdom. InterTAN sold its subsidiary in Australia during fiscal year 2001. In April 2002, InterTAN acquired selected assets and retail locations of Battery Plus, a specialty retailer of batteries and other consumer electronics products in Canada. As a result of these transactions, all the operations of InterTAN are now conducted in Canada through its wholly-owned subsidiary, InterTAN Canada.

InterTAN Canada is now engaged principally in the sale of consumer electronics products and services through company-operated retail stores and dealer outlets. InterTAN Canada also operates wireless telecommunications stores under a contract with Rogers Wireless Inc., which contract was renewed in June 2001 for a five-year term commencing in January 2002. InterTAN’s ongoing retail operations are conducted under the trade names “RadioShack”, “Battery Plus” and “Rogers Plus”.

InterTAN believes there are several reasons the reorganization will be advantageous, including:

•	All of InterTAN’s operations are in Canada, its revenues are all in Canadian dollars, its business prospects depend entirely on the Canadian marketplace and its management is located in Canada.

•	The Board of Directors and management of InterTAN believe the Canadian capital markets would be more receptive to a Canadian corporation. Because InterTAN Canada’s businesses are well known in Canada and the Canadian capital markets are generally receptive to new issuances by Canadian corporations, it is anticipated that the Canadian capital markets would be amenable to NexxTech. NexxTech would be regarded, in the Canadian capital markets, as a ”mid-cap” company. As a Canadian corporation, NexxTech’s shares would not be foreign property for purposes of Canadian federal income tax laws. This status may make NexxTech a more attractive investment for certain Canadian resident institutional and retail investors, including individuals who invest through Canadian registered retirement savings plans (or “RRSP”), which are subject to restrictions on investment in foreign property. A Canadian RRSP is similar to a U.S. 401(k) plan.

•	The reorganization may facilitate the acquisition by NexxTech of other businesses in Canada as opportunities arise, and therefore make it easier to achieve growth through acquisitions. We believe that if NexxTech were to issue its own shares as acquisition consideration, it would be able to provide vendors of businesses with tax-deferred “roll-over” treatment for Canadian federal income tax purposes.

•	Certain expenses incurred by InterTAN (including securities regulatory filing fees, director fees, liability insurance premiums and other professional fees) are currently not deductible for U.S. income tax purposes because we have only nominal income against which such expenses may be deducted. Following the reorganization, the expenses incurred by NexxTech will be deductible for Canadian federal income tax purposes against the revenue stream generated through its operations in Canada.

•	As a Canadian corporation, NexxTech would be in an advantageous position for possible future conversion into a public investment vehicle known as an income trust, a form of entity with income-yielding securities that has gained popularity in Canada. Although InterTAN has not yet concluded whether it would be appropriate to attempt to convert NexxTech into an income trust, it is considered to be an attractive possibility.

We cannot assure you, however, that any of the anticipated benefits of the reorganization will be realized. Please review and carefully consider the risk factors we describe starting on page 16.

Steps in the Reorganization

Several steps are required to complete the reorganization, including the merger and the subsequent steps described below. Our current expectation is that if the merger is effected, the subsequent steps will be completed.

The Merger

The steps in the merger are:

•	InterTAN has formed NexxTech, with InterTAN holding one redeemable retractable preference share issued by NexxTech.

•	NexxTech, in turn, has formed the merger sub.

•	Following the stockholders’ meeting, provided we have obtained the requisite stockholder approval and our Board of Directors elects to proceed, the merger sub will merge with and into InterTAN, with InterTAN surviving as a wholly-owned subsidiary of NexxTech.

•	In the merger, each issued or outstanding share of InterTAN common stock (other than shares held by InterTAN in treasury and by InterTAN Canada) will be converted into the right to receive one NexxTech common share, which shares NexxTech will issue as part of the merger. This will result in each holder of InterTAN common stock other than InterTAN Canada receiving one NexxTech common share for each share of InterTAN common stock held immediately prior to the merger. Furthermore, each issued share of InterTAN common stock held by InterTAN as a treasury share will automatically be cancelled and retired and will cease to exist, without consideration being delivered for such cancellation.

•	In the merger, the issued and outstanding shares of InterTAN common stock that are owned by InterTAN Canada immediately prior to the merger will be converted into the right to receive a subordinated promissory demand note of NexxTech, which note NexxTech will issue as part of the merger. The subordinated note will have a principal amount equal to the amount determined by multiplying the number of shares of InterTAN common stock held by InterTAN Canada immediately prior to the effective time of the merger by the average of the closing prices of InterTAN common stock on the New York Stock Exchange on the five trading days immediately preceding the effective time of the merger.

•	In consideration of the issuance by NexxTech of (i) the subordinated promissory demand note to InterTAN Canada, and (ii) its common shares to the other holders of outstanding InterTAN common stock, InterTAN will issue to NexxTech a number of shares of common stock of InterTAN equal to the number of shares of InterTAN common stock issued and outstanding, including those held by InterTAN Canada, immediately prior to the effective time of the merger (which shares will have a fair market value equal to the fair market value of the NexxTech common shares and subordinated promissory demand note issued in the merger).

•	In the merger, each issued and outstanding share of common stock of the merger sub held by NexxTech will be converted into the right to receive one share of preferred stock of InterTAN, which shares InterTAN will issue to NexxTech as part of the merger.

The Agreement and Plan of Merger may be amended, modified or supplemented at any time before or after it is adopted by the stockholders of InterTAN. However, after adoption, no amendment, modification or supplement may be made or effected that requires further approval by InterTAN stockholders without obtaining that approval.

The Subsequent Steps

Immediately following the merger, the one issued and outstanding redeemable retractable NexxTech preference share held by InterTAN will be redeemed by NexxTech for nominal consideration.

Immediately following the redemption of the NexxTech preference share, we plan to liquidate InterTAN into NexxTech, and then to amalgamate InterTAN Canada with NexxTech, at which time the subordinated promissory demand note NexxTech issued to InterTAN Canada in the merger will be cancelled. Prior to such amalgamation, InterTAN Canada will be continued as a corporation under the Canada Business Corporations Act and, accordingly, will cease to be a corporation governed by the laws of the Province of British Columbia.

Possible Abandonment of the Reorganization

The Board of Directors of InterTAN may terminate the Agreement and Plan of Merger and abandon the merger and related subsequent steps at any time prior to the effectiveness of the merger, including after adoption of the Agreement and Plan of Merger by InterTAN’s stockholders.

Additional Agreements

In connection with the reorganization, InterTAN and NexxTech have agreed, among other things, that:

•	InterTAN will take steps to ensure that resales of securities by affiliates will be made pursuant to an effective registration statement or in compliance with Rule 145 under the Securities Act of

1933 (the “Securities Act”) or an exemption from the registration requirements under the Securities Act;

•	NexxTech will assume all employee benefit and compensation plans and agreements of InterTAN and its subsidiaries, including the Deferred Compensation Plan and executive employment agreements (but excluding the InterTAN, Inc. Restricted Stock Unit Plan, which will be terminated, and the InterTAN, Inc. Amended and Restated Stock Purchase Program, which will be terminated and replaced with a NexxTech Stock Purchase Program that will be substantially similar); and

•	NexxTech will assume the debt and other obligations of InterTAN Canada and InterTAN under InterTAN Canada’s credit agreement with The Bank of Nova Scotia.

In addition, NexxTech will enter into indemnity agreements with those directors and executive officers who currently have indemnity agreements with InterTAN, upon terms substantially similar to the InterTAN agreements.

InterTAN and certain of its executive officers will enter into agreements under the Deferred Compensation Plan and amendments to the executives’ employment agreements pursuant to which the parties will agree that the merger will not constitute a change of control for the purposes of such plan and such agreements.

NexxTech has also adopted a shareholder rights plan to effect the issuance of NexxTech common share purchase rights. The terms of the rights are comparable to those contemplated under rights plans adopted by other major Canadian corporations. The InterTAN preferred stock purchase rights will expire immediately prior to the effective time of the merger. Please see “Description of Common Shares of NexxTech—Shareholder Rights Plan”.

Conditions to Completion of the Reorganization

The reorganization will not be completed unless, among other things, the following conditions are satisfied or, if allowed by law, waived:

•	the Agreement and Plan of Merger has been adopted by the requisite vote of stockholders of InterTAN;

•	none of the parties to the Agreement and Plan of Merger is subject to any decree, order or injunction that prohibits the consummation of the merger;

•	the registration statement of which this proxy statement is a part has been declared effective by the Securities and Exchange Commission and no stop order is in effect;

•	the NexxTech common shares to be issued pursuant to the merger have been authorized for listing on the New York Stock Exchange and the Toronto Stock Exchange, subject to official notice of issuance;

•	all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of InterTAN, NexxTech or their subsidiaries to consummate the reorganization have been obtained or made;

•	all consents required under instruments evidencing material amounts of indebtedness and all material consents required under other material contracts with InterTAN or its subsidiaries have been obtained;

•	InterTAN and NexxTech have received an opinion from Thompson & Knight L.L.P., their U.S. counsel, confirming, as of the effective time of the merger, the matters discussed under “Material Income Tax Consequences of the Reorganization—Material United States Federal Income Tax Consequences”;

•	InterTAN and NexxTech have received an opinion from Osler, Hoskin & Harcourt LLP, their Canadian counsel, confirming, as of the effective time of the merger, the matters discussed under “Material Income Tax Consequences of the Reorganization—Material Canadian Federal Income Tax Consequences”; and

•	InterTAN and NexxTech have received opinions from Thompson & Knight L.L.P. and Osler, Hoskin & Harcourt LLP covering, respectively, certain other U.S. and Canadian legal matters.

InterTAN and its subsidiaries are parties to certain agreements that require the consent of third parties prior to implementation of the reorganization. We have received some of these consents and believe that we will obtain all of the remaining material consents required prior to the completion of the reorganization, and that the failure to obtain any other consents will not have a material adverse effect on our business or our ability to complete the reorganization.

Effective Time

We anticipate that the merger will become effective and the reorganization will be completed as soon as practicable following adoption of the Agreement and Plan of Merger by our stockholders at the stockholders’ meeting. Our Board of Directors will have the right, however, to defer or abandon the reorganization at any time if it concludes that completion of the reorganization would not be in the best interests of InterTAN or our stockholders.

Management of NexxTech

The current directors and officers of NexxTech are the same as the current directors and officers of InterTAN. If the merger is effected, the members of the NexxTech Board of Directors will serve until the earlier of the next meeting of shareholders at which an election of directors is required or until their successors are elected, and the officers will serve until their successors are elected. InterTAN has retained a search firm to identify potential additional members of NexxTech’s Board of Directors who are Canadian citizens and residents. Depending on the duration of the search, such directors may not join the NexxTech Board until after completion of the reorganization. Because NexxTech will not have a classified Board, all directors, including any newly added directors, will stand for reelection at NexxTech’s first annual meeting.

Recommendation and Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of InterTAN common stock entitled to vote at the stockholders’ meeting is required for adoption of the Agreement and Plan of Merger. Our Board of Directors has unanimously declared that the merger and the Agreement and Plan of Merger are advisable and in the best interests of InterTAN and our stockholders. Accordingly, the Board of Directors unanimously recommends that stockholders vote FOR adoption of the Agreement and Plan of Merger.

Regulatory Approvals

The only governmental or regulatory approvals or actions that are required to complete the reorganization are compliance with U.S. federal and state securities laws, New York Stock Exchange and Toronto Stock Exchange rules and regulations, Canadian provincial and territorial securities laws and Delaware, British Columbia and Canadian corporate law (including the filing with the Secretary of State of the State of Delaware of a certificate of merger and a certificate of dissolution, and the filing with Industry Canada of articles of continuance and articles of amalgamation).

Rights of Dissenting Stockholders

Under Delaware law, you will not have dissenters’ appraisal rights in connection with the merger because, among other reasons, the NexxTech shares you receive in the merger will be listed on the New York Stock Exchange.

No Requirement to Exchange Certificates

Stock certificates representing shares of InterTAN common stock, and the associated InterTAN preferred stock purchase rights, will, at the effective time of the merger, automatically represent the right to receive the same number of NexxTech common shares, which shares will be issued by NexxTech in the merger along with the associated NexxTech common share purchase rights. You will not be required to exchange your stock certificates as a result of the reorganization. Should you desire to sell some or all of your NexxTech common shares after the effective time of the merger, delivery of the stock certificate or certificates that previously represented InterTAN shares will be sufficient.

Following the reorganization, certificates bearing the name of NexxTech will be issued in the normal course upon surrender for transfer or exchange of outstanding certificates bearing the name of InterTAN. If you surrender a certificate that previously represented InterTAN shares for transfer or exchange and new certificates are to be issued in a name other than that appearing on the surrendered certificate, it will be a condition to the transfer or exchange that the surrendered certificate be accompanied by (i) all documents required to evidence and effect the transfer, and (ii) evidence that any applicable stock transfer taxes have been paid.

Stock Compensation and Benefit Plans

As part of the reorganization, all employee benefit plans of InterTAN and InterTAN Canada, including the Deferred Compensation Plan and executive employment agreements (other than the InterTAN, Inc. Restricted Stock Unit Plan, which will be terminated, and the InterTAN, Inc. Amended and Restated Stock Purchase Program, which will be terminated and replaced with a new NexxTech Stock Purchase Program), will be adopted and assumed by NexxTech, and NexxTech common shares will thereafter be issued, held available or used to measure benefits, as appropriate, under the plans in lieu of InterTAN shares, including upon the exercise of any options issued under the plans. Adoption by stockholders of the Agreement and Plan of Merger will also constitute any required shareholder approval of NexxTech’s adoption and assumption of plans in connection with the reorganization. Plans that provide benefits to employees of InterTAN and its operating subsidiaries will continue to provide benefits to such employees subsequent to their adoption and assumption by NexxTech. Under the terms of InterTAN’s existing stock option plans, options to purchase approximately 231,000 shares of stock will vest on an accelerated basis as a result of the merger.

Stockholder/Shareholder Rights Plans

InterTAN has a stockholder rights plan under which preferred stock purchase rights are issued to stockholders of InterTAN at the rate of one right for each outstanding share of InterTAN common stock. NexxTech has a shareholder rights plan that provides for the issuance of new common share purchase rights that will attach to all NexxTech common shares issued in connection with the merger and thereafter.

InterTAN’s stockholder rights plan has been amended to provide that the existing rights will expire immediately prior to the effective time of the merger. This amendment of the InterTAN stockholder rights plan will not result in the issuance of any stock pursuant to the rights or trigger redemption of the rights and will terminate the InterTAN stockholder rights plan at the effective time of the merger. Adoption by stockholders of the Agreement and Plan of Merger will also constitute any required stockholder approval of the amendment to the InterTAN stockholder rights plan, and will constitute shareholder approval, with respect to NexxTech, of the adoption by NexxTech’s Board of Directors of NexxTech’s shareholder rights plan.

For additional details, please see “Description of Common Shares of NexxTech—Shareholder Rights Plan”, “Comparison of Rights of Stockholders/Shareholders—Shareholder Rights Plan” and the full text of NexxTech’s shareholder rights plan, a copy of which is attached to this proxy statement as Annex D.

Stock Exchange Listings

InterTAN common stock is currently listed on the New York Stock Exchange under the symbol “ITN” and on the Toronto Stock Exchange under the symbol “ITA”. There is currently no established public trading market for the NexxTech common shares. The NexxTech common shares have been authorized for listing on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “NEX”, subject to official notice of issuance.

Dividends

InterTAN has never declared or paid any cash dividends on its common stock, and we do not intend to pay any cash dividends on our common stock in the near term. If the reorganization is completed, NexxTech anticipates that it will not pay any dividends on its common shares in the near term.

Accounting Treatment of the Reorganization

Because the reorganization will be accounted for as a reorganization of entities under common control, there will be no comprehensive revaluation of InterTAN’s assets and liabilities. All of the assets and liabilities of InterTAN will be transferred to and assumed by NexxTech, and NexxTech’s shareholders’ equity immediately after the reorganization will be the same as InterTAN’s stockholders’ equity immediately prior to the reorganization. InterTAN’s treasury shares will be cancelled in connection with the reorganization, and immediately after the reorganization the sum of NexxTech’s common equity and retained earnings accounts will include the balances of InterTAN’s treasury share and treasury share cost accounts.

We estimate that as a result of the reorganization, InterTAN will incur a U.S. federal income tax expense of between $3.1 million and $6.3 million. See “Material Income Tax Consequences of the Reorganization—Material United States Federal Income Tax Consequences—Taxation of InterTAN”. This liability will be assumed by NexxTech in connection with the liquidation of InterTAN.

Possible Future Conversion Into an Income Trust

We have considered and are continuing to consider a transaction pursuant to which NexxTech would become an income trust at some date following the reorganization. Generally, an income trust is an investment vehicle that distributes cash from an operating entity to investors, and this form of entity has gained popularity in Canada. We are not asking you to consider such a conversion transaction at this time, and we cannot assure you that NexxTech will ever be converted into an income trust.

Prior to converting into an income trust, however, if NexxTech’s Board of Directors were to elect to proceed with a conversion, the ownership of the company’s shares would have to migrate such that a majority of the NexxTech shares were owned by Canadian residents. Currently, a substantial majority of our common stock is owned by holders we believe to be non-residents of Canada. Additionally, such conversion transaction would have to be approved by a two-thirds majority of the votes cast by NexxTech shareholders, either in person or by proxy, at a meeting duly called to consider the conversion transaction.

MATERIAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Thompson & Knight L.L.P., counsel to InterTAN and NexxTech, the following discussion sets forth the material U.S. federal income tax consequences to U.S. holders (as defined below) of InterTAN common stock with respect to the reorganization and the ownership and disposition of NexxTech common shares.

This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to approve the reorganization or to own or dispose of NexxTech common shares. In particular, this discussion deals only with holders who hold InterTAN common stock, and will hold NexxTech common shares, as capital assets. This discussion does not address the tax treatment of the reorganization or of the ownership and disposition of NexxTech common shares under applicable state or local tax laws or the laws of any jurisdiction other than the United States.

In addition, this summary does not address federal alternative minimum tax consequences and does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances, or to holders subject to special treatment under U.S. federal income tax law, such as:

•	securities dealers, financial institutions, insurance companies, or tax exempt organizations;

•	holders who are holding shares as part of a hedging or larger integrated financial or conversion transaction;

•	holders whose functional currency is a currency other than the U.S. dollar; and

•	holders who are holding shares pursuant to selected retirement plans, pursuant to the exercise of employee stock options or otherwise as compensation.

This discussion is based on current provisions of the U.S. Internal Revenue Code, current and proposed Treasury regulations, and administrative and judicial interpretations as of the date of this proxy statement, all of which are subject to change or reinterpretation by the U.S. Treasury Department or courts, possibly on a retroactive basis. InterTAN holders should note that no rulings have been or are expected to be sought from the U.S. Internal Revenue Service with respect to any of the U.S. federal income tax consequences of the reorganization.

“U.S. holder” means a beneficial owner of InterTAN common stock or NexxTech common shares who is:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any State thereof, unless, in the case of a partnership, future Treasury regulations presently authorized under the Internal Revenue Code otherwise provide;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Taxation of InterTAN Stockholders

The Reorganization.

In the opinion of Thompson & Knight L.L.P., counsel to InterTAN and NexxTech, the merger of the merger sub with and into InterTAN, followed by the liquidation of InterTAN into NexxTech and the subsequent amalgamation of NexxTech with InterTAN Canada, should qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Because of the lack of legislative, judicial and administrative authority directly on point, counsel is unable to opine that the reorganization will qualify as a reorganization for federal income tax purposes. Although counsel believes it is highly unlikely, the Internal Revenue Service could determine that the reorganization does not meet the requirements of Section 368(a) of the Internal Revenue Code.

Assuming the reorganization meets the requirements of Section 368(a) of the Internal Revenue Code, a U.S. holder will not recognize any gain or loss on the deemed exchange of such holder’s shares of InterTAN common stock for NexxTech common shares. An exchanging holder’s tax basis and holding period with respect to the holder’s NexxTech common shares will be the same as such holder’s tax basis and holding period for the shares of InterTAN common stock exchanged therefor. If the U.S. Internal Revenue Service were to conclude that the reorganization was not a tax-free reorganization, a U.S. holder would have to recognize gain or loss on the deemed exchange of such holder’s shares of InterTAN common stock for NexxTech common shares. Such gain or loss would be an amount equal to the difference between the U.S. holder’s amount realized (the fair market value of the NexxTech common shares received) and the U.S. holder’s tax basis in the InterTAN common stock exchanged. In such a case, the U.S. holder would have a basis in the holder’s NexxTech common shares equal to the fair market value of those shares, and the holding period of those shares would begin the day after the date of the merger.

Notwithstanding the foregoing, a U.S. holder who directly, indirectly or by attribution owns 10% or more (by vote or value) of the outstanding stock of InterTAN at the effective time of the reorganization will be treated as if such holder directly owned a portion of InterTAN’s intangibles, if any, and transferred such portion to NexxTech in exchange for a series of annual royalty payments that are commensurate with the income earned from such intangibles and that continue throughout the useful life of such intangibles (but in no event for more than 20 years). These “deemed” royalty payments will be taxable each year as ordinary income, notwithstanding that no actual royalty payments will ever be received by such holder. InterTAN believes that it currently has no or nominal intangible assets.

A U.S. holder will be required to file an information statement with such holder’s U.S. federal income tax return for the taxable year in which the reorganization occurs. InterTAN intends to cause the information required to file such statement to be provided to each U.S. holder.

After the Reorganization.

Passive Foreign Investment Company Rules. A foreign corporation will constitute a “passive foreign investment company” (“PFIC”) under the Internal Revenue Code with respect to a taxable year if 75% or more of its gross income for such taxable year consists of passive income (the “passive income” test), or 50% or more of its average assets (by value) held during such taxable year consists of passive assets (the “passive asset” test). InterTAN believes that NexxTech will not be a PFIC in any taxable year.

If a U.S. holder is treated as owning PFIC stock, such holder will be subject to special rules, generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that such holder could derive from investing in a foreign investment company that does not distribute all of its earnings on a current basis. If NexxTech is a PFIC, then unless the U.S. holder makes a “qualified electing fund” election (a “QEF Election”) or a “mark-to-

market” election, upon disposition of the NexxTech common shares, or upon receipt of an “excess distribution” from NexxTech (generally, a distribution in excess of 125% of the average annual distributions paid by a foreign corporation in the three preceding taxable years), the U.S. holder generally will be subject to tax as if the gain or distribution were ordinary income earned ratably and subject to tax at the highest rate applicable to the U.S. holder over the period during which the NexxTech common shares were held (including any periods in which NexxTech was not a PFIC) and will be subject to an interest charge on the deferred tax.

A U.S. holder may avoid or mitigate the adverse tax consequences described above by making a QEF Election, which is made on a shareholder-by-shareholder basis and, once made, is effective for all subsequent taxable years of the U.S. holder, unless revoked with the consent of the U.S. Internal Revenue Service. A U.S. holder of NexxTech common shares who makes a QEF Election will be taxed currently on such U.S. holder’s pro rata share of NexxTech’s net ordinary income and net capital gain, if any, in any year in which NexxTech is a PFIC. If a U.S. holder makes a QEF Election for the first taxable year in which, with respect to such holder, NexxTech qualifies as a PFIC, such U.S. holder will not be currently taxable on any portion of NexxTech’s prior undistributed earnings, and will not be subject to any of the adverse PFIC provisions described above, for any taxable year in which NexxTech is not a PFIC.

InterTAN believes that NexxTech will not be a PFIC in any taxable year. Nevertheless, because the determination of PFIC status is based on future events, a U.S. holder may wish to consider whether it should make a QEF Election for the first taxable year in which it owns NexxTech common shares. Should NexxTech be a PFIC in any taxable year, it intends to provide U.S. holders with all information for such holders to make a timely QEF Election for such taxable year.

A U.S. holder may make a QEF Election by filing IRS Form 8621 with such U.S. holder’s income tax return on an annual basis and by maintaining records supporting the information entered on the form.

A U.S. holder may also make a mark-to-market election, in which case the PFIC rules described above will not apply. Instead, in general, an electing shareholder will include in each year as ordinary income the excess, if any, of the fair market value of the NexxTech common shares at the end of the taxable year over their adjusted basis and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the NexxTech common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The electing U.S. holder’s basis in the NexxTech common shares will be adjusted to reflect any such income or loss amounts.

Foreign Personal Holding Company, Personal Holding Company And Controlled Foreign Corporation Rules. Special U.S. federal income tax rules apply to a holder in a foreign personal holding company and to a foreign corporation that is a personal holding company. A foreign corporation will not constitute a foreign personal holding company, or a personal holding company, unless five or fewer individuals own more than 50% of the voting power or the value of its shares. NexxTech believes that it will not be a foreign personal holding company or personal holding company for any taxable year. Special U.S. federal income tax rules also apply to certain holders in a foreign corporation classified as a “controlled foreign corporation” (“CFC”). A foreign corporation will not constitute a CFC unless U.S. shareholders owning more than 10% of its voting power collectively own more than 50% of the total combined voting power or total value of the corporation’s stock. NexxTech does not expect that it will be a CFC for any taxable year.

Taxation of Dividends. U.S. holders are subject to U.S. federal income tax on dividends paid by Canadian corporations. Dividends to the extent of the current or accumulated earnings and profits of the corporation are taxed to individual U.S. holders at a maximum rate of 15% and to corporate U.S. holders at a maximum rate of 35%. Distributions in excess of current or accumulated earnings and profits reduce the U.S. holder’s tax basis in the shares of common stock to the extent of such tax basis, and constitute capital gain realized by the U.S. holder to any greater extent. Canadian withholding taxes paid on any dividend will be treated as foreign income taxes that, subject to generally applicable limitations under U.S. federal income tax law, are eligible for credit against a U.S. holder’s U.S. federal income tax liability.

Dividends paid in Canadian dollars to a U.S. holder will be included in income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date the dividends are received or treated as received by such holder. If a dividend paid to a U.S. holder in Canadian dollars is converted into U.S. dollars on the date received or treated as received, that U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of that dividend.

Under Section 904(g) of the Code, dividends paid by a foreign corporation that is treated as more than 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes, to the extent the foreign corporation earns U.S. source income. Such treatment may adversely affect a U.S. holder’s ability to use foreign tax credits. It is possible that, after the reorganization, NexxTech may be treated as more than 50% owned by U.S. persons for purposes of Section 904(g) of the Code; however, if the reorganization is completed, NexxTech anticipates that it will not pay any dividends on its common shares for the foreseeable future.

Taxation of Dispositions. A U.S. holder will recognize gain or loss upon the sale of NexxTech common shares in an amount equal to the difference between the amount realized and the U.S. holder’s tax basis in the NexxTech common shares sold. A U.S. holder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by the holder. A U.S. holder generally will recognize long-term capital gain or loss upon the sale or exchange of NexxTech common shares held for more than one year. Long-term capital gain recognized by an individual U.S. holder will generally be taxed at a maximum rate of 15%.

Taxation of InterTAN

The Reorganization.

At the time of the reorganization, InterTAN will be treated as if it sold all of its directly owned assets in a fully taxable transaction in which it will recognize gains, if any, but not losses. InterTAN’s U.S. federal income tax liability will depend on a number of factors, including certain tax attributes (including earnings and profits, net operating loss carryforwards and foreign tax credits), the fair market value of its assets, and the prevailing exchange rate of Canadian dollars into U.S. dollars. Based on current information and estimates, InterTAN believes that it will incur a U.S. federal income tax liability of between $3.1 million and $6.3 million at the time of the reorganization, assuming that its stock price on the NYSE is between $10.00 and $13.00 per share. However, this federal income tax liability could be increased materially if (a) the passage of unfavorable reincorporation legislation denied InterTAN the use of its net operating loss carryforwards and foreign tax credits to offset its gain, (b) the fair market value of InterTAN’s assets at the time of the reorganization were determined to be substantially in excess of current estimates, (c) the value of the Canadian dollar relative to the U.S. dollar decreased dramatically, or (d) the amount of InterTAN Canada’s earnings and profits significantly increased. InterTAN believes that the fair market value of its assets at the time of the reorganization should equal its entity value at that time, which will be computed by multiplying the per share price by the total outstanding shares of InterTAN common stock, other than the shares owned by InterTAN Canada. To the extent InterTAN’s gain is offset by its net operating loss carryforwards and foreign tax credits, InterTAN’s effective tax rate on the gain will be approximately 2%. InterTAN’s gain in excess of its net operating loss carryforwards and foreign tax credits will be subject to an effective tax rate of approximately 35%. Based on the number of its outstanding shares and tax attributes, InterTAN estimates that its effective tax rate will be approximately 2% of the gain up to and until the price of InterTAN’s common stock reaches approximately $12.50 per share, at which point its net operating loss carryforwards and foreign tax credits will be fully utilized. Any additional gain relating to its stock price exceeding approximately $12.50 per share will be subject to an effective tax rate of approximately 35%. Although InterTAN’s management believes that its valuation method is reasonable, the U.S. Internal Revenue Service could contest InterTAN’s calculation of our gain or the methodologies we have used to calculate it.

After the Reorganization.

After the reorganization, NexxTech will be subject to U.S. federal income tax only to the extent that it earns U.S. source income that is subject to U.S. withholding tax or income that is effectively connected with the conduct of a trade or business within the United States and is not exempt from U.S. tax under an applicable U.S. income tax treaty. NexxTech does not expect to conduct a trade or business within the United States.

U.S. Backup Withholding Tax and Information Reporting

Generally, 28% backup withholding tax and information reporting requirements will apply to dividends paid on NexxTech common shares to a non-corporate U.S. holder, if such holder fails to provide a correct taxpayer identification number and other information or fails to comply with certain other requirements. The proceeds from the sale of NexxTech common shares by a U.S. holder will be subject to U.S. backup withholding tax and information reporting, unless the holder has provided the required certification or has otherwise established an exemption.

A U.S. holder can establish an exemption from the imposition of backup withholding tax by providing a duly completed IRS Form W-9 to the holder’s broker or paying agent, reporting the holder’s taxpayer identification number (which for an individual will be his or her social security number), or by otherwise establishing its corporate or exempt status.

Any amounts withheld under the backup withholding tax rules from a payment to a holder will be allowed as a refund or a credit against such holder’s U.S. federal income tax, provided that the required information is furnished to the U.S. Internal Revenue Service.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Osler, Hoskin & Harcourt LLP, counsel to InterTAN and NexxTech, the following is a general summary of the principal Canadian federal income tax considerations generally applicable to a person who acquires NexxTech common shares in exchange for InterTAN common stock as part of the reorganization and who, at all relevant times, for purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”), holds such InterTAN common stock and NexxTech common shares as capital property, deals at arm’s length with InterTAN and NexxTech, and is not a financial institution as defined in the Canadian Tax Act for purposes of the mark-to-market rules (a “Holder”). This summary does not apply to a Holder with respect to whom InterTAN is or will be a foreign affiliate within the meaning of the Canadian Tax Act.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, Holders are urged to consult their own tax advisors with respect to their particular circumstances.

This summary, and all other statements relating to, or in respect of, Canadian federal income tax in this document, are based upon the current provisions of the Canadian Tax Act, the regulations thereunder, all specific proposals to amend the Canadian Tax Act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof, and counsel’s understanding of the current administrative practices published by the Canada Customs and Revenue Agency. This summary and all other such statements, are also based on the current provisions of the Canada-United States Income Tax Convention (1980) (the “Treaty”). This summary, and all other such statements, do not otherwise take into account or anticipate any changes in law or practice, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign income tax considerations.

For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of InterTAN common stock or NexxTech common shares, including dividends, adjusted cost base and proceeds of disposition, must be expressed in Canadian dollars and therefore must generally be converted into Canadian dollars at the time such amounts arise.

Residents of the United States

The following portion of the summary is generally applicable to a Holder who, for purposes of the Canadian Tax Act and the Treaty, at all relevant times, is a resident of the United States, is not (and is not deemed to be) a resident of Canada, does not have a “permanent establishment” or “fixed base” in Canada, does not use or hold, and is not deemed to use or hold, InterTAN common stock or NexxTech common shares in, or in the course of, carrying on a business in Canada, and does not carry on an insurance business in Canada and elsewhere (a “U.S. Resident Holder”).

The Reorganization. A U.S. Resident Holder will not be subject to tax under the Canadian Tax Act when such holder’s InterTAN common stock converts into the right to receive NexxTech common shares on the merger, which shares NexxTech will issue as part of the merger.

On the amalgamation of InterTAN Canada and NexxTech, a U.S. Resident Holder will be deemed to have disposed of such holder’s shares in NexxTech for proceeds equal to the adjusted cost base of those shares immediately before the amalgamation, and to have acquired shares of the amalgamated corporation at a cost equal to such adjusted cost base. A U.S. Resident Holder will not be subject to tax under the Canadian Tax Act as a result of such disposition.

After the Reorganization. Dividends paid or credited or deemed under the Canadian Tax Act to be paid or credited to a U.S. Resident Holder on NexxTech common shares generally will be subject to Canadian withholding tax, at the rate of 15% of the gross amount of the dividends, under the terms of the Treaty.

Gains realized on the disposition of NexxTech common shares received by a U.S. Resident Holder in the merger generally will not be subject to Canadian tax if such shares are listed on a stock exchange prescribed by the Canadian Tax Act, which includes the New York and Toronto stock exchanges, and, at any time within 60 months ending at the time of the disposition, the U.S. Resident Holder, alone or together with others not dealing at arm’s length with the U.S. Resident Holder, has not owned (or had an option to acquire) 25% or more of the shares of any class of the capital stock of NexxTech. In any event, gains realized by a U.S. Resident Holder on the disposition of NexxTech common shares will generally not be subject to Canadian tax as long as the value of the NexxTech common shares is not derived principally from real property situated in Canada, as contemplated in the Treaty.

Residents of Canada

The following portion of the summary is generally applicable to a Holder who, for purposes of the Canadian Tax Act and any relevant treaty or convention, is resident or deemed to be resident in Canada at all relevant times (a “Canadian Resident Holder”).

The Reorganization. A Canadian Resident Holder will realize a capital gain (or sustain a capital loss) when such holder’s InterTAN common stock converts into the right to receive NexxTech common shares on the merger, which shares NexxTech will issue as part of the merger, to the extent that the fair market value of the NexxTech common shares received, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the InterTAN common stock to the Canadian Resident Holder immediately before the merger.

The cost to a Canadian Resident Holder of each NexxTech common share received in the merger will be equal to the fair market value of a share of InterTAN common stock at the time it is converted in the merger.

One-half of a capital gain is included in computing income as a taxable capital gain and one-half of a capital loss may be deducted against taxable capital gains to the extent and under the circumstances prescribed in the Canadian Tax Act. A stockholder that is a Canadian-controlled private corporation will be subject to an additional refundable tax of 6-2/3% of aggregate investment income, which includes an amount in respect of taxable capital gains.

Individuals (other than certain trusts) realizing net capital gains may be subject to an alternative minimum tax under the Canadian Tax Act.

On the amalgamation of InterTAN Canada and NexxTech, a Canadian Resident Holder will be deemed to have disposed of such holder’s shares in NexxTech for proceeds equal to the adjusted cost base of those shares immediately before the amalgamation, and to have acquired shares of the amalgamated corporation at a cost equal to such adjusted cost base. A Canadian Resident Holder will not be subject to tax under the Canadian Tax Act as a result of such disposition.

After the Reorganization. Dividends received on the NexxTech common shares by a Canadian Resident Holder will be subject to the tax treatment generally applicable to dividends paid by Canadian public corporations on ordinary common shares.

A Canadian Resident Holder will realize a capital gain (or sustain a capital loss) on the disposition of NexxTech common shares to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the NexxTech common shares to the Canadian Resident Holder immediately before the disposition. The treatment of capital gains and losses is discussed above under “Material Canadian Federal Income Tax Considerations—Residents of Canada—The Merger”.

DESCRIPTION OF COMMON SHARES OF NEXXTECH

Authorized Share Capital

NexxTech is authorized to issue an unlimited number of common shares and an unlimited number of preference shares, issuable in series. The preference shares are what are commonly referred to as “blank check” preference shares and, therefore, NexxTech’s Board of Directors may designate and create the preference shares as shares of any series and determine the respective rights and restrictions of any such series.

As of the close of business on [                    ], 2004, NexxTech had no common shares outstanding and one Series 1 redeemable retractable preference share outstanding. If the merger is completed, NexxTech will issue

approximately [                    ] common shares in the merger, and the single Series 1 preference share will be redeemed by NexxTech immediately following the effective time of the merger.

Voting

Holders of NexxTech common shares are entitled to receive notice of any meeting of shareholders and to one vote for each share held of record on all matters at all meetings of shareholders, except at a meeting where holders of a particular class or series of shares are entitled to vote separately. NexxTech’s common shareholders have no cumulative voting rights and all of the members of NexxTech’s Board of Directors are to be elected annually. Under NexxTech’s by-laws, shareholders take action by a majority of votes cast, unless otherwise provided by the Canada Business Corporations Act (the “CBCA”) or NexxTech’s articles of incorporation. The rights, privileges, restrictions or conditions attaching to a class of shares may not be modified other than with the approval of the holders of such class, voting separately as a class.

Under the CBCA, some matters, such as changing NexxTech’s name, the creation of a new class of authorized shares or voluntarily winding-up the corporation, require the approval of shareholders by a special resolution. A special resolution is a resolution that is either passed at a meeting duly called and held for that purpose by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution or that is signed by all the shareholders entitled to vote on that resolution.

There are no limitations imposed by the CBCA or NexxTech’s articles of incorporation or by-laws on the right of non-resident shareholders to hold or vote their NexxTech common shares.

Changes to Rights of a Class or Series

Under the CBCA, the articles of a corporation may by special resolution be amended to, among other things: (i) change the description of all or any of its shares and add, change or remove any rights, privileges, restrictions and conditions, including rights to accrued dividends, in respect of all or any of its shares, whether issued or unissued; (ii) change the shares of any class or series, whether issued or unissued, into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series; or (iii) add, change or remove restrictions on the issue, transfer or ownership of shares.

The CBCA also provides that, subject to certain limitations and unless the articles of the corporation specify otherwise, holders of shares of a class, and in certain circumstances, holders of shares of a series, are entitled to vote separately as a class or series on a proposal to amend the articles to, among other things:

(i) increase or decrease any maximum number of authorized shares of such class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of such class;

(ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class;

(iii) add, change or remove the rights, privileges, restrictions or conditions attached to the shares of such class;

(iv) increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of such class;

(v) create a new class of shares equal or superior to the shares of such class;

(vi) make any class of shares having rights or privileges inferior to the shares of such class equal or superior to the shares of such class;

(vii) effect an exchange or create a right of exchange of all or part of the shares of another class into the shares of such class; or

(viii) constrain the issue, transfer or ownership of the shares of such class or change or remove such constraint.

Quorum for General Meetings

A quorum of shareholders is present at a meeting of NexxTech shareholders regardless of the number of persons actually present at the meeting, if the holders of a majority of the common shares entitled to vote at the meeting are present in person or represented by proxy. A quorum need not be present throughout the meeting provided a quorum is present at the opening of the meeting.

Dividend Rights

Subject to the preferences, limitations and relative rights of holders of NexxTech’s preference shares described below, the holders of NexxTech common shares are entitled, among other things, to receive any dividend declared by NexxTech. NexxTech may pay a dividend by issuing fully paid shares of NexxTech, money and/or property. NexxTech anticipates that it will not pay any dividends on its common shares in the near term.

Rights Upon Liquidation

Upon any liquidation of NexxTech, after creditors of the corporation have been paid in full and the full amounts that holders of any issued shares ranking senior to the common shares as to distribution on liquidation or winding up are entitled to receive have been paid or set aside for payment, the holders of NexxTech’s common shares are entitled to receive, pro rata, any remaining assets of NexxTech available for distribution.

No Sinking Fund

The NexxTech common shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The NexxTech common shares to be issued in the merger will be duly and validly issued, fully paid and non-assessable.

No Preemptive Rights

NexxTech shareholders have no preemptive rights to subscribe for or purchase any additional shares of capital stock issued by NexxTech.

Redemption and Conversion

There are no provisions for conversion rights with respect to the NexxTech common shares and no provisions discriminate against existing or prospective shareholders as a result of a security holder owning a substantial amount of securities.

Repurchase

NexxTech’s Board of Directors may implement a share repurchase program that would permit management, subject to market conditions and applicable law, to repurchase up to a predetermined maximum number of NexxTech common shares at prevailing market prices.

Restrictions on Transfer

NexxTech’s articles of incorporation and by-laws do not impose any restrictions on alienability of NexxTech’s common shares.

Other Classes or Series of Shares

Preference Shares. NexxTech is authorized to issue an unlimited number of preference shares, which shares may be issued in one or more series by NexxTech’s Board of Directors without further action by shareholders. In any resolution authorizing the issuance of preference shares, the Board of Directors of NexxTech is authorized to fix for each such series the number of shares which shall constitute such series, and the designations, rights, privileges, restrictions and conditions attaching to the shares of such series, including as to voting power (whether full, limited or no voting power), any right to receive dividends, rights of redemption (if any) and conversion or exchange rights.

There is currently one Series 1 preference share outstanding, which will be redeemed by NexxTech immediately following the effective time of the merger.

Transfer Agent

The transfer agent and registrar for NexxTech’s common shares is Computershare Investor Services Inc.

Anti-Takeover Provisions

The CBCA does not contain a comparable provision to Section 203 of the Delaware General Corporation Law (the “DGCL”) with respect to business combinations. Please see “Comparison of Rights of Stockholders/Shareholders—Special Vote Required for Combinations with Interested Stockholders/Shareholders”. However, rules and policies of certain Canadian securities regulatory authorities, including Rule 61-501 of the Ontario Securities Commission and Policy Statement Q-27 of Québec’s Autorité des marchés financiers, contain requirements in connection with “related party transactions”. A related party transaction means, generally, any transaction by which an issuer directly or indirectly:

(i) acquires, sells, leases or transfers an asset;

(ii) acquires or issues treasury securities;

(iii) assumes or transfers a liability; or

(iv) borrows money or lends money;

from or to, as the case may be, a related party by any means in any one or any combination of transactions.

“Related Party” is defined in Rule 61-501 and Policy Statement Q-27 and includes directors, senior officers and holders of more than 10% of the voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer. Rule 61-501 and Policy Statement Q-27 require, subject to certain exceptions:

(i) more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction;

(ii) the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered for the subject matter; and

(iii) the inclusion of a summary of the valuation in the proxy material.

Rule 61-501 and Policy Statement Q-27 also require, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than the related parties, approve the transaction by a simple majority of the votes cast. See “Comparison of Rights of Stockholders/Shareholders”.

The level of anti-takeover provisions with respect to NexxTech differs from that with respect to InterTAN by virtue of the differences between the DGCL and the CBCA, the differences between the provisions of the certificate of incorporation and bylaws of InterTAN and the articles of incorporation and by-laws of NexxTech, and the differences between the InterTAN rights plan and the NexxTech rights plan. See “Comparison of Rights of Stockholders/Shareholders” and “—Shareholder Rights Plan”.

Provisions such as those establishing a classified board (sometimes referred to as a “staggered” board) and permitting removal of directors only for cause, as well as the implementation of a shareholder rights plan, may make it more difficult and time consuming for a potential acquirer to obtain control of a company by replacing the board of directors and management. Certain provisions of InterTAN’s certificate of incorporation and bylaws, such as its classified board of directors and the inability of shareholders to call special meetings, are not included within NexxTech’s articles of incorporation and by-laws. In addition, NexxTech’s articles of incorporation do not provide for separate classes of directors, nor do its articles of incorporation and by-laws provide the same type of anti-takeover provisions as do InterTAN’s certificate of incorporation and bylaws. As summarized below at “Comparison of Rights of Stockholders/Shareholders”, there are material differences between the DGCL and the

CBCA that also have the effect of reducing the anti-takeover provisions applicable with respect to NexxTech. You should consider these differences in anti-takeover provisions in evaluating the reorganization.

Shareholder Rights Plan

Background and Reasons for the NexxTech Shareholder Rights Plan

The purpose of the shareholder rights plan, which takes the form of an agreement between NexxTech and the rights agent, Computershare Investor Services Inc., is to provide the shareholders sufficient time to assess a take-over bid for the corporation, if such a bid were to be made, and to provide NexxTech’s Board of Directors with the opportunity to explore and develop alternatives to any bid that are in the best interests of the corporation and its shareholders.

The NexxTech Board of Directors, as noted below, has concluded that the adoption of the shareholder rights plan is in the best interests of NexxTech and its shareholders.

Several hundred public companies in Canada have adopted shareholder rights plans. These plans have as their objectives providing shareholders of the companies involved, and the boards of directors of such companies, with the time necessary to ensure that, in the event of a take-over bid for the company, alternatives to the bid are explored and developed which may be in the best interests of the company and its shareholders. Securities legislation in Canada currently permits a take-over bid to expire in 35 days. The NexxTech Board of Directors is of the view that this is not sufficient time to assess a take-over bid, were such a bid to be made, and, if the NexxTech Board of Directors were to deem it appropriate in the circumstances, to explore and develop alternatives in the best interests of the corporation and its shareholders. In the event that competing bids were to emerge, the NexxTech Board of Directors also believes that securities legislation in Canada would not provide a sufficient minimum period of time in which the NexxTech Board of Directors could assess a competing offer or for shareholders to make a reasoned decision about the merits of the competing bids. The shareholder rights plan is not intended to prevent a take-over bid or to deter offers for the common shares of NexxTech. It is designed to encourage anyone seeking to acquire control of the corporation to make a bid or offer that represents fair value to all shareholders.

The existence of a shareholder rights plan does not affect the duty of the NexxTech Board of Directors to act honestly and in good faith with a view to the best interests of the corporation and its shareholders, and to consider any offer made on that basis. The shareholder rights plan is designed to provide the NexxTech Board of Directors with the means to bring about negotiations with an offeror on behalf of the corporation’s shareholders.

The NexxTech Board of Directors, as part of its review and analysis of the shareholder rights plan, considered, among other matters, (i) recent developments in shareholder rights plans in Canada, (ii) the terms and conditions of current rights plans adopted by other Canadian companies, (iii) recent experience involving rights plans in the context of take-over bids, and (iv) the commentary of the investment community on these plans. Based upon this review, the NexxTech Board of Directors has adopted a shareholder rights plan that addresses the concerns of institutional shareholders and investment industry commentators on a basis which is consistent with the objectives of the shareholder rights plan. The NexxTech Board of Directors has been advised that the shareholder rights plan is fully consistent with recently adopted shareholder rights plans of other Canadian public companies. Adoption by stockholders of the Agreement and Plan of Merger will also constitute any required shareholder approval of the adoption by NexxTech’s Board of Directors of NexxTech’s shareholder rights plan.

Summary of Certain Key Provisions of the Shareholder Rights Plan

The following is a summary of the material provisions of the shareholder rights plan, a copy of which is attached to and forms a part of this proxy statement as Annex D.

The shareholder rights plan is not intended to, and will not, prevent a take-over of NexxTech. As discussed above, the objectives of the shareholder rights plan are to provide all holders of NexxTech common shares with sufficient time to assess and evaluate a take-over bid and to permit NexxTech’s Board of Directors to pursue other alternatives, if appropriate, designed to maximize shareholder value.

The shareholder rights plan provides that one right to purchase a common share (a “Right”) will be issued in respect of each of the outstanding NexxTech common shares to holders as of the effective date of the plan, as well as in respect of each common share issued after the effective date and prior to the Separation Time (as defined below).

Under the shareholder rights plan, a bidder making a Permitted Bid (as defined below) for NexxTech common shares may not take up any shares before the close of business on the 60th day after the date of the bid and then only if more than 50% of the corporation’s common shares not beneficially owned by the person making the bid and certain related parties are deposited, in which case the bid must be extended for 10 business days on the same terms. The rights plan is intended to encourage an offeror to proceed by way of Permitted Bid or to approach the Board of Directors with a view to negotiation by creating the potential for substantial dilution of the offeror’s position. The Permitted Bid provisions of the rights plan are designed to ensure that, in any take-over bid, all shareholders are treated equally, receive the maximum available value for their investment and are given adequate time to properly assess the bid on a fully informed basis. Under the rights plan, a bid for less than all of the common shares may be a Permitted Bid.

It was not the intention of the NexxTech Board of Directors in adopting the shareholder rights plan to secure the continuance of existing members of the Board of Directors or management in office, or to avoid a bid for control of the corporation. Through the Permitted Bid mechanism, described in more detail below, shareholders may tender to a bid which meets the Permitted Bid criteria without triggering the rights plan, regardless of the acceptability of the bid to the NexxTech Board of Directors. Even in the context of a bid that does not meet the Permitted Bid criteria, the NexxTech Board of Directors will continue to be bound by its fiduciary duties to consider any bid for the common shares of NexxTech in deciding whether to exercise its discretion under the shareholder rights plan to waive its application to the offer. In discharging that responsibility, the NexxTech Board of Directors must act honestly and in good faith with a view to the best interests of NexxTech and its shareholders.

In addition, the shareholder rights plan was not adopted in response to, or in anticipation of, any acquisition or take-over offer. The rights plan does not inhibit any shareholder from using the proxy mechanism set out in the CBCA to promote a change in the management or direction of the corporation, including the right to requisition the directors to call a meeting of shareholders to transact any proper business stated in the requisition.

Trading of Rights

Notwithstanding the effectiveness of the rights plan, the Rights are not exercisable until the Separation Time (as defined below), and certificates representing the Rights will not be sent to shareholders. Certificates for all common shares issued by NexxTech will contain a notation incorporating the terms of the shareholder rights plan by reference. Until the Separation Time, or earlier termination or expiration of the Rights, the Rights are evidenced by and transferred with the associated NexxTech common shares and the surrender for transfer of any certificate representing common shares will also constitute the surrender for transfer of the Rights associated with those common shares. After the Separation Time, the Rights will become exercisable and begin to trade separately from the associated common shares. The initial “Exercise Price” under each Right in order to acquire a common share is Cdn. $80.

Separation of Rights

The Rights will become exercisable and begin to trade separately from the associated NexxTech common shares at the “Separation Time”, which is generally the close of business on the tenth trading day after the earliest to occur of (a) a public announcement that a person or a group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 20% or more of the outstanding common shares other than as a result of (i) a reduction in the number of common shares outstanding, (ii) a Permitted Bid or Competing Permitted Bid (see “Permitted Bids” below), (iii) acquisitions of common shares in respect of which the Board of Directors of NexxTech has waived the application of the shareholder rights plan, or (iv) other specified exempt acquisitions in which shareholders participate on a pro rata basis; (b) the date of commencement of, or the first public announcement of an intention of any person to commence, a take-over bid where the common shares subject to the bid owned by that person (including affiliates, associates and others acting jointly or in concert therewith) would constitute 20% or more of the outstanding common shares; and (c) the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such.

As soon as practicable following the Separation Time, separate certificates evidencing Rights (“Rights Certificates”) will be mailed to the holders of record of common shares as of the Separation Time and the Rights Certificates alone will evidence the Rights. The shareholder rights plan will remain in effect until February 25, 2013, subject to being reconfirmed by shareholders of NexxTech every three years (the “Expiration Date”). If the shareholder rights plan is not reconfirmed at the third and sixth annual meetings of NexxTech shareholders following the InterTAN stockholders’ meeting at which the Agreement and Plan of Merger is considered, or if the shareholder rights plan is not presented for reconfirmation at either of such annual meetings, the shareholder rights plan and all outstanding rights shall terminate as of the adjournment of such annual meeting, provided that termination shall not occur if a Flip-In Event (as defined below) has occurred (other than one that has been waived in accordance with terms of the shareholder rights plan).

When Rights become Exercisable

After the Separation Time, each Right entitles the holder thereof to purchase one common share at the Exercise Price. Following a transaction which results in a person becoming an Acquiring Person (a “Flip-in Event”), the Rights entitle the holder thereof (other than a holder who is an Acquiring Person) to receive upon exercise common shares with a market value equal to twice the then Exercise Price of the Rights. For example, if at the time of such announcement the Exercise Price is Cdn. $100 and the common shares have a market price of Cdn. $25, the holder of each Right would be entitled to receive Cdn. $200 in market value of the common shares (8 common shares) for Cdn. $100, i.e., at a 50% discount. In such event, however, any Rights beneficially owned by an Acquiring Person (including affiliates, associates and others acting jointly or in concert therewith), or a transferee or any such person, will be void. A Flip-in Event does not include acquisitions approved by the NexxTech Board of Directors or acquisitions pursuant to a “Permitted Bid” or “Competing Permitted Bid” (as defined below).

Permitted Bids

The shareholder rights plan includes a “Permitted Bid” concept whereby a take-over bid for NexxTech will not trigger the Rights if the bid meets certain conditions. A “Permitted Bid” is defined as an offer to acquire NexxTech common shares or securities that are eligible to be converted into NexxTech common shares for cash or securities made by means of a take-over bid circular where the common shares (including common shares that may be acquired upon conversion of securities convertible into common shares) subject to the offer, together with shares beneficially owned by the offeror at the date of the offer (including its affiliates, associates and others acting jointly or in concert therewith), constitute 20% or more of the outstanding common shares and that also complies with the following additional provisions:

(i)	the bid must be made to all the holders of common shares as registered on the books of the corporation other than the offeror; and

(ii)	the bid must contain the following irrevocable and unqualified conditions:

(a)	no common shares will be taken up or paid for prior to the close of business on the 60th day following the date of the bid and then only if more than 50% of the common shares held by Independent Shareholders (as referred to below) have been deposited or tendered to the bid and not withdrawn;

(b)	common shares may be deposited pursuant to the bid, unless it is withdrawn, at any time prior to the date shares are first taken up or paid for under the bid;

(c)	common shares deposited pursuant to the bid may be withdrawn until taken up or paid for; and

(d)	if the deposit condition referred to in (ii)(a) above is satisfied, the offeror will extend the bid for deposit of common shares for at least 10 business days from the date such extension is publicly announced.

“Independent Shareholders” are defined as holders of common shares other than (i) an Acquiring Person, (ii) any offeror making a take-over bid, (iii) any affiliate or associate of an Acquiring Person or offeror, (iv) persons acting jointly or in concert with an Acquiring Person, and (v) employee benefit, stock purchase or certain other plans or trusts for employees of the corporation or its wholly-owned subsidiaries unless the beneficiaries of such plans or trusts direct the voting or tendering to a take-over bid of the common shares.

The NexxTech Board of Directors, when a Permitted Bid is made, will continue to have the duty and power to take such actions and make such recommendations to shareholders as are considered appropriate.

Competing Permitted Bids

A “Competing Permitted Bid” is a take-over bid made after a Permitted Bid has been made and prior to its expiry that satisfies all of the provisions of a Permitted Bid, except that it must remain open for acceptance until at least the 60th day after the earliest date on which another Permitted Bid then in existence was made. The reduction in the time for acceptance of a Competing Permitted Bid is designed to allow, as nearly as practicable, all bids to be dealt with by the shareholders of the corporation within substantially the same time frame.

Redemption and Waiver

The Rights may be redeemed by the NexxTech Board of Directors, with the prior approval of the holders of common shares or Rights, as the case may be, at any time prior to the occurrence of a Flip-in Event at a redemption price of Cdn. $0.0001 per Right. Rights are deemed to have been redeemed if a bidder successfully completes a Permitted Bid.

Under the terms of the shareholder rights plan, the NexxTech Board of Directors can waive the application of the plan to enable a particular takeover bid to proceed, in which case the terms of the shareholder rights plan will be deemed to have been waived with respect to any other takeover bid made prior to the expiry of any bid subject to such waiver.

Protection Against Dilution

The Exercise Price, the number and nature of securities which may be purchased upon the exercise of Rights and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution in the event of stock dividends, subdivisions, consolidations, reclassifications or other changes in the outstanding common shares, pro rata distributions to holders of common shares and other circumstances where adjustments are required to appropriately protect the interests of the holders of Rights.

COMPARISON OF RIGHTS OF STOCKHOLDERS/SHAREHOLDERS

Your rights as a stockholder of InterTAN are governed by Delaware law and InterTAN’s certificate of incorporation and bylaws. After the reorganization, you will become a shareholder of NexxTech and your rights will be governed by the Canada Business Corporations Act (the “CBCA”), the laws of Canada and NexxTech’s articles of incorporation and by-laws.

The principal attributes of InterTAN’s common stock and NexxTech’s common shares are similar. However, there are differences between your rights under Delaware law and under the CBCA. In addition, there are differences between InterTAN’s certificate of incorporation and bylaws and NexxTech’s articles of incorporation and by-laws. The following discussion is a summary of certain material differences in your rights that would result from the reorganization. This summary is not complete and does not cover all the differences between the CBCA and Delaware law affecting corporations and their shareholders or all the differences between InterTAN’s certificate of incorporation and bylaws and NexxTech’s articles of incorporation and by-laws. We believe this summary is accurate in all material respects. It is, however, subject to the complete text of the relevant provisions of the CBCA, the Delaware General Corporation Law (the “DGCL”), InterTAN’s certificate of incorporation and bylaws and NexxTech’s articles of incorporation and by-laws. We encourage you to read those laws and documents. A copy of NexxTech’s articles of incorporation is attached to this proxy statement as Annex B and a copy of its by-laws is attached as Annex C. For information as to how you can obtain a copy of InterTAN’s certificate of incorporation and bylaws, see “Where You Can Find More Information”.

Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes

InterTAN

Under the DGCL, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise, which InterTAN’s does not. However, mergers in which less than 20% of a corporation’s stock is issued generally do not require stockholder approval. In addition, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares.

The DGCL does not contain a procedure comparable to a plan of arrangement under the CBCA.

NexxTech

Under the CBCA, certain fundamental changes such as certain amalgamations (other than with certain affiliated corporations), continuances to another jurisdiction and sales, leases or exchanges of all or substantially all the property of a corporation (other than in the ordinary course of business) and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements are required to be approved by special resolution. A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) signed by all shareholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights (unless the share provisions with respect to such class or series of shares otherwise provides).

In addition, the CBCA provides that, where it is not practical for a corporation (that is not an insolvent corporation) to effect such a fundamental change under any other provision contemplated under the CBCA, the corporation may apply to a court for an order approving an arrangement.

In general, a plan of arrangement is approved by a corporation’s board of directors and then is submitted to a court for approval. It is not unusual for a corporation in such circumstances to apply to court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. The court determines to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained, and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing and approve or reject the proposed arrangement.

Subject to approval by the persons entitled to notice and to issuance of the final order, articles of arrangement are executed and filed by the corporation. The articles of arrangement must contain details of the plan, the court’s approval and the manner in which the plan was approved, if so required by the court order. Finally, the articles of arrangement are filed with Industry Canada, which upon registration issues a certificate of arrangement. The arrangement becomes effective on the date shown in the certificate of arrangement.

Special Vote Required for Combinations with Interested Stockholders/Shareholders

Under Corporate Laws

InterTAN

Section 203 of the DGCL provides in general that a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder.

The prohibition on business combinations with interested stockholders does not apply in some cases, including if:·

•	the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (1) the business combination or (2) the transaction in which the stockholder becomes an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or·

•	the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

For the purpose of Section 203, the DGCL generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (i) owns 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

NexxTech

The CBCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations. Rules or policies of certain Canadian securities regulatory authorities, however, including Rule 61-501 of the Ontario Securities Commission and Policy Statement Q-27 of Québec’s Autorité des marchés financiers, contain detailed requirements in connection with “related party transactions”. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities or assuming liabilities. The definition of “related party” in OSC Rule 61-501 and Policy Statement Q-27 includes (i) directors and senior officers of the issuer, (ii) holders of voting securities carrying more than 10% of the voting rights attaching to all issued and outstanding voting securities and (iii) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

OSC Rule 61-501 and Policy Statement Q-27 require specific detailed disclosure in the proxy material sent to security holders in connection with a related party transaction where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation with respect to the subject matter of the related party transaction and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy material. OSC Rule 61-501 and Policy Statement Q-27 also provide that, subject to certain exceptions, an issuer shall not engage in a related party transaction unless the disinterested shareholders of the issuer have approved the related party transaction.

Under Corporate Governing Documents

InterTAN

InterTAN’s certificate of incorporation provides that the affirmative vote of the holders of (i) at least 80% of the voting power of InterTAN and (ii) unless approved by holders of at least 90% of the total voting power, then a majority of the voting power held by disinterested shareholders is required for the approval of any:

•	merger or consolidation of InterTAN with an interested stockholder;

•	sale, transfer or other disposition of assets to an interested stockholder of any assets of InterTAN that have an aggregate fair market value equal to 10% or more of InterTAN’s net assets;

•	the issuance or transfer by InterTAN or by a subsidiary (in one or a series of transactions) of any shares of InterTAN or a subsidiary to an interested stockholder in exchange for cash or other property with a fair market value of at least 10% of InterTAN’s net assets (other than in connection with issuance of securities upon conversion of convertible securities that are not acquired from InterTAN);

•	the adoption of any plan or proposal for liquidation or dissolution of InterTAN, if proposed by an interested stockholder; or

•	any reclassification, recapitalization or merger or consolidation transaction involving InterTAN and any subsidiary (whether or not involving an interested stockholder) which has the effect of increasing any interested stockholder’s proportionate share of any class of shares of InterTAN;

but this 80% requirement is not applicable if:

(1)	the disinterested directors of InterTAN approved the relevant transaction by a majority vote; or

(2)	all of the following conditions are satisfied:

(a)	the aggregate amount of cash and other consideration to be received per share by stockholders shall be equal to the higher of (i) the highest price paid for any share of common stock by any interested stockholder within the two-year period immediately prior to the announcement of the relevant transaction or in the transaction in which such person became an interested stockholder;

(b)	the consideration received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the interested stockholder has previously paid for shares of such class;

(c)	after the person became an interested stockholder and prior to the consummation of the relevant transaction: (i) there shall have been (A) no reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock), except as approved by a majority of disinterested directors and (B) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), reorganization or other transaction which has the effect of reducing the number of outstanding shares of common stock, unless the failure so to increase such annual rate is approved by a majority of the disinterested directors; and (ii) such interested stockholder shall not have become the beneficial owner of any additional shares of voting stock except as part of the transaction which results in such interested stockholder becoming an interested stockholder;

(d)	after the person became an interested stockholder, such person shall not have received the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation; and

(e)	a proxy or information statement describing the relevant transaction and complying with the Securities Act of 1934 shall be mailed to all stockholders of the corporation at least 30 days prior to the consummation of the relevant transaction.

“Interested stockholder” is generally defined, for the purpose of these provisions, as (i) any affiliate of InterTAN or any person that, at any time within the two year period prior to the relevant date, beneficially owned, directly or indirectly, 20% or more of the combined voting power of the then issued and outstanding shares of InterTAN; (ii) a person who beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then issued and outstanding shares of InterTAN; and (iii) any person who is an assignee of (or has otherwise succeeded to) any shares which were during such two year period beneficially owned by an interested stockholder of the assignment or succession that occurred in a transaction (or series of transactions) not involving a public offering under the U.S. Securities Act of 1933.

NexxTech

NexxTech’s articles and by-laws do not contain any comparable provisions.

Appraisal Rights; Rights to Dissent; Compulsory Acquisition

InterTAN

Under the DGCL, a stockholder of a corporation does not have appraisal rights in connection with a merger or consolidation, if, among other things:

•	the corporation’s shares are listed on a national securities exchange or held of record by more than 2,000 stockholders; or

•	the corporation will be the surviving corporation of the merger, and no vote of its stockholders is required to approve the merger.

However, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the stockholder is required to accept in exchange for the shares anything other than:

•	shares of stock of the corporation surviving or resulting from the merger or consolidation;

•	shares of any other corporation that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; or

•	cash instead of fractional shares of the corporation.

The InterTAN shares are currently listed on the New York Stock Exchange and the Toronto Stock Exchange and the NexxTech common shares have been authorized for listing on the New York Stock Exchange and the Toronto Stock Exchange, subject to official notice of issuance.

NexxTech

The CBCA provides that shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. Such matters include:

•	an amalgamation with another corporation (other than with certain affiliated corporations);

•	an amendment to the corporation’s articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of the class in respect of which a shareholder is dissenting;

•	an amendment to the corporation’s articles to add, change or remove any restriction on the business or businesses that the corporation may carry on;

•	a continuance under the laws of another jurisdiction;

•	a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business;

•	a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation;

•	the carrying out of a going-private transaction or a squeeze-out transaction; and

•	certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series entitled to vote on such matters,

provided that a shareholder is not entitled to dissent if any amendment to the articles is effected by a court order (i) approving a reorganization; or (ii) made in connection with an action for an oppression remedy.

Oppression Remedy

The CBCA provides an oppression remedy that enables a court to make any order, both interim and final, to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined below) that:

•	any act or omission of the corporation or an affiliate effects a result;

•	the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner; or

•	the powers of the directors of the corporation or an affiliate are or have been exercised in a manner,

that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation.

A “complainant” means:

•	a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates;

•	a present or former officer or director of the corporation or any of its affiliates;

•	the Director appointed under the CBCA; and

•	any other person who in the discretion of the court is a proper person to make such application.

The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights. Furthermore, the court may order a corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action—see “—Shareholder Lawsuits” below). The complainant is not required to give security for costs in an oppression action.

Compulsory Acquisition

The CBCA provides that if, within 120 days after the date of a take-over bid made to shareholders of a corporation, that bid is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the bid relates, the offeror is entitled to acquire (on the same terms on which the offeror acquired shares under the take-over bid) the shares held by those holders of shares of that class who did not accept the take-over bid. If a shareholder who did not accept the take-over bid (a dissenting offeree)

does not receive an offeror’s notice, with respect to a compulsory acquisition (as described in the preceding sentence), that shareholder may require the offeror to acquire those shares on the same terms under which the offeror acquired (or will acquire) the shares owned by the shareholders who accepted the take-over bid.

Stockholder/Shareholder Consent to Action Without Meeting

InterTAN

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders. InterTAN’s certificate of incorporation provides that its stockholders may not act by written consent.

NexxTech

Under the CBCA, shareholder action without a meeting may be taken by written resolution signed by all shareholders who would be entitled to vote on the relevant issue at a meeting (other than where a written statement is submitted by a director or auditor giving reasons for resigning or for opposing any proposed action or resolution, in accordance with the CBCA).

Special Meetings of Stockholders/Shareholders

InterTAN

Under the DGCL, a special meeting of stockholders may be called only by the board of directors or by persons authorized in the certificate of incorporation or the bylaws. InterTAN’s bylaws provide that a special meeting of stockholders may be called only by a majority of the board of directors, the Chairman of the Board or the President.

InterTAN’s bylaws provide that meetings of stockholders may be held within or outside the State of Delaware, as determined by the Board.

NexxTech

Under the CBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at the meeting sought to be held may require that the directors call a meeting of shareholders. Upon meeting the technical requirements set out in the CBCA for making such a requisition, the directors of the corporation must call a meeting of shareholders. If they do not call such meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the meeting. In addition, the NexxTech by-laws provide that the directors may call special meetings of shareholders at any time.

The NexxTech by-laws provide that meetings of shareholders shall be held within Canada at such place as is determined by the Board.

Distributions and Dividends; Repurchases and Redemptions

InterTAN

Under the DGCL, a corporation may pay dividends out of surplus and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding shares having a preference on asset distributions. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board. A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

NexxTech

Under the CBCA, a corporation may pay a dividend by issuing fully paid shares of the corporation. A corporation may also pay a dividend in money or property unless there are reasonable grounds for believing that:

•	the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or

•	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

Under the CBCA, the purchase or other acquisition by a corporation of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends, as set out above.

Vacancies on Board of Directors

InterTAN

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the remaining directors, although less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. InterTAN’s certificate of incorporation provides that a vacancy or a newly created directorship may be filled only by a majority of the remaining directors.

NexxTech

Under the CBCA, a vacancy among the directors created by the removal of a director may be filled at a meeting of shareholders at which the director is removed. Both the CBCA and NexxTech’s by-laws allow a vacancy on the board to be filled by a quorum of directors except when the vacancy results from an increase in the number or minimum or maximum number of directors or from a failure to elect the number or minimum number of directors required by NexxTech’s articles. Under NexxTech’s by-laws, whenever a vacancy occurs on the board which results in the board not having a quorum or if there has been a failure to elect the minimum number of directors provided for in NexxTech’s articles, the remaining directors shall call a special meeting of shareholders to fill the vacancy. If the board fails to call such a meeting or if there are no such directors then in office, any shareholder may call the meeting. In addition, NexxTech’s by-laws and the CBCA authorize the board to appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

Constitution and Residency Of Directors

InterTAN

The DGCL does not have residency requirements comparable to those of the CBCA, but a corporation can prescribe qualifications for directors under its certificate of incorporation or bylaws. Neither InterTAN’s certificate of incorporation nor its by-laws provide for any such qualifications.

NexxTech

The CBCA provides that at least 25% of the directors (or if a corporation has less than four directors, at least 1 director) must be resident Canadians. Except as permitted by the CBCA, no business may be transacted by the board of directors except at a meeting of directors at which a quorum is present and at least 25% of the directors present are resident Canadians or, if the corporation has less than four directors, at least one director present is a resident Canadian. There is no residency requirement with respect to board committees. The CBCA also requires that a corporation whose securities are publicly traded have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

Removal of Directors; Terms of Directors

InterTAN

Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

InterTAN’s certificate of incorporation provides that the board of directors consists of three classes of directors, with each class of directors elected for three-year terms and one class coming up for election by the stockholders each year. InterTAN’s certificate of incorporation provides that directors of InterTAN may not be removed without cause, except by a vote of the holders of 80% of the shares entitled to vote at an election of directors.

NexxTech

Under the CBCA, provided that articles of a corporation do not provide for cumulative voting, shareholders of the corporation may, by ordinary resolution passed at a special meeting, remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series. NexxTech’s articles do not provide for cumulative voting or for separate classes of directors.

If the merger is effected, members of the InterTAN board of directors will be appointed as members of the NexxTech board of directors and will serve until the earlier of the next meeting of shareholders at which an election of directors is required or until their successors are elected.

Inspection of Books and Records

InterTAN

Under the DGCL, any stockholder may inspect the corporation’s books and records for a proper purpose.

NexxTech

Under the CBCA, shareholders, creditors and their representatives, after giving the required notice, may examine certain of the records of a corporation during usual business hours and take copies of extracts free of charge.

Amendment of Governing Documents

InterTAN

Under the DGCL, a certificate of incorporation may be amended if:

•	the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and

•	the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, class voting rights exist with respect to amendments to the certificate of incorporation that adversely affect the terms of the shares of a class. Class voting rights do not exist as to other extraordinary matters, unless the certificate of incorporation provides otherwise. InterTAN’s certificate of incorporation does not provide otherwise.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the certificate of incorporation. The stockholders of a Delaware corporation also have the power to amend bylaws. InterTAN’s bylaws may be altered or repealed at any meeting of the stockholders, subject to the approval of the holders of at least 80% of the outstanding voting stock of InterTAN. The bylaws may also be amended by action of a majority of the board of directors.

InterTAN’s certificate of incorporation generally does not require a supermajority vote of stockholders in order to be amended. However, the certificate of incorporation requires the approval of at least 80% of the outstanding voting stock of InterTAN in order to alter, amend, change or repeal or in order to adopt a provision inconsistent with the provisions governing the composition of the board of directors.

NexxTech

Under the CBCA, any amendment to a corporation’s articles generally requires shareholder approval by special resolution. NexxTech’s authorized share capital includes an unlimited number of preference shares, issuable in series. The directors may amend NexxTech’s articles to fix each series of preference shares and to determine the rights and privileges associated therewith without approval of the shareholders. The CBCA provides, however, that no rights, privileges, restrictions or conditions attached to a series of shares shall confer on a series a priority in respect of dividends or return of capital over any other series of shares of the same class that are then outstanding.

The NexxTech board may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the CBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend the by-law, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders who voted in respect of the resolution. If a by-law, amendment or repeal is rejected by shareholders, or the directors of a corporation do not submit a by-law, an amendment or a repeal to the shareholders at the next meeting of shareholders, then such by-law, amendment or repeal will cease to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

Indemnification of Directors and Officers

InterTAN

Under the DGCL, a corporation is generally permitted to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made, in the case of an individual who is a director or officer at the time of the determination:

•	by a majority of the disinterested directors, even though less than a quorum;

•	by a committee of disinterested directors, designated by a majority vote of disinterested directors, even though less than a quorum;

•	by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

•	by a majority vote of the stockholders, at a meeting at which a quorum is present.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals’ commitment to repay any advances, unless it is determined ultimately that those individuals are entitled to be indemnified.

InterTAN’s bylaws provide for indemnification of directors and officers to the fullest extent permitted by law and for advancement of expenses to defend claims against directors and officers.

NexxTech

Under the CBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer or an individual acting in a similar capacity of another entity (an “indemnifiable person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the corporation or other entity, if: (i) the individual acted honestly and in good faith with a view to the best interests of such corporation (or the other entity, as the case may be); and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. An indemnifiable person may require the corporation to indemnify the individual in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation (or other entity, as the case may be) if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and the individual fulfills the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify an indemnifiable person against all costs, charges and expenses in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or other entity, if he or she fulfills the conditions set forth in (i) and (ii), above.

As permitted by the CBCA, NexxTech’s by-laws require NexxTech to indemnify directors or officers of NexxTech, former directors or officers of NexxTech or other individuals who, at NexxTech’s request, act or acted as directors or officers or in a similar capacity of another entity against all costs, charges, and expenses reasonably incurred (including amounts paid to settle an action or satisfy a judgment) in respect of any civil, criminal, administrative, investigative or other proceeding in which they are involved because of their association with NexxTech or such other entity.

To be entitled to indemnification, NexxTech’s by-laws state that such persons must have acted honestly and in good faith with a view to the best interest of NexxTech or the other entity, as the case may be, and, in any criminal or administrative action or proceeding that is enforced by a monetary penalty, they must have had reasonable grounds for believing that their conduct was lawful. As permitted by the CBCA, the by-laws also authorize NexxTech to advance money to such individual for costs, charges and expenses of any such proceeding but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification. In the case of an action by or on behalf of NexxTech or the other entity, as the case may be, to procure a judgment in its favor to which the person is made a party because of his or her association with NexxTech or the other entity, as the case may be, then if the individual fulfills the conditions set out in NexxTech’s by-laws, NexxTech shall seek and obtain approval of a court before indemnifying the person against costs, charges and expenses he or she reasonably incurred in connection with such action or prior to advancing any moneys to such individual.

The rights of indemnification provided by NexxTech’s by-laws are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of NexxTech’s by-laws, NexxTech may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

Limited Liability of Directors

InterTAN

The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director’s breach of the fiduciary duty of care. The DGCL does not permit any limitation of the liability of a director for:

•	breaching the duty of loyalty to the corporation or its stockholders;

•	failing to act in good faith;

•	engaging in intentional misconduct or a known violation of law;

•	obtaining an improper personal benefit from the corporation; or

•	paying a dividend or approving a stock repurchase that was illegal under applicable law.

InterTAN’s bylaws eliminate the monetary liability of a director to the fullest extent permitted by Delaware law.

NexxTech

The CBCA does not permit any limitation of a director’s liability other than in connection with the adoption of a unanimous shareholder agreement which restricts certain powers of the directors. If such a unanimous shareholders agreement were adopted, the parties who are given the power to manage or supervise the management of the business and affairs of the corporation under such agreement assume all of the liabilities of a director under the CBCA. No such agreement is in place with respect to NexxTech.

Shareholder Lawsuits

InterTAN

Under the DGCL, a stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or that the stock was transferred to him by operation of law from a person who was such a stockholder. In addition, the stockholder must remain a stockholder throughout the litigation. There is no requirement under the DGCL to advance the expenses of a lawsuit to a stockholder.

NexxTech

A NexxTech shareholder may apply to the court for leave to bring an action in the name of and on behalf of NexxTech or any subsidiary, or to intervene in an existing action to which NexxTech or its subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of NexxTech or its subsidiary. Under the CBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the shareholder has given the requisite notice to the directors of NexxTech or its subsidiary of the shareholder’s intention to apply to the court if the directors do not bring, diligently prosecute or defend or discontinue the action; (ii) the shareholder is acting in good faith; and (iii) it appears to be in the interests of NexxTech or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it thinks fit. In addition, under the CBCA, a court may order NexxTech or its subsidiary to pay the shareholder’s interim costs, including reasonable legal fees and disbursements. Although the shareholder may be held accountable for the interim costs on final disposition of the complaint, he or she is not required to give security for costs in a derivative action.

Advance Notification Requirements for Proposals of Stockholders/Shareholders

InterTAN

InterTAN’s bylaws require stockholders wishing to nominate directors or propose business for an annual stockholders’ meeting to give timely advance notice in writing, as described in the bylaws under “Annual Meetings”.

NexxTech

Under the CBCA, proposals with respect to the nomination of candidates for election to the board of directors may be made by certain registered or beneficial holders of shares entitled to be voted at an annual meeting of shareholders. To be eligible to submit a proposal, a shareholder must be the registered or beneficial holder of, or have the support of the registered or beneficial holders of, (i) at least 1% of the total number of outstanding voting shares of the corporation; or (ii) voting shares whose fair market value is at least Canadian $2,000 and such registered or beneficial holder(s) must have held such shares for at least six months immediately prior to the day upon which the shareholder submits the proposal. In order for a proposal to include nominations of directors, it must be signed by one or more holders of shares representing not less than 5% of the shares (or shares of a class) entitled to vote at the meeting. Notwithstanding the foregoing, these provisions do not preclude nominations made at meetings of shareholders.

A proposal under the CBCA must include the name and address of the person submitting the proposal, the names and addresses of the person’s supporters (if applicable), the number of shares of the corporation owned by such persons and the date upon which such shares were acquired.

If the proposal is submitted at least 90 days before the anniversary date of the notice of meeting sent to shareholders in connection with the previous annual meeting and the proposal meets other specified requirements, then the corporation shall either set out the proposal in the management information circular of the corporation or attach the proposal thereto. In addition, if so requested by the person submitting the proposal, the corporation shall include in or attach to the management information circular a statement in support of the proposal by the person and the name and address of the person.

If a corporation refuses to include a proposal in a management proxy circular, the corporation shall notify the person in writing within 21 days after its receipt of the proposal (or proof of the person’s ownership of securities) of its intention to omit the proposal and the reasons therefor. In any such event, the person submitting the proposal may make application to a court and a court may restrain the holding of the meeting and make any further order it sees fit. In addition, a corporation may apply to a court for an order permitting the corporation to omit the proposal from the management proxy circular and the court may make such order as it thinks fit.

Stockholder/Shareholder Rights Plans

InterTAN

InterTAN adopted a stockholder rights plan on September 20, 1999 which replaced a previous rights plan set to expire on that date. The InterTAN stockholder rights plan has been amended to provide that the existing rights will expire immediately prior to the effective time of the merger. This amendment of the InterTAN stockholder rights plan will not result in the issuance of any preference stock pursuant to the rights or trigger redemption of the rights and will effectively terminate the InterTAN stockholder rights plan immediately prior to the effective time of the merger. Adoption by stockholders of the Agreement and Plan of Merger will also constitute any required stockholder approval of such amendment to the stockholder rights plan.

NexxTech

The Board of Directors of NexxTech has adopted a shareholder rights plan and the rights are comparable to those contemplated under rights plans adopted by other major Canadian corporations. Adoption by InterTAN’s stockholders at the meeting of the Agreement and Plan of Merger will also constitute shareholder approval, with respect to NexxTech, of the adoption by NexxTech’s Board of Directors of NexxTech’s shareholder rights plan. For a complete description of the differences between InterTAN’s stockholder rights plan and NexxTech’s shareholder rights plan, see “Description of Common Shares of NexxTech—Shareholder Rights Plan”.

Issuance of Preference Shares

InterTAN

The provisions of InterTAN’s certificate of incorporation allow for the issuance of preferred stock with rights and preferences as determined by the board of directors.

NexxTech

NexxTech’s articles provide for an unlimited number of preferred shares, issuable in series and, in each case, with rights and preferences as determined by the board of directors.

THE STOCKHOLDERS’ MEETING

Time, Place and Date

The special meeting of stockholders of InterTAN will be held at 10:00 a.m., local time, on Friday, May 28, 2004, at InterTAN’s offices located at 279 Bayview Drive, Barrie, Ontario, Canada. This proxy statement constitutes notice of the stockholders’ meeting as is required by Delaware law and our bylaws.

Proposal

At the stockholders’ meeting, stockholders will be asked to vote upon the proposal to adopt the Agreement and Plan of Merger.

Quorum

The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of InterTAN common stock entitled to vote at the stockholders’ meeting will constitute a quorum. Abstentions and broker “non-votes” will be counted as present for purposes of determining whether there is a quorum at the stockholders’ meeting.

Record Date

Only stockholders of record at the close of business on [                        ], 2004, as shown in InterTAN’s stock transfer records, will be entitled to vote, or to grant proxies to vote, at the stockholders’ meeting. Through the date of the merger (if approved at the stockholders’ meeting), EquiServe Trust Company will be the transfer agent for InterTAN that maintains InterTAN’s stock transfer records.

Vote Required

Adoption of the Agreement and Plan of Merger requires the affirmative vote of the holders of a majority of the shares of InterTAN common stock outstanding and entitled to vote.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on many routine proposals when they have not received instructions from beneficial owners. Under these rules, brokers are not permitted to exercise their voting discretion with respect to proposals for non-routine matters such as the adoption of the Agreement and Plan of Merger. Thus, absent specific instructions from you, your broker will not be empowered to vote your shares with respect to the merger (i.e., “broker non-votes”).

If you are an InterTAN stockholder resident in Canada, under applicable securities rules, any shares of InterTAN common stock you hold that are registered under the name of your broker or intermediary or an agent of that broker or intermediary can only be voted (for or against any resolution or withheld from voting) upon your instructions. Without specific instructions, brokers, intermediaries and nominees are prohibited from voting shares for their clients whether or not the proposals are for routine matters.

Since the affirmative vote of the holders of a majority of the outstanding shares of InterTAN common stock entitled to vote is required for the adoption of the Agreement and Plan of Merger, a broker non-vote or abstention will have the same effect as a vote against such proposal. The failure of a stockholder of record to submit a proxy card or voting instruction card or vote in person at the stockholders’ meeting will also have the effect of a vote against the proposal to adopt the Agreement and Plan of Merger.

As of the record date for the stockholders’ meeting, there were [                ] shares of InterTAN common stock outstanding and entitled to vote on the merger. As of the record date, our directors and executive officers and their affiliates directly owned, in the aggregate, approximately [                ] shares of InterTAN common stock, which represents approximately [            ]% of the then outstanding InterTAN common stock entitled to vote on the merger. These persons have informed us that they intend to vote their shares FOR the proposal to adopt the Agreement and Plan of Merger.

Proxy and Voting Instruction Cards

Proxy Cards. If your shares are held in your name, you can vote by completing, signing, dating and returning the enclosed proxy card. Shares represented by a proxy given to us and not revoked will be voted at the stockholders’ meeting in accordance with the directions given. If no direction is given, the proxy will be voted FOR the proposal to adopt the Agreement and Plan of Merger.

If any other matters are properly presented at the stockholders’ meeting for consideration, the persons named in the proxy will have the discretion to vote on these matters in accordance with their best judgment. Proxies entitled to vote on the merger voted against any of our proposals will not be voted in favor of any adjournments of the stockholders’ meeting for the purpose of soliciting additional proxies.

Voting Instruction Cards. If you were a participant in the InterTAN Amended and Restated Stock Purchase Program (the “SPP”) on the record date for the stockholders’ meeting, you may instruct the program administrators of the SPP how to vote by completing, signing and returning the enclosed voting instruction card. The program administrators of the SPP will vote the shares of InterTAN common stock credited to a SPP participant’s accounts in accordance with such participant’s instructions.

Revocation. You may revoke your proxy at any time prior to its exercise by:

•	giving written notice of the revocation to the Secretary of InterTAN;

•	appearing and voting in person at the stockholders’ meeting; or

•	properly submitting a later-dated proxy.

Your presence without voting at the stockholders’ meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your InterTAN shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

Validity. The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt), and acceptance of proxies. Their determination will be final and binding. The Board of Directors of InterTAN has the right to waive any irregularities or conditions as to the manner of voting. InterTAN may accept your proxy by any form of communication permitted by Delaware law so long as InterTAN is reasonably assured that the communication is authorized by you.

Solicitation of Proxies

Proxies are being solicited on behalf of the Board of Directors of InterTAN. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by InterTAN.

Morrow & Co., Inc. has been retained by InterTAN to aid in the solicitation of proxies, for a fee of $7,000 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone, email, and telegram by directors, officers and employees of InterTAN, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of InterTAN shares held by those persons, and InterTAN will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

PROPOSALS OF SHAREHOLDERS

If the reorganization is approved, NexxTech will become the successor issuer of InterTAN for purposes of U.S. and Canadian securities laws.

Proposals by shareholders of a CBCA corporation may be made by certain registered or beneficial shareholders entitled to be voted at an annual meeting of shareholders. To be eligible to submit any shareholder proposal in connection with a NexxTech shareholders’ meeting, a shareholder must be the registered or beneficial holder of, or have the support of the registered or beneficial holders of, (i) at least 1% of the total number of outstanding voting shares of NexxTech; or (ii) voting shares whose fair market value is at least Canadian $2,000 and such registered or beneficial holder(s) must have held such shares for at least six months immediately prior to the day upon which the shareholder submits the proposal. In order for a shareholder proposal to include nominations of candidates for election to NexxTech’s Board of Directors, it must be signed by one or more holders of shares representing not less than 5% of the shares (or shares of a class) entitled to vote at the meeting. Notwithstanding the foregoing, these provisions do not preclude nominations made at meetings of shareholders.

A proposal under the CBCA must include the name and address of the person submitting the proposal, the names and addresses of the person’s supporters (if applicable), the number of shares of the corporation owned by such persons and the date or dates upon which such shares were acquired. In accordance with the CBCA, a shareholder proposal must be submitted to the corporation at least 90 days before the anniversary date of the notice of meeting that was sent to shareholders in connection with the previous annual meeting of shareholders.

NexxTech currently intends to hold an annual meeting of shareholders no later than September 30, 2004. Once the exact date of the annual meeting is determined, NexxTech will publicly announce the meeting date and deadline for shareholders to submit proposals for the meeting.

LEGAL MATTERS

Certain legal matters in connection with the reorganization have been passed upon for InterTAN and NexxTech by Thompson & Knight L.L.P., Dallas, Texas. Thompson & Knight L.L.P. has also rendered an opinion regarding the U.S. federal income tax consequences of the reorganization referred to in “Material Income Tax Consequences of the Reorganization—Material United States Federal Income Tax Consequences”. Legal matters in connection with the NexxTech shares have been passed upon for InterTAN and NexxTech by their Canadian counsel, Osler, Hoskin & Harcourt LLP, Toronto, Ontario. Osler, Hoskin & Harcourt LLP has also rendered an opinion regarding the Canadian tax consequences of the reorganization referred to in “Material Income Tax Consequences of the Reorganization—Material Canadian Federal Income Tax Consequences”.

EXPERTS

The financial statements incorporated into this proxy statement by reference to InterTAN’s Annual Report on Form 10-K for the year ended June 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

InterTAN is subject to the informational requirements of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. InterTAN’s SEC filings also are available to the public from commercial document retrieval services and at the World Wide Web site maintained by the SEC at http://www.sec.gov. You may also inspect those reports, proxy statements and other information concerning InterTAN at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the InterTAN common stock is currently listed.

NexxTech has filed a Registration Statement on Form S-4 with the SEC to register the issuance of its common shares in connection with the merger. This proxy statement is a part of that registration statement and constitutes a prospectus of NexxTech in addition to being a proxy statement of InterTAN for the stockholders’ meeting. Upon completion of the reorganization, NexxTech will also file reports, statements and other information with the Canadian securities regulatory authorities, which are available at various of the Canadian regulatory authorities’ public reference rooms. NexxTech will also begin making filings on the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”), the Canadian equivalent of the SEC’s EDGAR system, at http://www.sedar.com, which filings will be electronically available to the public.

After the reorganization, NexxTech will file through SEDAR periodic reports, including audited annual financial statements and unaudited quarterly financial statements, material change reports, as well as proxy statements and related materials for annual and special meetings of NexxTech shareholders. NexxTech will be required to send, annually, a request form to its shareholders for their use if they wish to request a copy of

NexxTech’s annual and interim financial statements as well as the related management’s discussion and analysis of financial condition and results of operations. Following completion of its director search and the appointment of additional new directors, NexxTech anticipates it will qualify as a foreign private issuer for purposes of the Exchange Act. As a foreign private issuer, NexxTech will not be subject to the same Exchange Act filing requirements to which InterTAN is subject. However, the periodic reports NexxTech files through SEDAR will also be made available on the SEC’s EDGAR system.

Upon completion of the reorganization, NexxTech’s common shares will be listed on the Toronto Stock Exchange and the New York Stock Exchange. By having a class of securities listed on the New York Stock Exchange, NexxTech will be subject to certain corporate governance requirements of the New York Stock Exchange and the United States Sarbanes-Oxley Act including, for example, independence requirements for audit committee composition, annual certification requirements and auditor independence rules. These requirements will apply despite NexxTech qualifying as a foreign private issuer for purposes of the Exchange Act, which status it expects to achieve following the appointment of additional new directors. As a foreign private issuer, however, NexxTech will not be subject to the short-swing profit rules, U.S. proxy rules or certain U.S. insider reporting requirements, that InterTAN was subject to as a Delaware corporation.

This proxy statement does not contain all the information you can find in the registration statement or the exhibits thereto. SEC rules allow InterTAN and NexxTech to “incorporate by reference” information into this proxy statement, which means that InterTAN can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the documents set forth below that InterTAN previously filed with the SEC and with Canadian securities regulatory authorities. These documents contain important information about InterTAN.

1.	Quarterly Reports on Form 10-Q for the three months ended September 30, 2003 and the three months ended December 31, 2003;

2.	Annual Report on Form 10-K for the year ended June 30, 2003;

3.	Annual Meeting Proxy Statement dated October 20, 2003;

4.	Current Reports on Form 8-K filed October 9, 2003, October 24, 2003, October 27, 2003, December 8, 2003, January 7, 2004 and January 29, 2004; and

5.	The description of the InterTAN common stock and preferred stock purchase rights contained in our registration statements on Form 8-A filed with the SEC under Section 12 of the Exchange Act, dated September 23, 1988 and September 17, 1999, respectively.

We are also incorporating by reference all additional documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the stockholders’ meeting.

If you are a stockholder of record or beneficial owner, we may already have sent you some of the documents incorporated by reference, but you can obtain any of them from us or the SEC. Documents incorporated by reference are available from us without charge, excluding exhibits unless we specifically have incorporated by reference an exhibit into this proxy statement. Stockholders of record, beneficial owners, and any other person to whom a proxy statement is delivered, may obtain without charge a copy of documents that we incorporate by reference into this proxy statement by requesting them by telephone at (705) 728-6242 or in writing at the following address:

InterTAN, Inc.

279 Bayview Drive

Barrie, Ontario, Canada L4M 4W5

If you would like to request documents from us, please do so by Friday, May 14, 2004, to assure that you will receive them before the stockholders’ meeting.

You should rely only on the information contained or incorporated by reference into this proxy statement to consider and vote upon the adoption of the Agreement and Plan of Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. The date of this proxy statement can be found on the first page. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of this proxy statement to stockholders nor the issuance of NexxTech shares in the merger shall create any implication to the contrary.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the reorganization and our financial condition, results of operations and business. This Act protects public companies from liability for forward-looking statements in private securities litigation if the forward-looking statements are identified and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements by their nature involve a degree of risk and uncertainty, including, but not limited to, the risks and uncertainties referred to under “Risk Factors” and elsewhere herein or in the documents incorporated by reference. All statements regarding the expected benefits and costs of the reorganization are forward-looking statements. The forward-looking statements may include statements regarding the period following completion of the reorganization. You can find many of these statements by looking for words such as “believes”, “expects”, “anticipates”, “estimates”, “continues”, “may”, “intends”, “plans” or similar expressions in this proxy statement or in the documents incorporated by reference. You should be aware that any forward-looking statements in this proxy statement reflect only current expectations and are not guarantees of performance. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those we express in our forward-looking statements. You should consider these risks when deciding how to vote. Also, as you make your decision on how to vote, please take into account that forward-looking statements speak only as of the date of this proxy statement or, in the case of documents incorporated by reference, the date of any such document, or in certain cases, as of a specified date.

We have identified factors that could cause actual plans or results to differ materially from those included in any forward-looking statements contained in or incorporated by reference into this proxy statement. These factors include, but are not limited to, the following:

•	an inability to realize expected benefits of the reorganization within the anticipated time frame, or at all;

•	changes in tax law, tax treaties or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;

•	an inability to execute any of our business strategies;

•	costs or difficulties related to the reorganization, which could be greater than expected;

•	changes in the rate of economic growth in Canada or the U.S.;

•	political and economic conditions in Canada or the U.S.;

•	significant changes in trade, monetary or fiscal policies of Canada or the U.S., including changes in interest rates;

•	currency fluctuations between the Canadian and the U.S. dollars and other currencies;

•	costs and effects of unanticipated legal and administrative proceedings;

•	adverse weather;

•	acts of war or terrorism and the aftermath of the September 11, 2001 terrorist attacks on the United States;

•	management’s estimates of future sales growth and gross margin percentages;

•	the impact of new product introductions on future sales and gross margin percentages;

•	the resolution of our dispute with the purchaser of InterTAN Australia Ltd., our former subsidiary in Australia;

•	estimates of future foreign exchange and tax rates;

•	future levels of depreciation, interest income and expense and income taxes;

•	management’s estimates of future earnings per share;

•	the impact of new store additions and the cost cutting initiatives undertaken on future selling, general and administrative expenses;

•	any loss of the license to use the RadioShack name;

•	our ability to remain in compliance with our bank covenants;

•	the impact on future cash flows of the eighth common stock repurchase program, planned capital expenditures and payments of income tax balances, including estimates of future borrowings under our revolving credit agreement;

•	the adequacy of our liquidity;

•	the outcome of various Australian, Canadian and United States income tax issues and the timing of payments related thereto;

•	the adequacy of the indemnity obtained from the purchaser of our former subsidiary in the United Kingdom;

•	possible payments under indemnities provided to the purchaser of InterTAN U.K. Ltd.; and

•	such other risk factors as may be discussed in our reports filed with the SEC.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

INTERTAN, INC.

NEXXTECH INC.

NEXXTECH ACQUISITION COMPANY

AND

INTERTAN CANADA LTD.

DATED AS OF February 25, 2004

ANNEX A

i

ANNEX A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 25, 2004, is among InterTAN, Inc., a Delaware corporation (“InterTAN”), NexxTech Inc., a corporation governed by the laws of Canada and a direct, wholly-owned subsidiary of InterTAN (“NexxTech”), NexxTech Acquisition Company, a Delaware corporation and a direct, wholly-owned subsidiary of NexxTech (“Merger Sub”), and InterTAN Canada Ltd., a corporation governed by the laws of British Columbia and a direct, wholly-owned subsidiary of InterTAN (“InterTAN Canada”).

RECITALS:

1. The Boards of Directors of each of InterTAN, NexxTech, Merger Sub and InterTAN Canada have determined that it is in the best interests of their respective shareholders to reorganize so that NexxTech will become the parent of InterTAN as a result of the merger of Merger Sub with and into InterTAN (the “Merger”).

2. The respective Boards of Directors of InterTAN, NexxTech, Merger Sub and InterTAN Canada have each approved the Merger, pursuant to which InterTAN will be the surviving corporation and will become a wholly-owned subsidiary of NexxTech, all upon the terms and subject to the conditions set forth in this Agreement, and whereby each issued share of common stock, par value US $1.00 per share, of InterTAN (“InterTAN Common Stock”), other than those shares of InterTAN Common Stock held by InterTAN in treasury and those shares of InterTAN Common Stock held by InterTAN Canada, shall be converted into the right to receive one common share (with no par value) in the capital of NexxTech (“NexxTech Common Shares”).

3. Pursuant to the Merger and this Agreement, the preferred stock purchase rights (the “InterTAN Rights”) attached to the InterTAN Common Stock issued pursuant to that certain rights agreement dated as of September 17, 1999, between InterTAN and EquiServe Trust Company, N.A., as successor to BankBoston, N.A., as Rights Agent, as amended (the “InterTAN Rights Agreement”) will expire and a new NexxTech Right (as defined below) will be issued with each NexxTech Common Share issued in the Merger.

4. The Merger requires, among other things, the adoption of this Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of InterTAN Common Stock, other than those held by InterTAN Canada, which under Delaware law is not entitled to vote such shares.

5. For United States federal income tax purposes, it is intended that the Merger, together with the NexxTech Redemption, the Survivorco Dissolution and the Amalgamation (each, as defined herein), qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, and that all parties to this Agreement be parties to the reorganization within the meaning of Section 368(b) thereof.

6. The parties intend that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulation section 1.368-3.

ANNEX A

NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into InterTAN in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. Pursuant to the Merger, in accordance with the DGCL, (i) InterTAN shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), becoming a direct, wholly-owned subsidiary of NexxTech, (ii) all the properties, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation without any transfer or assignment having occurred, and (iii) all debts, liabilities and duties of Merger Sub shall attach to the Surviving Corporation.

SECTION 1.2 Filing Certificate of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article V, if this Agreement shall not have been terminated prior thereto as provided in Section 6.1, Merger Sub and InterTAN shall cause a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 252 of the DGCL to be properly executed and filed in accordance with such section. The Merger shall become effective at the later of (i) the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (ii) such later time that the parties hereto shall have agreed upon and designated in the Certificate of Merger as the effective time of the Merger (the “Effective Time”).

ARTICLE II

CHARTER DOCUMENTS,

DIRECTORS AND OFFICERS OF

SURVIVING CORPORATION AND NEXXTECH,

AND CERTAIN REPRESENTATIONS

SECTION 2.1 Name of Surviving Corporation. The name of the Surviving Corporation shall be “InterTAN, Inc.”

SECTION 2.2 Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of the Surviving Corporation shall be amended as of the Effective Time so as to contain only the provisions contained in the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, except that the First Article of such Certificate of Incorporation of Merger Sub shall provide that the name of the Surviving Corporation shall be “InterTAN, Inc.” and the Fourth Article shall be amended to increase the number of authorized shares of capital stock to forty million, one hundred (40,000,100) and the number of authorized shares of common stock to forty million (40,000,000). Such Certificate of

ANNEX A

Incorporation, as so amended, shall continue to be the Certificate of Incorporation of the Surviving Corporation until amended as provided therein and under the DGCL.

SECTION 2.3 Bylaws of Surviving Corporation. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

SECTION 2.4 Directors of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each such director to serve in such capacity until his earlier death, resignation or removal or until his successor is duly elected and qualified.

SECTION 2.5 Officers of Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve in such capacity until his earlier death, resignation or removal or until his successor is duly elected and qualified.

SECTION 2.6 Directors and Officers of NexxTech. Prior to the Effective Time, InterTAN, in its capacity as the sole shareholder of NexxTech, agrees to take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and officers of InterTAN immediately prior to the Effective Time to be elected or appointed as the directors and officers of NexxTech (to the extent the officers and directors of NexxTech and InterTAN are not already identical), each such person to have the same office(s) with NexxTech (and the same committee memberships in the case of directors) as he held with InterTAN, with the directors to serve until the earlier of the next meeting of the NexxTech shareholders at which an election of directors is required or until their successors are elected.

SECTION 2.7 Representation of NexxTech. NexxTech hereby represents and warrants that it is the owner of all of the outstanding capital stock of Merger Sub, free and clear of any adverse claims.

ARTICLE III

CONVERSION AND EXCHANGE OF STOCK

SECTION 3.1 Conversion and Exchange of Stock in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares:

(a) Cancellation of InterTAN Owned Stock. Each issued share of InterTAN Common Stock that is owned by InterTAN as a treasury share immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(b) Conversion of InterTAN Canada Owned Stock. The issued and outstanding shares of InterTAN Common Stock owned by InterTAN Canada immediately prior to the Effective Time shall, in the aggregate, be converted into the right to receive a subordinated promissory demand note of NexxTech, the principal of which is equal to the product of: (i) the number of shares of InterTAN Common Stock owned by InterTAN Canada immediately prior to the Effective Time and (ii) the average

ANNEX A

of the closing prices of InterTAN Common Stock on the New York Stock Exchange on the five trading days immediately preceding the Effective Time, such subordinated promissory demand note being in substantially the form attached hereto as Exhibit A (the “Note”). The product of (i) and (ii), being an amount expressed in U.S. dollars, shall then be converted into Canadian dollars using the noon rate as quoted by the Bank of Canada on the date of the Effective Time. InterTAN Canada hereby acknowledges and agrees to the consideration to be received by it pursuant to this Section 3.1(b).

(c) Conversion of Remaining InterTAN Shares. Each issued and outstanding share of InterTAN Common Stock (other than the issued shares of InterTAN Common Stock noted in Sections 3.1(a) and (b)) shall be converted into the right to receive one validly issued, fully paid and nonassessable NexxTech Common Share.

(d) Effect on NexxTech Share. The one issued and outstanding redeemable and retractable preferred share (with no par value) in the capital of NexxTech (the “NexxTech Preferred Share”) held by InterTAN immediately prior to the Effective Time shall be redeemed by NexxTech immediately following the Effective Time as set forth in Section 7.5.

(e) Conversion of Merger Sub Common Stock. Each issued and outstanding share of common stock, par value US $1.00 per share, of Merger Sub shall be converted into one validly issued, fully-paid and nonassessable share of non-voting preferred stock (with no par value), of the Surviving Corporation, with a redemption amount equal to US $1.00.

(f) Consideration Provided to NexxTech. In consideration for the issuance by NexxTech of the Note and of the NexxTech Common Shares to the holders of InterTAN Common Stock outstanding immediately prior to the Effective Time, pursuant to Sections 3.1(b) and (c), respectively, and Section 3.2, the Surviving Corporation shall issue to NexxTech that number of shares of validly issued, fully-paid and nonassessable common stock (“Survivorco Common Stock”), par value US $1.00 per share, that is equal to the number of shares of InterTAN Common Stock issued and outstanding immediately prior to the Effective Time, which shares shall have a fair market value equal to the aggregate fair market value of the InterTAN Common Stock in respect of which NexxTech issued such Note and such NexxTech Common Shares.

(g) Stock-Based Compensation Plans. The stock-based benefit and compensation plans and programs and agreements providing for the grant or award to InterTAN’s and its affiliates’

(i) employees of options or other rights to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, InterTAN Common Stock (other than the InterTAN, Inc. Restricted Stock Unit Plan and the InterTAN, Inc. Amended and Restated Stock Purchase Program) (the “Employee Stock Plans”); and

(ii) directors of options or other rights to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, InterTAN

ANNEX A

Common Stock (the “Director Stock Plans”)

shall be assumed by NexxTech and sponsored in accordance with Section 4.1 of this Agreement. The Employee Stock Plans, together with the Director Stock Plans, are referred to herein collectively as the “Stock Plans.”

(h) Rights. Each InterTAN Right shall automatically expire immediately prior to the Effective Time in accordance with the InterTAN Rights Agreement, and one new right (each a “NexxTech Right”) shall be issued with each NexxTech Common Share issued in the Merger pursuant to a NexxTech shareholder rights plan agreement entered into as of the date of this Agreement between NexxTech and Computershare Investor Services Inc., as Rights Agent (the “NexxTech Rights Agreement”). The approval and adoption of this Agreement by the stockholders of InterTAN shall also be deemed, as of the Effective Time, to constitute shareholder approval, with respect to NexxTech, of the NexxTech Rights Agreement.

SECTION 3.2 Issuance of Note and NexxTech Common Shares. NexxTech shall, in consideration of the issuance to NexxTech by the Surviving Corporation of the Survivorco Common Stock pursuant to Section 3.1(f), issue, at the Effective Time, the Note and the NexxTech Common Shares to the holders of InterTAN Common Stock outstanding immediately prior to the Effective Time, in accordance with Sections 3.1(b) and (c), respectively.

SECTION 3.3 Certificates Representing InterTAN Shares.

(a) At the Effective Time, each certificate representing issued and outstanding shares of InterTAN Common Stock (other than the issued shares of InterTAN Common Stock to be cancelled and converted, respectively, in accordance with Sections 3.1(a) and (b)), shall automatically represent the same number of NexxTech Common Shares and the related NexxTech Rights and, therefore, certificates representing InterTAN Common Stock do not need, and are not required, to be exchanged for certificates representing NexxTech Common Shares and the related NexxTech Rights. Following the Merger, stock certificates bearing the name of NexxTech will be issued in the normal course upon surrender of stock certificates bearing the name of InterTAN for exchange or transfer.

(b) At the Effective Time, holders of InterTAN Common Stock will cease to be, and will have no rights as, stockholders of InterTAN, other than the right to receive: (i) any dividend or other distribution with a record date prior to the Effective Time that may have been declared or made by InterTAN on such shares of InterTAN Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time; and (ii) the Note and NexxTech Common Shares pursuant to Sections 3.1(b) and (c), as appropriate. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of InterTAN Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, stock certificates bearing the name InterTAN are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by law.

ANNEX A

SECTION 3.4 No Dissenters’ Rights. There are no dissenters’ rights or appraisal rights available to holders of InterTAN Common Stock under the DGCL in connection with the Merger.

ARTICLE IV

EMPLOYEE BENEFIT AND COMPENSATION PLANS AND AGREEMENTS

SECTION 4.1 Plans

(a) At the Effective Time, NexxTech shall assume the rights and obligations of InterTAN under each Stock Plan listed on Exhibit B (the “Assumed Plans”).

(b) To the extent any Stock Plan provides for the issuance or purchase of, or otherwise relates to, InterTAN Common Stock, after the Effective Time such Stock Plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, NexxTech Common Shares, and all options or awards issued, or benefits available or based upon the value of InterTAN Common Stock, under such Stock Plan after the Effective Time shall entitle the holder thereof to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, NexxTech Common Shares in accordance with the terms of such Stock Plan. The outstanding options or other awards or benefits available under the terms of the Stock Plans shall be exercisable, issuable or available upon the same terms and conditions as under such Stock Plans and the agreements relating thereto immediately prior to the Effective Time, except that upon the exercise, issuance or availability of such options, awards or benefits, NexxTech Common Shares shall be issuable, held or available in lieu of shares of InterTAN Common Stock. The number of NexxTech Common Shares issuable or available upon the exercise, issuance or availability of such option, award or benefit immediately after the Effective Time, and the option, exercise or measurement price of each such option, award or benefit, shall be the number of shares and the option, exercise or measurement price in effect immediately prior to the Effective Time.

(c) Such amendments deemed necessary or appropriate by InterTAN and NexxTech to effect the Merger and related reorganization transactions, including to facilitate the assumption by NexxTech of the Assumed Plans, shall be adopted and entered into with respect to the Stock Plans. The approval and adoption of this Agreement by the stockholders of InterTAN shall be deemed, as of the Effective Time, to constitute shareholder approval, with respect to NexxTech, of: (i) such amendments; and (ii) the assumption by NexxTech of the Assumed Plans.

SECTION 4.2 Change of Control Agreements. InterTAN shall cause the “change of control” agreements that are currently in place between InterTAN and certain of its executive officers and key employees (the “Change of Control Agreements”) to be amended so that such Change of Control Agreements shall become effective after a “change of control” of NexxTech, rather than after a “change of control” of InterTAN.

ANNEX A

ARTICLE V

CONDITIONS PRECEDENT

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a) This Agreement shall have been adopted and approved by the affirmative vote of holders of a majority of the issued and outstanding shares of InterTAN Common Stock entitled to vote thereon at the record date for such actions as set by the Board of Directors of InterTAN.

(b) None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., Canada or any other country, that prohibits the consummation of the Merger.

(c) The registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) by NexxTech in connection with the offer and issuance of the NexxTech Common Shares to be issued pursuant to the Merger shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order with respect thereto shall be in effect.

(d) The NexxTech Common Shares to be issued pursuant to the Merger shall have been authorized for listing on the New York Stock Exchange and the Toronto Stock Exchange, subject to official notice of issuance.

(e) Other than the filing of the Certificate of Merger provided for under Article I, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of InterTAN, NexxTech or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including without limitation any filings required under (i) applicable U.S. state securities and “Blue Sky” laws and (ii) applicable Canadian provincial securities laws, shall have been obtained or made.

(f) All consents required under instruments evidencing a material amount of indebtedness and all material consents required under any other material contracts to which InterTAN or any subsidiary of InterTAN is a party (in either case as required to consummate the Merger and the other transactions contemplated hereby), shall have been obtained.

(g) InterTAN and NexxTech shall have received an opinion from Thompson & Knight L.L.P., in form and substance reasonably satisfactory to them, dated as of the date of the Effective Time, confirming the matters discussed under the caption “Material Income Tax Consequences of the Reorganization—Material United States Federal Income Tax Consequences” in the proxy statement/prospectus included in the Registration Statement.

(h) InterTAN and NexxTech shall have received an opinion from Osler, Hoskin & Harcourt LLP, in form and substance reasonably satisfactory to them, dated as

ANNEX A

of the date of the Effective Time, confirming the matters discussed under “Material Income Tax Consequences of the Reorganization—Material Canadian Federal Income Tax Consequences” in the proxy statement/prospectus included in the Registration Statement.

(i) InterTAN and NexxTech shall have received an opinion from Thompson & Knight L.L.P., in form and substance reasonably satisfactory to them, dated as of the date of the Effective Time, substantially to the effect that:

(i) Each of InterTAN and Merger Sub is a corporation duly incorporated and validly existing under the laws of the State of Delaware;

(ii) Each of InterTAN and Merger Sub has the corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder; and

(iii) The execution and delivery by each of InterTAN and Merger Sub, and the performance by each of them of its obligations under, this Agreement have been duly authorized by all necessary corporate action on the part of each of InterTAN and Merger Sub under their respective Certificates of Incorporation and Bylaws and under the DGCL.

(j) InterTAN and NexxTech shall have received an opinion from Osler, Hoskin & Harcourt LLP, in form and substance reasonably satisfactory to them, dated as of the date of the Effective Time, substantially to the effect that:

(i) NexxTech is a company duly incorporated and validly existing under the Canada Business Corporations Act (the “CBCA”);

(ii) NexxTech has the corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder; and

(iii) The execution and delivery by NexxTech of, and the performance by NexxTech of its obligations under, this Agreement have been duly authorized by all necessary corporate action on the part of NexxTech under its Articles of Incorporation and by-laws and under the CBCA.

(k) The representations and warranties of the parties set forth herein shall be true and correct in all material respects and the covenants of the parties set forth herein (other than those to be performed after the Effective Time) shall have been performed in all material respects.

ANNEX A

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

SECTION 6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of InterTAN, by action of the Board of Directors of InterTAN.

SECTION 6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of InterTAN, NexxTech, Merger Sub, or InterTAN Canada.

SECTION 6.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval or adoption by the stockholders of InterTAN of this Agreement or matters presented in connection with this Agreement; provided, however, that after any such approval or adoption, there shall be made no amendment requiring further approval or adoption by such stockholders under applicable law until such further approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 6.4 Waiver. At any time prior to the Effective Time, the parties may waive compliance with any of the agreements or covenants contained in this Agreement, or may waive any of the conditions to consummation of the Merger contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VII

COVENANTS

SECTION 7.1 Agreements of Rule 145 Affiliates. Prior to the Effective Time, InterTAN shall cause to be prepared and delivered to NexxTech a list identifying all persons who, immediately prior to the Effective Time, InterTAN believes may be deemed to be “affiliates” of InterTAN, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). NexxTech shall be entitled to place a restrictive legend on any certificate(s) representing NexxTech Common Shares received by Rule 145 Affiliates. InterTAN shall use its commercially reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to NexxTech, at or prior to the Effective Time, a written agreement, in a form approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any NexxTech Common Shares issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

SECTION 7.2 Rule 16b-3 Approval. InterTAN, NexxTech and Merger Sub shall take all such steps as may reasonably be required to cause the transactions contemplated by Section 3.1 and any other dispositions of InterTAN equity securities (including derivative securities) or acquisitions of NexxTech equity securities (including derivative securities) in connection with

ANNEX A

this Agreement by each individual who (i) is a director or officer of InterTAN, or (ii) at the Effective Time, is or will become a director or officer of NexxTech, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

SECTION 7.3 Assumption of Liabilities. NexxTech shall, in connection with the Survivorco Dissolution, assume the debt and other obligations of InterTAN under the Credit Agreement dated as of December 17, 2002 between InterTAN Canada and The Bank of Nova Scotia, as amended.

SECTION 7.4 NexxTech Vote. Prior to the date of the meeting of stockholders of InterTAN to consider and vote upon the adoption of this Agreement and the approval of the Merger, NexxTech, in its capacity as sole stockholder of Merger Sub, shall have adopted this Agreement and approved the Merger.

SECTION 7.5 Redemption of NexxTech Share. Immediately following the Effective Time, NexxTech shall cause the one issued and outstanding NexxTech Preferred Share issued to InterTAN prior to the Merger to be redeemed by NexxTech for the consideration provided in NexxTech’s articles of incorporation (the “NexxTech Redemption”).

SECTION 7.6 Dissolution of Surviving Corporation. Immediately following the NexxTech Redemption, the Board of Directors of the Surviving Corporation and NexxTech, as the sole stockholder of the Surviving Corporation, shall cause the Surviving Corporation to be dissolved in accordance with the DGCL (the “Survivorco Dissolution”).

SECTION 7.7 Amalgamation of NexxTech and InterTAN Canada. Immediately following the Survivorco Dissolution, NexxTech and InterTAN Canada shall cause InterTAN Canada to be continued under the CBCA, following which, NexxTech and InterTAN Canada shall cause NexxTech and InterTAN Canada to be amalgamated under the CBCA (the “Amalgamation”). In connection with the Amalgamation, NexxTech and InterTAN Canada shall cause the Note to be cancelled.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article IV and Article VII (collectively, the “Third Party Provisions”), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced only by the specifically intended beneficiaries thereof.

SECTION 8.2 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect

ANNEX A

to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

SECTION 8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

SECTION 8.4 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

SECTION 8.5 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

ANNEX A

IN WITNESS WHEREOF, InterTAN, InterTAN Canada, NexxTech and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERTAN, INC.

By:	/s/ BRIAN E. LEVY

Name: Brian E. Levy Title: President and Chief Executive Officer

INTERTAN, CANADA LTD.

By:	/s/ BRIAN E. LEVY

Name: Brian E. Levy Title: President and Chief Executive Officer

NEXXTECH INC.

By:	/s/ BRIAN E. LEVY

Name: Brian E. Levy Title: President and Chief Executive Officer

NEXXTECH ACQUISITION COMPANY

By:	/s/ BRIAN E. LEVY

Name: Brian E. Levy Title: President

ANNEX A

EXHIBIT A

SUBORDINATED DEMAND PROMISSORY NOTE

CDN$	TORONTO, ONTARIO

DATE: , 2004

Promise to Pay

FOR VALUE RECEIVED NexxTech Inc., a corporation governed by the laws of Canada (“NexxTech”), unconditionally promises to pay on demand to InterTAN Canada Ltd., a corporation governed by the laws of British Columbia (“InterTAN Canada”), its successors and assigns, or to its order, at its offices at 279 Bayview Drive, Barrie, Ontario L4M 4W5 (or at such other address as InterTAN Canada shall notify NexxTech), in lawful money of Canada, the amount of                  dollars (CDN$                ) (the “Principal Amount”).

Interest

The Principal Amount outstanding shall not bear interest.

Ranking

This Note will be subordinate in right of payment to the prior payment in full of all other indebtedness of NexxTech (“Other Indebtedness”). NexxTech will not incur any indebtedness that is subordinate in right of payment to any Other Indebtedness unless such indebtedness will rank on parity or subordinate in right of payment with this Note. This Note will rank equally in right of payment with all of NexxTech’s other existing and future liabilities that are not otherwise subordinated in favour of this Note. This Note will rank senior in right of payment to all indebtedness that by its terms is expressly subordinate to this Note.

Upon any payment or distribution of assets or securities of NexxTech to creditors of any kind or character, whether in cash, property or securities, in connection with any dissolution or winding up or total or partial liquidation or reorganization of NexxTech, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, the holders of Other Indebtedness will first be entitled to receive payment in full in cash or cash equivalents of principal (and premium, if any) of and interest on such Other Indebtedness (whether or not allowed in such proceeding) before InterTAN Canada is entitled to receive any payment of principal (and premium, if any) of this Note or on account of the purchase or redemption or other acquisition of this Note by NexxTech or any of its subsidiaries. Notwithstanding the foregoing, in the event that InterTAN Canada receives any payment or distribution of NexxTech’s assets of any kind or character (excluding common shares of NexxTech or securities provided for in a plan of reorganization or readjustment which are subordinate in right of payment to all Other Indebtedness to substantially the same extent as this Note is so subordinated) before all the Other Indebtedness is paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other person making payment or distribution of NexxTech’s assets for application to the payment of all Other Indebtedness remaining unpaid, to the extent necessary to pay the Other Indebtedness in full.

A-1

ANNEX A

Prepayment of the Principal Amount

When not in default under this Note, NexxTech shall be entitled to prepay all or any portion of the Principal Amount outstanding without notice, bonus or penalty.

Waiver by the Borrower

NexxTech waives presentment for payment, notice of non-payment, notice of dishonour, and notice of protest of this Note. NexxTech also waives the benefits of division and discussion and the right to assert in any action or proceeding with regard to this Note any set-offs or counterclaims which NexxTech may have.

No Waiver by the Lender

Neither the extension of time for making any payment which is due and payable under this Note at any time or times, nor the failure, delay, or omission of InterTAN Canada to exercise or enforce any of its rights or remedies under this Note, shall constitute a waiver by InterTAN Canada of its right to enforce any such rights and remedies subsequently. The single or partial exercise of any such right or remedy shall not preclude InterTAN Canada’s further exercise of such right or remedy or any other right or remedy.

Governing Law and Successors

This Note is made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario, and shall enure to the benefit of InterTAN Canada and its successors and assigns, and shall be binding on NexxTech and its successors and permitted assigns.

NEXXTECH INC.

By:

Name:

Title:

By:

Name:

Title:

A-2

ANNEX A

EXHIBIT B

ASSUMED PLANS

1.	InterTAN Inc. Restated 1986 Stock Option Plan

2.	InterTAN, Inc. 1996 Stock Option Plan

3.	InterTAN Inc. Restated 1991 Non-Employee Director Stock Option Plan

4.	InterTAN, Inc. Non-Employee Director Non-Qualified Stock Option Agreements dated June 7, 1999 with each of:

(a)	James T. Nichols

(b)	W. Darcy McKeogh

(c)	William C. Bosquette

(d)	Ron G. Stegall

ANNEX B

[LOGO]	Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	FORM 1 ARTICLES OF INCORPORATION (SECTION 6)	FORMULAIRE 1 STATUTS CONSTITUTIFS (ARTICLE 6)

1—Name of the Corporation	Dénomination sociale de la société
NexxTech Inc.

2—The province or territory in Canada where the registered office is situated.	La Province ou le territoire au Canada où est situè le siège social

Province of Ontario

3—The classes and any maximum number of shares that the corporation is authorised to issue	Catégories et le nombre maximal d’actions que la société est autorisée à émettre

See attached Schedule I.

4—Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, s’il y a lieu
None.

5—Number (or minimum and maxium number) of directors	Nombre (ou nombre minimal et maximal) d’administrateurs

Minimum of one (1), maximum of ten (10)

6—Restrictions, if any, on the business the corporation may carry on	Limites imposées a l’activite commerciale de la société, s’il y à lieu

None

7—Other provisions, if any	Autres dispositions, s’il y à lieu

See attached Schedule II.

8—Incorporators—Fondateurs

Name(s)—Nom(s)	Address (including postal code) Adresse (inclure le code postal)	Signature	Tel. No. —N° de tél.

InterTAN, Inc.	279 Bayview Drive Barrie, Ontario L4M 4W5	/s/ JEFFREY LOSCH	705-728-6242

FOR DEPARTMENTAL USE ONLY—A L’USAGE DU MINISTÈRE SEULEMENT

IC 3419 (2003/06	[LOGO]

ANNEX B

SCHEDULE I

NexxTech Inc.

ARTICLES OF INCORPORATION

3.	The classes and any maximum number of shares that the Corporation is authorized to issue:

An unlimited number of common shares; and

An unlimited number of Redeemable/Retractable Preference Shares, issuable in series (“Preference Shares”).

The common shares and the Preference Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

COMMON SHARES

1.	Voting Rights

Each holder of common shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation and to vote thereat, except meetings at which only holders of a specified class of shares (other than common shares) or specified series of shares are entitled to vote. At all meetings of which notice must be given to the holders of the common shares, each holder of common shares shall be entitled to one vote in respect of each common share held by such holder.

2.	Dividends

The holders of the common shares shall be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive any dividend declared by the Corporation.

3.	Liquidation, Dissolution or Winding-up

The holders of the common shares shall be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation on a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or on any other return of capital or distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

REDEEMABLE/RETRACTABLE PREFERENCE SHARES ISSUABLE IN SERIES

1.	Directors’ Authority to Issue in One or More Series

The board of directors of the Corporation may issue the Preference Shares at any time and from time to time in one or more series.

- 2 -	ANNEX B

2.	Terms of Each Series

Before the first shares of a particular series are issued, the board of directors of the Corporation shall fix the number of shares in such series and shall determine, subject to any limitations set out in the articles, the designation, rights, privileges, restrictions and conditions attaching to the shares of such series including, without limitation, any right to receive dividends (which may be cumulative, non-cumulative or partially cumulative and variable or fixed), the rate or rates, amount or method or methods of calculation of preferential dividends and whether such rate or rates, amount or method or methods of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which such preferential dividends shall accrue, the rights of redemption (if any) and the redemption price and other terms and conditions of redemption, the rights of retraction (if any) and the prices and other terms and conditions of any rights of retraction and whether any additional rights of retraction may be provided to such holders in the future, the voting rights and the conversion or exchange rights (if any) and any sinking fund, purchase fund or other provisions attaching thereto.

3.	First Shares of Each Series

Before the issue of the first shares of a series, the board of directors of the Corporation shall send to the Director, as defined in the Canada Business Corporations Act, articles of amendment containing a description of such series including the designations, rights, privileges, restrictions and conditions determined by the directors.

4.	Ranking of Preference Shares

No rights, privileges, restrictions or conditions attaching to a series of Preference Shares shall confer upon a series a priority over any other series of Preference Shares in respect of the payment of dividends or any distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation.

The Preference Shares of each series shall rank on a parity with the Preference Shares of every other series with respect to priority in the payment of dividends, the return of capital and in the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

5.	Priority

The Preference Shares shall be entitled to priority over the common shares of the Corporation and over any other shares of any other class of the Corporation ranking junior to the Preference Shares with respect to priority in the payment of dividends, the return of capital and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among the shareholders for the purpose of winding up its affairs.

- 3 -	ANNEX B

6.	Other Preferences

The Preference Shares of any series may also be given such other preferences, not inconsistent with the provisions hereof over the common shares and over any other shares of the Corporation ranking junior to Preference Shares as may be determined in the case of such series of Preference Shares in accordance with paragraph 2.

7.	Participation

If any cumulative dividends or declared non-cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding up of the Corporation in respect of a series of Preference Shares are not paid in full, the Preference Shares of all series shall participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full, provided however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the Preference Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

8.	Voting Rights

Except as hereinafter referred with respect to the Preference Shares, Series 1, or in connection with any other series of Preference Shares that the board of directors of the Corporation may authorize, or as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of Preference Shares, the holders of the Preference Shares as a class shall not be entitled as such to receive notice of, or to attend or to vote at, any meeting of the shareholders of the Corporation.

9.	Conversion Right

The Preference Shares of any series may be made convertible into or exchangeable for common shares of the Corporation.

10.	Variation of Rights

The provisions attaching to the Preference Shares as a class may be amended or repealed at any time with such approval as may then be required by law to be given by the holders of the Preference Shares as a class.

PREFERENCE SHARES, SERIES 1

Of the Preference Shares authorized to be issued by the Corporation, an unlimited number of shares are hereby designated as Preference Shares, Series 1 (hereafter referred to as the “Series 1 Shares”) which, in addition to the rights, privileges, restrictions and conditions attaching to the Preference Shares as a class, shall have the following rights, privileges, restrictions and conditions:

- 4 -	ANNEX B

1.	Definitions

For the purpose of these Series 1 Share provisions:

(a)	“Act” means the Canada Business Corporations Act.

(b)	“Redemption Amount” in respect of each Series 1 Share means the amount paid up thereon.

(c)	“Redemption Price” in respect of each Series 1 Share means the Redemption Amount together with all dividends declared thereon and unpaid up to the date of liquidation, dissolution or winding up or the date of redemption, as the case may be.

2.	Voting Rights

Each holder of Series 1 Shares shall be entitled to receive notice of, and to attend, all meetings of the shareholders of the Corporation and to vote thereat, except meetings at which only holders of a specified class or series of shares (other than Series 1 Shares) are entitled to vote. At all meetings of which notice must be given to the holders of the Series 1 Shares, each holder of Series 1 Shares shall be entitled to one vote in respect of each Series 1 Share held by such holder.

3.	Liquidation, Dissolution or Winding-up

In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Series 1 Shares shall be entitled to receive in respect of each such share, before any distribution of any part of the assets of the Corporation among the holders of the common shares and any other shares of the Corporation ranking junior to the Series 1 Shares, an amount equal to the Redemption Price. After payment to the holders of the Series 1 Shares of the amount so payable to such holders as herein provided, the holders of the Series 1 Shares shall not be entitled to share in any further distribution of the property or assets of the Corporation.

4.	Redemption at the Option of the Corporation

Subject to the Act, the Corporation shall, at its option, be entitled to redeem at any time or times all or any part of the Series 1 Shares registered in the name of any holder of any such Series 1 Shares on the books of the Corporation with or without the consent of such holder by giving notice in writing to such holder (unless such notice is waived by the holder), specifying:

(a)	that the Corporation desires to redeem all or any part of the Series 1 Shares registered in the name of such holder;

(b)	if part only of the Series 1 Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed;

(c)	the Redemption Price;

- 5 -	ANNEX B

(d)	the business day (in this paragraph referred to as the “Redemption Date”) on which the Corporation desires to redeem such Series 1 Shares. The Redemption Date may be any date selected by the Corporation which is after the date, or on the same day, on which the notice is given by the Corporation; and

(e)	the place of redemption.

The Corporation shall, on the Redemption Date, subject to paragraph 7 below, redeem such Series 1 Shares by paying to such holder an amount equal to the aggregate Redemption Price (less any tax required to be withheld by the Corporation) on presentation and surrender of the certificate(s) for the Series 1 Shares so called for redemption at such place as may be specified in such notice. The certificate(s) for such Series 1 Shares shall thereupon be cancelled and the Series 1 Shares represented thereby shall thereupon be redeemed. Payment of the aggregate Redemption Price for the Series 1 Shares to be redeemed shall be made, at the option of the Corporation, (i) by delivery to such holder of a cheque of the Corporation payable at par at any branch in Canada of the Corporation’s bankers; (ii) by wire transfer by the Corporation to the holder of the Series 1 Shares; or (iii) by a demand note with a principal amount equal to the aggregate Redemption Price for the Series 1 Shares to be redeemed. From and after the Redemption Date, such Series 1 Shares shall cease to be entitled to dividends and the holder thereof shall not be entitled to exercise any of the rights of holders of Series 1 Shares in respect thereof unless payment of the Redemption Price is not made on the Redemption Date, or on presentation and surrender of the certificate(s) for the Series 1 Shares so called for redemption, whichever is later, in which case the rights of the holder of the Series 1 Shares shall remain unaffected until payment in full of the Redemption Price.

Where at any time, some, but not all, of such Series 1 Shares are to be redeemed, the Series 1 Shares to be redeemed shall be selected by lot in such manner as the board of directors determines, or as nearly as may be in proportion to the number of Series 1 Shares registered in the name of each holder, or in such other manner as the board of directors determines.

5.	Redemption at the Option of the Holder

Subject to the Act, a holder of any Series 1 Shares shall be entitled to require the Corporation to redeem at any time or times any Series 1 Shares registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its registered office a share certificate representing the Series 1 Shares which the holder desires to have the Corporation redeem together with a request in writing (in this paragraph referred to as a “Redemption Demand”) (unless such request is waived by the Corporation), specifying:

(a)	that the holder desires to have the Series 1 Share represented by such certificate redeemed by the Corporation;

(b)	if part only of the Series 1 Shares registered in the name of such holder is to be redeemed, the number thereof to be so redeemed; and

(c)	the business day (in this paragraph referred to as the “Redemption Date”) on which the holder desires to have the Corporation redeem such Series 1 Shares. The Redemption Date shall be the date that is one business day after the date on

- 6 -	ANNEX B

which the Redemption Demand is tendered to the Corporation or such other date as the holder and the Corporation may agree.

The Corporation shall, on such Redemption Date, subject to paragraph 7 below, redeem all Series 1 Shares required to be redeemed by paying to such holder an amount equal to the aggregate Redemption Price (less any tax required to be withheld by the Corporation) on presentation and surrender of the certificate(s) for the Series 1 Shares to be so redeemed at the registered office of the Corporation. The certificate(s) for such Series 1 Shares shall thereupon be cancelled and the Series 1 Shares represented thereby shall thereupon be redeemed. Payment of the aggregate Redemption Price for the Series 1 Shares to be redeemed shall be made, at the option of the Corporation, (i) by delivery to such holder of a cheque of the Corporation payable at par at any branch in Canada of the Corporation’s bankers; (ii) by wire transfer by the Corporation to the holder of the Series 1 Shares; or (iii) by a demand note with a principal amount equal to the aggregate Redemption Price for the Series 1 Shares to be redeemed. From and after the Redemption Date, such Series 1 Shares shall cease to be entitled to dividends and the holder thereof shall not be entitled to exercise any of the rights of holders of Series 1 Shares in respect thereof unless payment of the said Redemption Price is not made on the Redemption Date, in which case the rights of the holder of the Series 1 Shares shall remain unaffected until payment in full of the Redemption Price.

6.	Partial Redemption

If less than all Series 1 Shares represented by a certificate are redeemed, the holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Series 1 Shares which have not been redeemed.

ANNEX B

SCHEDULE II

NexxTech Inc.

ARTICLES OF INCORPORATION

7.	Other provisions, if any

(a)	The directors may appoint from time to time one or more directors within the limits provided in the Canada Business Corporations Act.

(b)	The number of directors of the Corporation shall be determined from time to time by resolution of the directors.

ANNEX C

BY-LAW NO. 1

a by-law relating generally to the transaction of the business and affairs of

NexxTech Inc.

(the “Corporation”)

1 - INTERPRETATION

1.1	Definitions

In this by-law and all other by-laws of the Corporation:

(a)	“the Act” means the Canada Business Corporations Act or any statute which may be substituted therefor, as amended from time to time;

(b)	“articles” means the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization, articles of arrangement, articles of dissolution or articles of revival of the Corporation and includes any amendments thereto;

(c)	“board” means the board of directors of the Corporation;

(d)	“meeting of shareholders” means an annual meeting of shareholders or a special meeting of shareholders;

(e)	“non-business day” means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act (Canada);

(f)	“officer” means the chairperson of the board, the president, a vice-president, the secretary, the treasurer, the comptroller, the general counsel, the general manager, a managing director of a corporation, any individual appointed as an officer by the board, or any other individual who performs functions for a corporation similar to those normally performed by an individual occupying any of those offices;

(g)	“person” includes an individual, partnership, association, body corporate, trustee, executor, administrator or legal representative;

(h)	“Regulations” means the regulations under the Act, as amended from time to time;

(i)	“resident Canadian” means a Canadian citizen ordinarily resident in Canada or as otherwise defined in the Act;

(j)	words importing the singular number also include the plural and vice-versa; words importing the masculine gender include the feminine and neuter genders; and

- 2 -	ANNEX C

(k)	all words used in this by-law and defined in the Act shall have the meanings given to such words in the Act or in the related Parts thereof.

2 - GENERAL BUSINESS

2.1	Registered Office

Until changed in accordance with the Act, the registered office of the Corporation shall be in the province within Canada specified in the articles and at such place and address therein as the board may from time to time determine.

2.2	Seal

The Corporation may have a seal which shall be adopted and may be changed by the board.

2.3	Financial Year

Until changed by the board, the financial year of the Corporation shall end on the 31st day of March in each year.

2.4	Execution of Instruments

Deeds, transfers, assignments, contracts, obligations, certificates and other instruments shall be signed on behalf of the Corporation by any director or officer as determined by the board. In addition, the board may from time to time direct the manner in which, and the person or persons by whom, any particular instrument or class of instruments may or shall be signed.

2.5	Execution in Counterpart, by Facsimile, and by Electronic Signature

(a)	Subject to the Act, any notice, resolution, requisition, statement or other document required or permitted to be executed by one or more persons may be signed by means of electronic signature (as defined in the Act) or the Corporation may accept a facsimile signature.

(b)	Execution of several copies of any notice, resolution, requisition, statement or other document, each of which is executed, whether manually or electronically, by one or more of such persons, when duly executed by all persons required or permitted, shall constitute one and the same such document for purposes of the Act.

(c)	Subject to the Act, wherever a notice, resolution, requisition, statement or other document or other information is required to be created in writing, that requirement is satisfied by the creation of an electronic document with electronic signatures.

2.6	Banking Arrangements

The banking business of the Corporation, or any part or division of the Corporation, shall be transacted with such bank, trust company or other firm or body corporate as the board may

- 3 -	ANNEX C

designate, appoint or authorize from time to time and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more officers or other persons as the board may designate, direct or authorize from time to time and to the extent thereby provided.

3 - BORROWING

3.1	Borrowing

Without limit to the powers of the board as provided in the Act, the board may from time to time on behalf of the Corporation:

(a)	borrow money upon the credit of the Corporation;

(b)	issue, reissue, sell or pledge debt obligations of the Corporation;

(c)	to the extent permitted by the Act, give, directly or indirectly, financial assistance to any person by means of a loan, a guarantee to secure the performance of an obligation or otherwise; and

(d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

3.2	Delegation

Subject to the Act, the articles and any by-laws, the board may from time to time delegate to a director, a committee of directors or an officer or such other person or persons so designated by the board all or any of the powers conferred on the board by section 3.1 or by the Act to such extent and in such manner as the board shall determine at the time of each such delegation.

4 - DIRECTORS

4.1	Duties of Directors

The board shall manage, or supervise the management of, the business and affairs of the Corporation.

4.2	Qualifications of Directors

At least 25% of the directors on the board must be resident Canadians. If there are fewer than 4 directors, at least 1 director must be a resident Canadian. No person may be a director if such person is less than 18 years of age, is of unsound mind and has been so found by a court in Canada or elsewhere, is not an individual, or has the status of bankrupt. A director is not required to hold shares of the Corporation.

- 4 -	ANNEX C

4.3	Election and Term

Directors shall be elected by the shareholders at the first meeting of shareholders after the effective date of this by-law and at each succeeding annual meeting at which an election of directors is required and shall hold office for a term expiring not later than the close of the annual meeting of shareholders that immediately follows their election. The number of directors to be elected at any such meeting shall be that number most recently determined by the board. The election need not be by ballot unless a ballot is demanded by any shareholder or required by the chairperson in accordance with section 8.20. If directors are not elected at an annual meeting of shareholders at which such election is required, the directors then in office shall continue in office until their successors are elected.

4.4	Removal of Directors

Subject to the Act, the shareholders may, by ordinary resolution passed by a majority of the votes cast at a special meeting of shareholders duly called for that purpose, remove any director and may at that meeting elect a qualified person for the remainder of such term.

4.5	Ceasing to Hold Office

A director may resign from office by notice in writing delivered or sent to the Corporation and such resignation shall become effective at the time the notice is delivered or sent or on such later date as may be specified in such notice. A director shall forthwith cease to hold office as a director should such director be found by a court in Canada or elsewhere to be of unsound mind, acquire the status of bankrupt, or be removed from office by the shareholders of the Corporation.

4.6	Vacancies

(a)	A quorum of directors may appoint a director to fill a vacancy, which director shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, unless the vacancy arose from:

(i)	an increase in the number or the minimum or maximum number of directors specified in the articles; or

(ii)	a failure to elect the number or minimum number of directors provided for in the articles.

(b)	Whenever a vacancy occurs on the board which results in the board not having a quorum, or there has been a failure to elect the number or minimum number of directors provided for in the articles, the remaining directors shall forthwith call a special meeting of shareholders to fill the vacancy. If the board fails to call such meeting or if there are no such directors then in office, any shareholder may call the meeting.

(c)	The board may, if the articles of the Corporation so provide, appoint one or more additional directors, who shall hold office for a term expiring not later than the

- 5 -	ANNEX C

close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

4.7	Action by the Board

Subject to the Act, the board shall exercise its powers by or pursuant to a by-law or resolution passed at a meeting of directors at which a quorum is present and at which at least 25% of the directors present are resident Canadians or, if the Corporation has less than 4 directors, at least 1 of the directors present is a resident Canadian. The board may transact business at a meeting of directors where the required number of resident Canadian directors is not present if a resident Canadian director who is unable to be present approves in writing, or by telephonic, electronic or other communication facility, the business transacted at the meeting, and the required number of resident Canadian directors would have been present had that director been present at the meeting. Where the Corporation has only one director, that director may constitute a meeting.

4.8	Quorum

A majority of the directors shall constitute a quorum for the transaction of business. If at any meeting of the board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time without notice other than announcement of the adjournment at the meeting, and at such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally notified.

4.9	Action in Writing

A resolution in writing signed by all the directors entitled to vote thereon at a meeting of directors or of a committee of directors is as valid as if it had been passed at a meeting of directors.

4.10	Meetings by Telephone, Electronic or other Communication Facility

A director may, in accordance with the Regulations, if any, and if all of the directors of the Corporation consent, participate in a meeting of directors by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting. A director who participates in such meeting by such means is deemed to be present at that meeting. Any such consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the board held while a director holds office.

4.11	Place of Meetings

Meetings of the board may be held at the registered office of the Corporation or at any other place within or outside Canada.

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4.12	Calling of Meetings

Meetings of the board shall be held from time to time at such place, on such day and at such time as the board, the chairperson of the board, the managing director, the president or the Secretary or any two directors may determine. Provided a quorum of directors is present, the board may hold a meeting immediately following the annual meeting of shareholders without notice.

4.13	Notice of Meetings

Notice of the time and place of each meeting of the board shall be given to each director not less than 24 hours before the time when the meeting is to be held. A notice of a meeting of directors need not specify the purpose of or the business to be transacted at the meeting except where the Act requires such purpose or business to be specified, including any proposal to:

(a)	submit to the shareholders any question or matter requiring the approval of the shareholders;

(b)	fill a vacancy among the directors or in the office of auditor, or appoint additional directors;

(c)	issue securities, except as authorized by the directors;

(d)	issue shares of a series, except as authorized by the directors

(e)	declare dividends;

(f)	purchase, redeem or otherwise acquire shares of the Corporation;

(g)	pay a commission for the sale of shares, except as authorized by the directors;

(h)	approve a management proxy circular;

(i)	approve a take-over bid or directors’ circular;

(j)	approve any annual financial statements; or

(k)	adopt, amend or repeal by-laws.

4.14	Adjourned Meeting

Notice of an adjourned meeting of the board is not required if the time and place of the adjourned meeting is announced at the original meeting.

4.15	Votes to Govern

At all meetings of the board any question shall be decided by a majority of the votes cast on the question and in the case of an equality of votes the chairperson of the meeting shall not be entitled to a second or deciding vote. Any question at a meeting of the board shall be decided by a show of hands unless a ballot is required or demanded.

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4.16	Chairperson and Secretary

The chairperson of the board or, in the chairperson’s absence, the president or, in the president’s absence, a vice-president, shall be chairperson of any meeting of the board. If none of these officers are present, the directors present shall choose one of their number to be chairperson. The secretary of the Corporation shall act as secretary at any meeting of the board and, if the secretary of the Corporation is absent, the chairperson of the meeting shall appoint a person who need not be a director to act as secretary of the meeting.

4.17	Remuneration and Expenses

The directors shall be paid such remuneration for their services as directors as the board may from time to time authorize. The directors shall be reimbursed for reasonable expenses incurred while performing their services as directors, provided that reasonable documentation with respect to such expenses is delivered to the Corporation.

4.18	Conflict of Interest

(a)	A director or an officer of the Corporation shall disclose to the Corporation, either in writing or by requesting to have it entered in the minutes of meetings of directors or of meetings of committees of directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with the Corporation, if the director or officer:

(i)	is a party to the contract or transaction;

(ii)	is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or

(iii)	has a material interest in a party to the contract or transaction.

(b)	A director shall make such disclosure at the meeting at which a proposed contract or transaction is first considered, or if the director was not interested in the contract at that time, at the first meeting after he or she becomes so interested, even if the contract or transaction has already been made. If a person who is interested in a contract or transaction later becomes a director, the disclosure must be made at the first meeting after he or she becomes a director.

(c)	An officer who is not a director shall disclose his or her interest immediately after becoming aware that the contract, transaction, proposed contract or proposed transaction is to be or has been considered at a meeting, or, if the officer becomes interested after a contract or transaction has already been made, immediately after he or she becomes interested. An individual who is interested in a contract and later becomes an officer must disclose his or her interest immediately after becoming an officer.

(d)	If a material contract or material transaction, whether entered into or proposed, is one that, in the ordinary course of the Corporation’s business, would not require

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approval by the board or shareholders, a director or officer shall disclose, in writing to the Corporation or request to have it entered in the minutes of meetings of the board or of meetings of committees of directors, the nature and extent of his or her interest immediately after he or she becomes aware of the contract or transaction.

(e)	A director or officer may satisfy his or her disclosure obligation by giving a general notice to the directors declaring that the director or officer is to be regarded as interested in a contract or transaction (entered into or proposed) made with a party because (a) he or she is a director or officer of the party or is acting in a similar capacity; (b) he or she has a material interest in the party; or (c) there has been a material change in the nature of the director’s or officer’s interest in the party.

(f)	The shareholders may examine the portions of any minutes of meetings of directors or committees of directors that contain conflict of interest disclosures, and any other documents that contain such disclosures, during the usual business hours of the Corporation.

(g)	A director required to make a disclosure under (a) shall not vote on any resolution to approve the contract or transaction unless the contract or transaction:

(i)	relates primarily to his or her remuneration as a director, officer, employee or agent of the Corporation or an affiliate;

(ii)	is for indemnity or insurance; or

(iii)	is with an affiliate.

5 - COMMITTEES

5.1	Committees of Directors

The board may appoint a committee or committees of directors, however designated, and delegate to such committee or committees any of the powers of the board except as otherwise prohibited by law.

5.2	Transaction of Business

The powers of a committee of directors may be exercised by a meeting at which a quorum is present or by resolution in writing signed by all the members of such committee who would have been entitled to vote on that resolution at a meeting of the committee. Meetings of such committee may be held at any place in or outside Canada.

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5.3	Committee Meetings by Telephone, Electronic or other Communication Facility

The provisions of section 4.10 shall also apply to meetings of committees.

5.4	Procedure

Unless otherwise determined by the board, each committee shall have the power to fix its quorum at not less than a majority of its members, to elect its chairperson and to regulate its procedure.

6 - OFFICERS

6.1	Appointment of Officers

The board may from time to time appoint a chairman of the board, a president, a chief executive officer, a treasurer and a secretary and, in their discretion, one or more of the following officers: chief operating officer, executive vice presidents, senior vice presidents, vice presidents, assistant secretaries, and assistant treasurers. The board may specify the duties of and, in accordance with this by-law and subject to the Act, delegate to such officers powers to manage, or supervise the management of, the business and affairs of the Corporation other than any of the powers listed in section 5.1. Except for a managing director and a chairperson of the board, an officer may but need not be a director and any person may hold more than one office.

6.2	Conflict of Interest

Officers, as defined in this by-law, shall disclose their interest in any material contract or proposed material contract with the Corporation in accordance with section 4.18.

7 - PROTECTION OF DIRECTORS AND OFFICERS

7.1	Indemnity of Directors and Officers

(a)	The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or another individual who acts or acted at the Corporation’s request as a director or officer or in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

(b)	The Corporation may advance monies to such individual for the costs, charges and expenses of a proceeding referred to in (a) provided such individual agrees in advance, in writing, to repay the monies if the individual does not fulfill the condition of paragraph (c).

(c)	The Corporation may not indemnify an individual under paragraph (a) unless the individual:

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(i)	acted honestly and in good faith with a view to the best interests of the Corporation or other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request, as the case may be; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

(d)	The Corporation shall also seek the approval of a court to indemnify an individual referred to in paragraph (a), or advance monies under paragraph (b) in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favour, to which such individual is made a party because of the individual’s association with the Corporation or other entity as described in paragraph (a) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in paragraph (c).

7.2	Insurance

The Corporation may purchase and maintain insurance for the benefit of an individual referred to in section 7.1(a) against any liability incurred by the individual:

(a)	in the individual’s capacity as a director or officer of the Corporation; or

(b)	in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the Corporation’s request.

8 - MEETINGS OF SHAREHOLDERS

8.1	Annual Meetings

Subject to the Act, the annual meeting of shareholders shall be held on such day and at such time in each year as the board, or the chairperson of the board, or the president in the absence of the chairperson of the board, may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual meeting, electing directors, appointing auditors and for the transaction of such other business as may properly be brought before the meeting provided, in the case of any annual meeting called other than by the board, the board shall approve the submission to the meeting of any question or matter requiring the approval of the shareholders.

8.2	Special Meetings

The board shall have power to call a special meeting of shareholders at any time.

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8.3	Place of Meetings

Meetings of shareholders shall be held at such place within Canada as the directors shall determine.

8.4	Participation in Meeting by Electronic Means

(a)	Any person entitled to attend a meeting of shareholders may participate in the meeting, in accordance with the Regulations, if any, by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the Corporation makes such a communication facility available. A person participating in a meeting by such means is deemed for the purposes of the Act to be present at the meeting.

(b)	If the directors or the shareholders of the Corporation call a meeting of shareholders pursuant to the Act, those directors or shareholders, as the case may be, may determine that the meeting shall be held, in accordance with the Regulations, if any, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

8.5	Record Date for Notice

The board may fix in advance a record date, preceding the date of any meeting of shareholders by not more than 60 days and not less than 21 days or such other period as may be prescribed by the Regulations, for the determination of the shareholders entitled to notice of the meeting. Notice of any such record date must be given not less than 7 days, or such other period as may be prescribed by the Regulations, before such record date, by newspaper advertisement published or distributed in the place where the registered office of the Corporation is situate and in each place in Canada where a transfer of the Corporation’s shares may be recorded, unless notice of such record date is waived in writing by every holder of a share of the class or series affected whose name is set out in the securities register of the Corporation at the close of business on the day the directors fix the record date.

8.6	Notices of Meetings

Notice of the time and place of every meeting of shareholders shall be sent not less than 21 days nor more than 60 days before the meeting or such other period as may be prescribed by the Regulations, to each shareholder entitled to vote at the meeting, to each director and to the auditor of the Corporation. Notice of a meeting of shareholders at which special business is to be transacted shall state the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon and the text of any special resolution to be submitted to the meeting. All business transacted at a special meeting of the shareholders and all business transacted at an annual meeting of shareholders, except consideration of the financial statements and auditor’s report, election of directors and reappointment of the incumbent auditor, is deemed to be special business.

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8.7	List of Shareholders Entitled to Notice

For every meeting of shareholders, the Corporation shall prepare an alphabetical list of shareholders entitled to receive notice of the meeting, showing the number of shares held by each shareholder. If a record date for the meeting is fixed in advance by the directors in accordance with paragraph 8.6, the shareholders listed shall be those registered at the close of business on such record date and such list shall be prepared not later than 10 days after such record date. If no record date is fixed, the shareholders listed shall be those registered at the close of business on the day immediately preceding the day on which the notice of the meeting is given and such list shall be prepared on that date. The list shall be available for examination by any shareholder during usual business hours at the registered office of the Corporation or at the place where the securities register is kept and at the meeting for which the list is prepared. Notwithstanding the foregoing, where no notice of meeting is given, the shareholders listed shall be those registered on the day on which the meeting is held and such list shall be prepared so that it is available at such meeting.

8.8	Record Date for Shareholders Entitled to Vote

The board may fix in advance a record date, preceding the date of any meeting of shareholders by not more than 60 days and not less than 21 days, or such other period as may be prescribed by the Regulations, for the determination of the shareholders entitled to vote at a meeting of shareholders.

8.9	List of Shareholders Entitled to Vote

For every meeting of shareholders, the Corporation shall prepare an alphabetical list of shareholders entitled as of the record date to vote at a meeting of shareholders, showing the number of shares held by each shareholder. If a record date for voting is fixed in advance by the directors in accordance with section 8.8, the shareholders listed shall be those registered at the close of business on such record date and such list shall be prepared not later than 10 days after a record date. If no record date for voting is fixed, the Corporation shall prepare such list no later than 10 days after a record date is fixed for determining shareholders entitled to receive notice of the meeting, and if no record date is fixed for notice, then the list of shareholders entitled to vote shall be prepared no later than the close of business immediately preceding the day on which the notice is given or if no notice is given, the day on which the meeting is held.

8.10	Chairperson and Secretary

The chairperson of the board or, in the chairperson’s absence, the president or, in the president’s absence, a vice-president, shall be chairperson of any meeting of shareholders. If none of these officers are present within 15 minutes after the time appointed for holding the meeting, the persons present and entitled to vote shall choose a chairperson from amongst themselves. The secretary of the Corporation shall act as secretary at any meeting of shareholders or, if the secretary of the Corporation be absent, the chairperson of the meeting shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by resolution or by the chairperson with the consent of the meeting.

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8.11	Persons Entitled to be Present

The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or by-laws to be present at the meeting. Any other person may be admitted only on the invitation of the chairperson of the meeting or with the consent of the meeting.

8.12	Quorum

A quorum of shareholders is present at a meeting of shareholders, irrespective of the number of persons actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. A quorum need not be present throughout the meeting provided a quorum is present at the opening of the meeting.

8.13	Right to Vote

At any meeting of shareholders every person who is named in the list prepared in accordance with section 8.9 shall be entitled to vote the shares shown thereon opposite such person’s name. In the absence of a list prepared as aforesaid in respect of a meeting of shareholders, every person shall be entitled to vote at the meeting who at the time is entered in the securities register as the holder of one or more shares carrying the right to vote at such meeting.

8.14	Proxies and Representatives

Every shareholder entitled to vote at a meeting of shareholders may, by means of a proxy, appoint a proxyholder, or one or more alternate proxyholders, who need not be shareholders, to attend and act at the meeting in the manner and to the extent authorized and with the authority conferred by the proxy. A proxy shall be in writing executed by the shareholder or the shareholder’s attorney. A body corporate or association which is a shareholder of the Corporation may be represented at a meeting of shareholders by any individual authorized by a resolution of its directors or governing body and such individual may exercise on behalf of the body corporate or association which such individual represents all the powers it could exercise if it were an individual shareholder.

8.15	Time for Deposit of Proxies

The board may specify in a notice calling a meeting of shareholders a time, preceding the time of such meeting by not more than 48 hours, exclusive of non-business days, before which time proxies to be used at such meeting must be deposited. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice or, if no such time is specified in such notice, it shall have been received by the secretary of the Corporation or by the chairperson of the meeting or any adjournment thereof prior to the time of voting.

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8.16	Joint Shareholders

Where two or more persons hold the same shares jointly, any of such persons present or represented by proxy at a meeting of shareholders has the right in the absence of the other or others to vote in respect of such shares, but if more than one of such persons are present or represented by proxy, that one of such persons whose name stands first on the securities register of the Corporation or such person’s proxy shall alone be entitled to vote such shares.

8.17	Votes to Govern

Except as otherwise required by the Act, all questions proposed for the consideration of shareholders at a meeting of shareholders shall be determined by the majority of the votes cast.

8.18	Deciding Vote

In case of an equality of votes at any meeting of shareholders, either upon a show of hands or upon a ballot, the chairperson of the meeting shall not be entitled to a second or deciding vote.

8.19	Show of Hands

Any question at a meeting of shareholders shall be decided by a show of hands unless a ballot is required or demanded. Upon a show of hands every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands has been taken upon a question, unless a ballot is so required or demanded, a declaration by the chairperson of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question. Any vote may be held, in accordance with the Regulations, if any, entirely by means of a telephonic, electronic or other communication facility if the Corporation makes available such a communication facility. Any person participating in a meeting of shareholders electronically and entitled to vote at the meeting may vote, in accordance with the Regulations, if any, by means of the telephonic, electronic or other communication facility that the Corporation has made available for that purpose.

8.20	Ballots

On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands has been taken thereon, the chairperson may require, or any shareholder or proxyholder entitled to vote at the meeting may demand, a ballot. A ballot so required or demanded shall be taken in such manner as the chairperson shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken, each person present shall be entitled, in respect of the shares which each person is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon that question.

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On a vote by ballot, each ballot shall be signed by the shareholder voting, or in his name by his proxy, if there be such proxy, and shall state the number of shares voted by him. On a vote by ballot, the Chairman shall appoint two scrutineers of election, who shall first take and subscribe an oath or affirmation faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of their ability and who shall take charge of the polls and after the balloting shall make a certificate of the result of the vote taken; but no director or candidate for the office of director shall be appointed as such inspector.

8.21	Adjournment

If a meeting of shareholders is adjourned for less than 30 days, it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

8.22	One Shareholder

Where the Corporation has only one shareholder or only one holder of any class or series of shares, the shareholder present in person or by proxy constitutes a meeting.

9 - SHARES

9.1	Issuance

Subject to the Act and the articles, the board may from time to time issue, or grant conversion privileges with respect to or options to purchase, authorized shares of the Corporation, or rights to acquire securities of the Corporation, at such times and to such persons and for such consideration as the board shall determine, provided that no share shall be issued until it is fully paid.

9.2	Securities Records

The Corporation shall maintain a register of shares and other securities in which it records the shares and other securities issued by it in registered form, showing with respect to each class or series of shares and other securities:

(a)	the names, alphabetically arranged, and the latest known address of each person who is or has been a holder;

(b)	the number of shares or other securities held by each holder; and

(c)	the date and particulars of the issue and transfer of each share or other security.

The share register shall be maintained at the registered office of the Corporation or at any other place within Canada designated by the directors, or at a place outside Canada designated by the directors if: (a) the records are available for inspection, by means of a computer terminal or other technology, during regular office hours, at the registered office or any other place in Canada

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designated by the directors, and (b) the Corporation provides technical assistance to facilitate an inspection.

9.3	Registration of Transfer

Subject to the Act and the articles, no transfer of shares shall be registered unless:

(a)	the share or other security is endorsed by an appropriate person, or accompanied by a stock power transfer form;

(b)	reasonable assurance is given that the endorsement is genuine and effective;

(c)	any applicable law relating to the collection of taxes has been complied with; and

(d)	any fee for a share or other security certificate prescribed by the board or in accordance with the Act has been paid.

The issuer has no duty to inquire into adverse claims nor will it discharge any such duty.

9.4	Lien for Indebtedness

If the articles provide that the Corporation shall have a lien on shares registered in the name of a shareholder indebted to the Corporation, such lien may be enforced, subject to any other provision of the articles, by the sale of the shares thereby affected or by any other action, suit, remedy or proceeding authorized or permitted by law or by equity and, pending such enforcement, the Corporation may refuse to register a transfer of the whole or any part of such shares.

9.5	Recognition of Registered Holders of Shares

Subject to the Act, the Corporation may treat the registered owner of a share as the person exclusively entitled to vote, to receive notices, to receive any dividend or other payments in respect thereof and otherwise to exercise all the rights and powers of an owner of a share.

9.6	Share Certificates

Every holder of one or more shares of the Corporation shall be entitled, at the holder’s option, to a share certificate, or to a non-transferable written acknowledgement of the holder’s right to obtain a share certificate, stating the number and class or series of shares held by such shareholder as shown on the securities register. Share certificates and acknowledgements of a shareholder’s right to a share certificate, respectively, shall be in such form as the board may from time to time approve. Unless otherwise ordered by the board, any share certificates shall be signed by any director or officer of the Corporation and need not be under corporate seal. Signatures may be printed or otherwise mechanically reproduced on the share certificates and such signature shall for all purposes be deemed to be the signature of the director or officer whose signature it reproduces and shall be binding upon the Corporation. If a share certificate contains a printed or mechanically reproduced signature of a person, the Corporation may issue the share certificate, notwithstanding that the person has ceased to be a director or an officer of

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the Corporation, and the share certificate is as valid as if the person were a director or an officer at the date of its issue.

9.7	Replacement of Share Certificates

Subject to the Act, the board or any officer or agent designated by the board may in its or such officer or agent’s discretion direct the issue of a new share certificate in lieu of and upon cancellation of a share certificate claimed to have been lost, destroyed or wrongfully taken on payment of such fee, not exceeding the amount prescribed by the Act or Regulations, and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the board may from time to time prescribe, whether generally or in any particular case.

9.8	Joint Shareholders

If two or more persons are registered as joint holders of any share, the Corporation shall not be bound to issue more than one certificate in respect thereof, and delivery of such certificate to one of such persons shall be sufficient delivery to all of them. Any one of such persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

9.9	Deceased Shareholders

In the event of the death of a holder, or of one of the joint holders, of any share, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make payment of any dividends thereon except upon production of all such documents as may be required by the Act and upon compliance with the reasonable requirements of the Corporation.

10 - DIVIDENDS AND RIGHTS

10.1	Dividends

Subject to the Act, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation.

10.2	Dividend Cheques

A dividend payable in cash shall be paid by cheque drawn on the Corporation’s bankers or one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at such holder’s address recorded in the Corporation’s securities register, unless in each case such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their address recorded in the securities register of the Corporation. The mailing of such cheque, in such manner, unless the cheque is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

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10.3	Non-receipt of Cheques

In the event of non-receipt of any dividend cheque by the person to whom it is sent, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case.

10.4	Record Date for Dividends

The board may fix in advance a date, preceding by not more than 60 days, or such other period as may be prescribed by the Regulations, the date for the payment of any dividend as a record date for the determination of the persons entitled to receive payment of such dividend, provided that notice of any such record date is given, not less than 7 days, or such other period as may be prescribed by the Regulations, before such record date, by advertisement in a newspaper published or distributed in the place where the Corporation has its registered office and in each place in Canada where a transfer of the Corporation’s shares may be recorded, unless notice of such record date is waived in writing by every holder of a share of the class or series affected whose name is set out in the securities register of the Corporation at the close of business on the day the directors fix the record date. If no record date is fixed in advance, the record date for the determination of the shareholders entitled to receive payment of any dividend shall be at the close of business on the day on which the resolution relating to such dividend is passed by the board.

10.5	Unclaimed Dividends

Any dividend unclaimed after a period of six years from the date on which the dividend has been declared to be payable shall be forfeited and shall revert to the Corporation.

11—NOTICES

11.1	Method of Giving Notices

Any notice, communication or document (“notice”) to be given, sent, delivered or served pursuant to the Act, the articles, the by-laws or otherwise to or on a shareholder, director, officer, auditor or member of a committee of the board shall be sufficiently given, sent, delivered or served if delivered personally (whether in person, by courier service or other personal method of delivery) to the person to whom it is to be given or if delivered to such person’s latest address, as shown in the securities register or in the records of the Corporation, as the case may be, or if mailed to such person at such address by prepaid ordinary mail or courier or, subject to the Act regarding electronic documents, if sent to such person at such address by any means of prepaid transmitted, electronic or recorded communication, except where the Act requires a notice to be sent by registered mail.

A notice so delivered by prepaid mail or delivered personally is deemed to be received at the time it would have been delivered in the ordinary course of mail unless there are reasonable grounds for believing that the shareholder or director did not receive the notice or document at that time or at all.

- 19 -	ANNEX C

Subject to the Regulations, a notice so delivered by prepaid transmitted, electronic or recorded communication is deemed to have been provided when it leaves an information system within the control of the originator or another person who sent it on behalf of the originator and is deemed to be received when it enters the information system designated by the addressee or, if the notice is posted on or made available through a generally accessible electronic source, when it is accessed by the addressee.

The secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a committee of the board in accordance with any information believed by the secretary to be reliable.

11.2	Notice to Joint Shareholders

If two or more persons are registered as joint holders of any share, any notice shall be addressed to all of such joint holders but notice to one of such persons shall be sufficient notice to all of them.

11.3	Computation of Time

In computing the date when notice must be given under any provision requiring a specified number of days’ notice of any meeting or other event, both the date of giving the notice and the date of the meeting or other event shall be excluded.

11.4	Undelivered Notices

If any notice given to a shareholder pursuant to section 11.1 is returned on two consecutive occasions because the shareholder cannot be found, the Corporation shall not be required to give any further notice to such shareholder until such shareholder informs the Corporation in writing of the shareholder’s new address.

11.5	Omissions and Errors

The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise based thereon.

11.6	Persons Entitled by Death or Operation of Law

Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom such person derives title to such share prior to such person’s name and address being entered on the securities register (whether such notice was given before or after the happening of the event upon which such person became so entitled) and prior to such person furnishing to the Corporation the proof of authority or evidence of such person’s entitlement prescribed by the Act.

- 20 -	ANNEX C

11.7	Waiver of Notice

Any shareholder (or such shareholder’s duly appointed proxyholder), director, officer, auditor or member of a committee of the board may at any time waive the sending of any notice, or waive or abridge the time for any notice, required to be given to such person under any provision of the Act, the articles, the by-laws or otherwise, and such waiver or abridgement shall cure any default in the giving or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing except a waiver of notice of a meeting of shareholders or of the board which may be given in any manner. Attendance of a director at a meeting of directors or of a shareholder or any other person entitled to attend a meeting of shareholders is a waiver of notice of the meeting except where such director, shareholder or other person, as the case may be, attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

[INTENTIONALLY BLANK]

- 21 -	ANNEX C

The foregoing By-law No. 1 is passed as evidenced by the signature(s) of all of the directors of the Corporation pursuant to the provisions of the Canada Business Corporations Act.

DATED February 23, 2004.

/S/ JEFFREY A. LOSCH

Name: Jeffrey A. Losch

The foregoing By-law No. 1 is confirmed as evidenced by the signature(s) of the shareholder(s) entitled to vote pursuant to the provisions of the Canada Business Corporations Act.

DATED February 23 2004.

InterTAN Inc.

By:	/S/ JEFFREY A. LOSCH

	Name:	Jeffrey A. Losch
	Title:	Senior Vice President, Secretary and General Counsel

By:	/S/ JAMES P. MADDOX

	Name:	James P. Maddox
	Title:	Vice President and Chief Financial Officer

ANNEX D

SHAREHOLDER RIGHTS PLAN

AGREEMENT

DATED AS OF

February 25, 2004

BETWEEN

NEXXTECH INC.

AND

COMPUTERSHARE INVESTOR SERVICES INC.

AS RIGHTS AGENT

1	ANNEX D

ARTICLE 1
INTERPRETATION		1
1.1	Certain Definitions	1
1.2	Currency	15
1.3	Headings	15
1.4	Calculation of Number and Percentage of Beneficial Ownership of Outstanding Voting Shares	16
1.5	Acting Jointly or in Concert	16
1.6	Generally Accepted Accounting Principles	16

ARTICLE 2
THE RIGHTS		17
2.1	Legend on Common Share Certificates	17
2.2	Initial Exercise Price; Exercise of Rights; Detachment of Rights	17
2.3	Adjustments to Exercise Price; Number of Rights	21
2.4	Date on Which Exercise Is Effective	26
2.5	Execution, Authentication, Delivery and Dating of Rights Certificates	27
2.6	Registration, Transfer and Exchange	27
2.7	Mutilated, Destroyed, Lost and Stolen Rights Certificates	28
2.8	Persons Deemed Owners of Rights	29
2.9	Delivery and Cancellation of Certificates	29
2.10	Agreement of Rights Holders	29
2.11	Rights Certificate Holder Not Deemed a Shareholder	30

ARTICLE 3
ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN TRANSACTIONS		31
3.1	Flip-in Event	31

ARTICLE 4
THE RIGHTS AGENT		32
4.1	General	32
4.2	Merger, Amalgamation or Consolidation or Change of Name of Rights Agent	33
4.3	Duties of Rights Agent	34
4.4	Change of Rights Agent	36

ARTICLE 5
MISCELLANEOUS		37
5.1	Redemption and Waiver	37
5.2	Expiration	39
5.3	Issuance of New Rights Certificates	39
5.4	Supplements and Amendments	39
5.5	Fractional Rights and Fractional Shares	41

2	ANNEX D

5.6	Rights of Action	42
5.7	Regulatory Approvals	42
5.8	Declaration as to Non-Canadian Holders	42
5.9	Notices	42
5.10	Costs of Enforcement	44
5.11	Successors	44
5.12	Benefits of this Agreement	44
5.13	Governing Law	44
5.14	Severability	44
5.15	Effective Date and Reconfirmation	44
5.16	Determinations and Actions by the Board of Directors	45
5.17	Time of the Essence	45
5.18	Execution in Counterparts	45

ANNEX D

SHAREHOLDER RIGHTS PLAN AGREEMENT

MEMORANDUM OF AGREEMENT, dated as of February 25, 2004 between NexxTech Inc. (the “Company”) a corporation incorporated under the laws of Canada and Computershare Investor Services Inc., a company incorporated under the laws of Canada (the “Rights Agent”);

WHEREAS the board of directors of the Company has determined that it is in the best interests of the Company to adopt a shareholder rights plan to ensure, to the extent possible, that all shareholders of the Company are treated fairly in connection with any take-over bid for the Company;

AND WHEREAS in order to implement the adoption of a shareholder rights plan as established by this Agreement, the board of directors of the Company has:

(a)	authorized the issuance, effective at the Effective Date (as hereinafter defined), of one Right (as hereinafter defined) in respect of each Voting Share (as hereinafter defined) outstanding at the Effective Date (the “Record Time”); and

(b)	authorized the issuance of one Right in respect of each Voting Share issued after the Record Time and prior to the earlier of the Separation Time (as hereinafter defined) and the Expiration Time (as hereinafter defined);

AND WHEREAS each Right entitles the holder thereof, after the Separation Time, to purchase securities of the Company pursuant to the terms and subject to the conditions set forth in this Agreement;

AND WHEREAS the Company desires to appoint the Rights Agent to act on behalf of the Company and the holders of Rights, and the Rights Agent is willing to so act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to in this Agreement;

AND WHEREAS the board of directors of the Company proposes that this Agreement be in place for a period of nine years, subject to the Agreement being reconfirmed by shareholders of the Company every three years;

NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein, and subject to such covenants and agreements, the parties hereby agree as follows:

2	ANNEX D

    1

    INTERPRETATION

1.1	Certain Definitions

For purposes of this Agreement, the following terms have the meanings indicated:

(a)	“Acquiring Person” means any Person who is the Beneficial owner of 20 per cent or more of the outstanding Voting Shares, provided, however, that the term “Acquiring Person” shall not include:

(i)	the Company or any Subsidiary of the Company;

(ii)	any Person who becomes the Beneficial owner of 20 per cent or more of the outstanding Voting Shares as a result of one or any combination of (A) an acquisition or redemption by the Company of Voting Shares which, by reducing the number of Voting Shares outstanding, increases the proportionate number of Voting Shares Beneficially owned by such Person to 20 per cent or more of the Voting Shares then outstanding, (B) Permitted Bid Acquisitions, (C) Pro Rata Acquisitions or (D) Exempt Acquisitions, provided, however, that if a Person becomes the Beneficial owner of 20 per cent or more of the outstanding Voting Shares by reason of one or any combination of the operation of Clauses (A), (B), (C) or (D) above and such Person thereafter becomes the Beneficial owner of any additional Voting Shares that increase its ownership of Voting Shares by more than one per cent of the number of outstanding Voting Shares (other than pursuant to one or more of any combination of Clauses (A), (B),(C) or (D) above), as the case may be, then as of the date such Person becomes the Beneficial owner of such additional Voting Shares, such Person shall become an “Acquiring Person”;

(iii)	for a period of 10 calendar days after the Disqualification Date (as defined below), any Person who becomes the Beneficial owner of 20 per cent or more of the outstanding Voting Shares as a result of such Person becoming disqualified from relying on Clause 1.1(f)(iii)(B) solely because such Person is making or has announced a current intention to make a Take-over Bid either alone or by acting jointly or in concert with any other Person. For the purposes of this definition, “Disqualification Date” means the first date of a public announcement of facts indicating that any Person is making, or has announced a current intention to make a Take-over Bid;

(iv)	an underwriter or member of a banking or selling group that becomes the Beneficial owner of 20 per cent or more of the Voting Shares in connection with distribution of securities of the Company; or

3	ANNEX D

(v)	a Person (a “Grandfathered Person”) who is the Beneficial owner of more than 20 per cent of the outstanding Voting Shares determined as at the Record Time, provided, however, that this exception shall not be, and shall cease to be, applicable to a Grandfathered Person in the event that such Grandfathered Person shall, after the Record Time: (1) cease to own more than 20 per cent of the outstanding Voting Shares, or (2) become the Beneficial owner of any additional Voting Shares that increase its Beneficial ownership of Voting Shares by more than one per cent of the number of Voting Shares outstanding as at the Record Time, other than through an acquisition pursuant to which a Person becomes a Beneficial Owner of additional Voting Shares by reason of one or any combination of the operation of Clauses 1.1(a)(ii)(A), (B), (C) or (D).

(b)	“Affiliate”, when used to indicate a relationship with a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such a specified Person.

(c)	“Agreement” means this shareholder rights plan agreement dated as of February 25, 2004 between the Company and the Rights Agent, as it may be amended and/or supplemented from time to time; “hereof”, “herein”, “hereto” and similar expressions mean and refer to this Agreement as a whole and not to any particular part of this Agreement;

(d)	“annual cash dividend” means cash dividends paid in any fiscal year of the Company, to the extent that such cash dividends do not exceed in the aggregate, the greatest of:

(i)	200 per cent of the aggregate amount of cash dividends declared payable by the Company on its Common Shares in its immediately preceding fiscal year;

(ii)	300 per cent of the arithmetic mean of the aggregate amounts of the annual cash dividends declared payable by the Company on its Common Shares in its three immediately preceding fiscal years; and

(iii)	100 per cent of the aggregate consolidated net income of the Company, before extraordinary items, for its immediately preceding fiscal year;

(e)	“Associate” means, when used to indicate a relationship with a specified Person, a spouse of that Person, any Person of the same or opposite sex with whom that Person is living in a conjugal relationship outside marriage, a child of that Person, or a relative of that Person who has the same residence as that Person;

4	ANNEX D

(f)	A Person shall be deemed the “Beneficial owner” of, and to have “Beneficial ownership” of, and to “Beneficially own”:

(i)	any securities as to which such Person or any of such Person’s Affiliates or Associates is the owner at law or in equity;

(ii)	any securities as to which such Person or any of such Person’s Affiliates or Associates has the right to become the owner at law or in equity (whether such right is exercisable immediately or within a period of 60 days thereafter and whether or not on condition or the happening of any contingency or the making of any payment) pursuant to any agreement, arrangement, pledge or understanding, whether or not in writing (other than customary agreements with and between underwriters and/or banking group members and/or selling group members with respect to a distribution of securities and other than pledges of securities in the ordinary course of business), or upon the exercise of any conversion right, exchange right, share purchase right (other than the Rights), warrant or option; and

(iii)	any securities which are Beneficially owned within the meaning of Clauses 1.1(f)(i) or (ii) by any other Person with whom such Person is acting jointly or in concert;

provided, however, that a Person shall not be deemed the “Beneficial owner” of, or to have “Beneficial ownership” of, or to “Beneficially own”, any security:

(A)	because such security has been agreed to be deposited or tendered pursuant to a Lock-up Agreement or is otherwise deposited or tendered pursuant to any Take-over Bid made by such Person, made by any of such Person’s Affiliates or Associates or made by any other Person referred to in Clause 1.1(f)(iii), until the earlier of such deposited or tendered security being taken up or paid for;

(B)	because such Person, any of such Person’s Affiliates or Associates or any other Person referred to in Clause 1.1(f)(iii) holds such security provided that,

(1)

the ordinary business of any such Person (the “Investment Manager”) includes the management of investment funds for others (which others, for greater certainty, may include or be limited to one or more employee benefit plans or pension plans) and such security is held by the Investment Manager in the ordinary course of such business in the performance of such Investment Manager’s duties for the

5	ANNEX D

account of any other Person (a “Client”), including non-discretionary accounts held on behalf of a Client by a dealer or broker registered under the applicable law;

(2)	such Person (the “Trust Company”) is licensed to carry on the business of a trust company under applicable laws and, as such, acts as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons (each an “Estate Account”) or in relation to other accounts (each an “Other Account”) and holds such security in the ordinary course of such duties for such Estate Accounts or for such Other Accounts;

(3)	such Person is established by statute for purposes that include, and the ordinary business or activity of such Person (the “Statutory Body”) includes, the management of investment funds for employee benefit plans, pension plans, insurance plans or various public bodies;

(4)	such Person (the “Administrator”) is the administrator or trustee of one or more pension funds, plans or related trusts (a “Plan”) or is a Plan registered or qualified under the laws of Canada or any Province thereof or the laws of the United States of America or any state thereof or is a Plan; or

(5)	such Person is a Crown agent or agency;

provided, in any of the above cases, that the Investment Manager, the Trust Company, the Statutory Body, the Administrator, the Plan, or the Crown agent or agency, as the case may be, is not then making a Take-over Bid or has not then announced an intention to make a Take-over Bid alone or acting jointly or in concert with any other Person other than an Offer to Acquire Voting Shares or other securities (x) by means of a distribution by the Company (y) by means of a Permitted Bid or (z) by means of ordinary market transactions (including pre-arranged trades entered into in the ordinary course of business of such Person) executed through the facilities of a stock exchange or organized over-the-counter market, alone or by acting jointly or in concert with any other Person;

(C)

because such Person (1) is a Client of the same Investment Manager as another Person on whose account the Investment Manager holds such security, (2) has an Estate Account or an Other Account of the same Trust Company as another Person on whose account the Trust Company holds such security or (3) is a

6	ANNEX D

Plan with the same Administrator as another Plan on whose account the Administrator holds such security;

(D)	where such Person (1) is a Client of an Investment Manager and such security is owned at law or in equity by the Investment Manager, or (2) has an Estate Account or an Other Account of a Trust Company and such security is owned at law or in equity by the Trust Company or (3) is a Plan and such security is owned at law or in equity by the Administrator of the Plan; or

(E)	where such Person is a registered holder of such security as a result of carrying on the business of, or acting as a nominee of, a securities depository;

(g)	“Board of Directors” means the board of directors of the Company or any duly constituted and empowered committee thereof;

(h)	“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Toronto are authorized or obligated by law to close;

(i)	“Canada Business Corporations Act” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, and the regulations made thereunder, and any comparable or successor laws or regulations thereto;

(j)	“Canadian Dollar Equivalent” of any amount which is expressed in United States Dollars means, on any date, the Canadian dollar equivalent of any such amount determined by multiplying such amount by the U.S.—Canadian Exchange Rate in effect on such date;

(k)	“Canadian—U.S. Exchange Rate” means, on any date, the inverse of the U.S.—Canadian Exchange Rate in effect on such date;

(l)	“close of business” on any given date means the time on such date (or, if such date is not a Business Day, the time on the next succeeding Business Day) at which the principal transfer office in Toronto of the transfer agent for the Common Shares of the Company (or, after the Separation Time, the principal transfer office in Toronto of the Rights Agent) is closed to the public;

(m)	“Common Shares” means the common shares in the capital of the Company;

(n)	“Competing Permitted Bid” means a Take-over Bid that:

(i)	is made after another Permitted Bid has been made and prior to the expiry of that other Permitted Bid;

7	ANNEX D

(ii)	satisfies all components of the definition of a Permitted Bid other than the requirements set out in Clause (ii)(A) of the definition of a Permitted Bid; and

(iii)	contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no Voting Shares will be taken up or paid for pursuant to the Take-over Bid prior to the close of business on a date that is no earlier than the later of: (a) 35 days after the date of the Take-over Bid; and (b) the 60th day after the earliest date on which any other Permitted Bid that is then in existence was made;

(o)	“controlled”: a corporation is “controlled” by another Person or two or more Persons acting jointly or in concert if:

(i)	securities entitled to vote in the election of directors carrying more than 50 per cent of the votes for the election of directors are held, directly or indirectly, by or on behalf of the other Person or two or more Persons acting jointly or in concert; and

(ii)	the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of such corporation;

and “controls”, “controlling” and “under common control with” shall be interpreted accordingly;

(p)	“Co-Rights Agents” has the meaning ascribed thereto in Subsection 4.1(a);

(q)	“Disposition Date” has the meaning ascribed thereto in Subsection 5.1(a);

(r)	“Dividend Reinvestment Acquisition” means an acquisition of Voting Shares of any class pursuant to a Dividend Reinvestment Plan;

(s)	“Dividend Reinvestment Plan” means a regular dividend reinvestment or other program or plan of the Company made available by the Company to holders of its securities and/or to holders of securities of a Subsidiary of the Company, where such program or plan permits the holder to direct that some or all of:

(i)	dividends paid in respect of shares of any class of the Company or a Subsidiary;

(ii)	proceeds of redemption of shares of the Company or a Subsidiary;

(iii)	interest paid on evidences of indebtedness of the Company or a Subsidiary; or

8	ANNEX D

(iv)	optional cash payments;

be applied to the purchase of Voting Shares;

(t)	“Election to Exercise” has the meaning ascribed thereto in Subsection 2.2(d);

(u)	“Effective Date” means February 25, 2004;

(v)	“Exempt Acquisition” means a share acquisition in respect of which the Board of Directors has waived the application of Section 3.1 pursuant to Subsection 5.1(a), (b) or (e);

(w)	“Exercise Price” means, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right which, until adjustment thereof in accordance with the terms hereof, shall be $80.00;

(x)	“Expansion Factor” has the meaning ascribed thereto in Subsection 2.3(a);

(y)	“Expiration Time” means the close of business on that date which is the earliest date of termination of this Agreement as provided for in Section 5.15 or, if this Agreement is subsequently reconfirmed pursuant to Section 5.15 at the third and sixth annual meetings following the Effective Date,the close of business on the ninth anniversary of the Effective Date;

(z)	“Flip-in Event” means a transaction in or pursuant to which any Person becomes an Acquiring Person;

(aa)	“holder” has the meaning ascribed thereto in Section 2.8;

(bb)	“Independent Shareholders” means holders of any Voting Shares, other than (a) any Acquiring Person, (b) any Offeror (other than any Person who pursuant to Clause 1.1(f) is not deemed to Beneficially own the Voting Shares held by such Person), (c) any Affiliate or Associate of any Acquiring Person or Offeror, (d) any Person acting jointly or in concert with any Acquiring Person or Offeror, and (e) any employee benefit plan, stock purchase plan, deferred profit sharing plan and any similar plan or trust for the benefit of employees of the Companyor a Subsidiary of the Company, unless the beneficiaries of the plan or trust direct the manner in which the Voting Shares are to be voted or withheld from voting or direct whether the Voting Shares are to be tendered to a Take-over Bid;

(cc)

“Lock-up Agreement” means an agreement between an Offeror, any of its Affiliates or Associates or any other Person acting jointly or in concert with the Offeror and a Person (the “Locked-up Person”) who is not an Affiliate or Associate of the Offeror or a Person acting jointly or in concert with the Offeror

9	ANNEX D

whereby the Locked-up Person agrees to deposit or tender the Voting Shares held by the Locked-up Person to the Offeror’s Take-over Bid or to any Take-over Bid made by any of the Offeror’s Affiliates or Associates or made by any other Person acting jointly or in concert with the Offeror (the “Lock-up Bid”), provided that:

(i)	the agreement:

(A)	permits the Locked-up Person to withdraw the Voting Shares from the agreement in order to tender or deposit the Voting Shares to another Take-over Bid or to support another transaction that contains an offering price for each Voting Share that is higher than the offering price contained in or proposed to be contained in the Lock-up Bid; or

(B)	(a) permits the Locked-up Person to withdraw the Voting Shares from the agreement in order to tender or deposit the Voting Shares to another Take-over Bid or to support another transaction that contains an offering price for each Voting Share that exceeds by as much as or more than a specified amount (the “Specified Amount”) the offering price for each Voting Share contained in or proposed to be contained in the Lock-up Bid; and (b) does not by its terms provide for a Specified Amount that is greater than 7% of the offering price contained in or proposed to be contained in the Lock-up Bid;

and, for greater clarity, an agreement may contain a right of first refusal or require a period of delay to give an Offeror an opportunity to match a higher price in another take-over bid or other similar limitation on a Locked-up Person as long as the Locked-up Person can accept another bid or tender to another transaction; and

(ii)	no “break-up” fees, “top-up” fees, penalties or other amounts that exceed in the aggregate one half of the cash equivalent of any amount in excess of the amount offered under the Lock-up Bid and that the Locked-up Person receives pursuant to another Take-over Bid or transaction shall be payable pursuant to the agreement in the event that the Locked-up Person fails to tender Voting Shares pursuant thereto in order to accept the other Take-over Bid or support another transaction;

(dd)	“Market Price” per share of any securities on any date of determination means the average of the daily closing sale prices per share of such class of securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date, provided, however, that if an event of a type analogous to any of the events described in Section 2.3 hereof shall have caused the closing sale prices used to

10	ANNEX D

determine the Market Price on any Trading Days not to be fully comparable with the closing sale price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day, each such closing sale price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 hereof in order to make it fully comparable with the closing sale price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day. The closing sale price per share of any securities on any date shall be:

(i)	the closing board lot sale price per share or, if such price is not available, the average of the closing bid and asked prices, for each of such securities as reported by the principal Canadian securities exchange (as determined by volume of trading) on which such securities are listed or admitted to trading, or if for any reason neither of such prices is available on such day or the securities are not listed or admitted to trading on a Canadian securities exchange, the closing board lot sale price per share or, if such price is not available, the average of the closing bid and asked prices, for each security as reported by the principal United States securities exchange (as determined by volume of trading) on which such securities are listed or admitted for trading;

(ii)	if for any reason none of such prices is available on such date or the securities are not listed or admitted to trading on a Canadian securities exchange or a United States securities exchange, the last sale price, or in case no sale takes place on such date, the average of the high bid and low asked prices for each of such securities in the over-the-counter market, as quoted by any reporting system then in use; or

(iii)	if for any reason none of such prices is available on such date or the securities are not listed or admitted to trading on a Canadian securities exchange or a United States securities exchange or quoted by any such reporting system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities;

provided, however, that if on any such date none of such prices is available, the closing sale price per share of such securities on such date shall mean the fair value per share of the securities on such date as determined by a nationally or internationally recognized investment dealer or investment banker and provided further that if an event of a type analogous to any of the events described in Section 2.3 hereof shall have caused any price used to determine the Market Price on any Trading Day not to be fully comparable with the price as so determined on the Trading

11	ANNEX D

Day immediately preceding such date of determination, each such price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 hereof in order to make it fully comparable with the price on the Trading Day immediately preceding such date of determination. The Market Price shall be expressed in Canadian dollars and, if initially determined in respect of any day forming part of the 20 consecutive Trading Day period in question in United States dollars, such amount shall be translated into Canadian dollars on such date at the Canadian Dollar Equivalent thereof.

(ee)	“Nominee” has the meaning ascribed thereto in Subsection 2.2(c);

(ff)	“Offer to Acquire” includes:

(i)	an offer to purchase or a solicitation of an offer to sell Voting Shares of any class or classes, and

(ii)	an acceptance of an offer to sell Voting Shares of any class or classes, whether or not such offer to sell has been solicited,

or any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an Offer to Acquire to the Person that made the offer to sell;

(gg)	“Offeror” means a Person who has announced, and has not withdrawn, an intention to make or who has made, and has not withdrawn, a Take-over Bid, other than a Person who has completed an Exempt Acquisition;

(hh)	“Offeror’s Securities” means Voting Shares Beneficially owned by an Offeror on the date of the Offer to Acquire;

(ii)	“Permitted Bid” means a Take-over Bid made by an Offeror that is made by means of a Take-over Bid circular and which also complies with the following additional provisions:

(i)	the Take-over Bid is made to all holders of Voting Shares, other than the Offeror;

(ii)	the Take-over Bid contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no Voting Shares will be taken up and paid for pursuant to the Take-over Bid (A) prior to the close of business on a date which is not less than 60 days following the date of the Take-over Bid, and (B) unless at such date more than 50% of the Voting Shares held by Independent

12	ANNEX D

Shareholders shall have been deposited or tendered pursuant to the Take-over Bid and not withdrawn;

(iii)	unless the Take-over Bid is withdrawn, the Take-over Bid contains an irrevocable and unqualified provision that Voting Shares may be deposited pursuant to such Take-over Bid at any time during the period described in Clause 1.1(ii)(ii)(A) and that any Voting Shares deposited pursuant to the Take-over Bid may be withdrawn until taken up and paid for; and

(iv)	unless the Take-over Bid is withdrawn, the Take-over Bid contains an irrevocable and unqualified provision that in the event that the deposit condition set forth in Clause 1.1(ii)(ii)(B) is satisfied, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Voting Shares for not less than 10 Business Days from the date of such public announcement;

(jj)	“Permitted Bid Acquisition” means an acquisition of Voting Shares made pursuant to a Permitted Bid or a Competing Permitted Bid;

(kk)	“Person” includes an individual, firm, association, trustee, executor, administrator, legal or personal representative, body corporate, corporation, trust, partnership, joint venture, syndicate or other form of unincorporated association, a government and its agencies or instrumentalities, any entity or group (whether or not having legal personality), any successor (by merger, statutory amalgamation or otherwise) and any of the foregoing acting in any derivative, representative or fiduciary capacity;

(ll)	“Pro Rata Acquisition” means an acquisition of Voting Shares by a Person pursuant to: (i) a Dividend Reinvestment Acquisition; (ii) a Dividend Reinvestment Plan; or (iii) a stock dividend, stock split or other event in respect of securities of the Company of one or more particular classes or series pursuant to which such Person becomes the Beneficial owner of Voting Shares on the same pro rata basis as all other holders of securities of the particular class, classes or series; or (iv) the receipt and/or exercise of rights issued by the Company to all the holders of Voting Shares to subscribe for or purchase Voting Shares, provided that such rights are acquired directly from the Company as part of a rights offering and not from any other Person and provided that the Person does not thereby acquire a greater percentage of Voting Shares than the Person’s percentage of Voting Shares Beneficially owned immediately prior to such receipt or exercise; or (v) a distribution by the Company of Voting Shares, or securities convertible into or exchangeable for Voting Shares (and the conversion or exchange of such convertible or exchangeable securities) made pursuant to a prospectus or a distribution by way of private placement by the Company, provided that the Person does not thereby acquire a greater percentage of such

13	ANNEX D

Voting Shares, or securities convertible or exchangeable for Voting Shares, than the Person’s percentage of Voting Shares Beneficially owned immediately prior to such acquisition;

(mm)	“Record Time” has the meaning set forth in the recitals to this Agreement;

(nn)	“Redemption Price” has the meaning set forth in Subsection 5.1(c) of this Agreement;

(oo)	“Right” means a right to purchase a Common Share of the Company, upon the terms and subject to the conditions set forth in this Agreement;

(pp)	“Rights Agent” means Computershare Investor Services Inc., a trust company incorporated under the laws of Canada or any successor Rights Agent appointed pursuant to Section 4.4;

(qq)	“Rights Certificate” means the certificates representing the Rights after the Separation Time, which shall be substantially in the form attached hereto as Attachment 1;

(rr)	“Rights Holders’ Special Meeting” means a meeting of the holders of Rights called by the Board of Directors for the purpose of approving a supplement or amendment to this Agreement pursuant to Subsection 5.4(c);

(ss)	“Rights Register” and “Rights Registrar” have the meanings ascribed thereto in Subsection 2.6(a);

(tt)	“Securities Act (Ontario)” means the Securities Act, R.S.O 1990, c.S.5, as amended, and the regulations and rules thereunder, and any comparable or successor laws or regulations or rules thereto;

(uu)	“Separation Time” means the close of business on the tenth Trading Day after the earlier of:

(i)	the Stock Acquisition Date;

(ii)	the date of the commencement of or first public announcement of the intent of any Person (other than the Company or any Subsidiary of the Company) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid, as the case may be); and

(iii)	the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such;

14	ANNEX D

or such later date as may be determined by the Board of Directors, provided that, if any such Take-over Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-over Bid shall be deemed for the purposes of this definition, never to have been made.

(vv)	“Special Meeting” means a special meeting of the holders of Voting Shares, called by the Board of Directors for the purpose of approving a supplement, amendment or variation to this Agreement pursuant to Subsection 5.4(b) or Subsection 5.4(c);

(ww)	“Stock Acquisition Date” means the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to section 101 of the Securities Act (Ontario)) by the Company or an Acquiring Person that an Acquiring Person has become such;

(xx)	“Subsidiary”: a corporation is a Subsidiary of another corporation if:

(i)	it is controlled by:

(A)	that other, or

(B)	that other and one or more corporations each of which is controlled by that other, or

(C)	two or more corporations each of which is controlled by that other, or

(ii)	it is a Subsidiary of a corporation that is that other’s Subsidiary;

(yy)	“Take-over Bid” means an Offer to Acquire Voting Shares or securities convertible into Voting Shares if, assuming that the Voting Shares or convertible securities subject to the Offer to Acquire are acquired and are Beneficially Owned at the date of such Offer to Acquire by the Person making such Offer to Acquire, such Voting Shares (including Voting Shares that may be acquired upon conversion of securities convertible into Voting Shares) together with the Offeror’s Securities, constitute in the aggregate 20 per cent or more of the outstanding Voting Shares at the date of the offer to Acquire;

(zz)	“Trading Day”, when used with respect to any securities, means a day on which the principal Canadian securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any Canadian securities exchange, a day on which the principal United States securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if the

15	ANNEX D

securities are not listed or admitted to trading on any Canadian or United States securities exchange, a Business Day;

(aaa)	“U.S.—Canadian Exchange Rate” means, on any date:

(i)	if on such date the Bank of Canada sets an average noon spot rate of exchange for the conversion of one United States dollar into Canadian dollars, such rate; and

(ii)	in any other case, the rate for such date for the conversion of one United States dollar into Canadian dollars calculated in such manner as may be determined by the Board of Directors from time to time acting in good faith;

(bbb)	“U.S. Dollar Equivalent” of any amount which is expressed in Canadian dollars means, on any date, the United States dollar equivalent of such amount determined by multiplying such amount by the Canadian—U.S. Exchange Rate in effect on such date;

(ccc)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as now in effect or as the same may from time to time be amended, re-enacted or replaced;

(ddd)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder as now in effect or as the same may from time to time be amended, re-enacted or replaced; and

(eee)	“Voting Shares” means the Common Shares of the Company and any other shares in the capital of the Company entitled to vote in the election of directors.

1.2	Currency

All sums of money which are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise specified.

1.3	Headings

The division of this Agreement into Articles, Sections, Subsections, Clauses, Paragraphs, Subparagraphs or other portions hereof and the insertion of headings, subheadings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

16	ANNEX D

1.4	Calculation of Number and Percentage of Beneficial Ownership of Outstanding Voting Shares

For purposes of this Agreement, the percentage of Voting Shares of any class Beneficially owned by any Person, shall be and be deemed to be the product (expressed as a percentage) determined by the formula:

100 x A/B

where:

	A =	the number of votes for the election of all directors on the Board of Directors generally attaching to the Voting Shares Beneficially owned by such Person; and

	B =	the number of votes for the election of all directors on the Board of Directors generally attaching to all outstanding Voting Shares.

Where any Person is deemed to Beneficially own unissued Voting Shares, such Voting Shares shall be deemed to be outstanding for the purpose of calculating the percentage of Voting Shares owned by such Person.

1.5	Acting Jointly or in Concert

For purposes of this Agreement, a Person is acting jointly or in concert with every Person who, as a result of any agreement, commitment or understanding whether formal or informal, with the first Person, acquires or offers to acquire Voting Shares (other than customary agreements with and between underwriters and/or banking group members and/or selling group members with respect to a public offering or private placement of securities or pledges of securities in the ordinary course of business).

1.6	Generally Accepted Accounting Principles

Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be the recommendations at the relevant time of the Canadian Institute of Chartered Accountants, or any successor institute, applicable on a consolidated basis (unless otherwise specifically provided herein to be applicable on an unconsolidated basis) as at the date on which a calculation is made or required to be made in accordance with generally accepted accounting principles. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with generally accepted accounting principles applied on a consistent basis.

17	ANNEX D

    2

    THE RIGHTS

2.1	Legend on Common Share Certificates

Common Share certificates that are issued after the Record Time but prior to the earlier of the Separation Time and the Expiration Time, shall also evidence one Right for each Common Share represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

Until the Separation Time (defined in the Shareholder Rights Plan Agreement referred to below), this certificate also evidences rights of the holder described in a Shareholder Rights Plan Agreement, dated as of February 25, 2004 (the “Shareholder Rights Plan Agreement”), between NexxTech Inc. (the “Corporation”) and Computershare Investor Services Inc., the terms of which are incorporated herein by reference and a copy of which is on file at the principal executive offices of the Corporation. Under certain circumstances set out in the Shareholder Rights Plan Agreement, the rights may expire, may become null and void or may be evidenced by separate certificates and no longer evidenced by this certificate. The Corporation will mail or arrange for the mailing of a copy of the Shareholder Rights Plan Agreement to the holder of this certificate without charge as soon as practicable after the receipt of a written request therefor.

Common Share certificates that are issued and outstanding at the Record Time, which as at the Effective Date represent Common Shares, shall also evidence one Right for each Common Share evidenced thereby, notwithstanding the absence of the foregoing legend, until the close of business on the earlier of the Separation Time and the Expiration Time.

2.2	Initial Exercise Price; Exercise of Rights; Detachment of Rights

(a)	Subject to adjustment as herein set forth, each Right will entitle the holder thereof, from and after the Separation Time and prior to the Expiration Time, to purchase one Common Share for the Exercise Price (with the Exercise Price and number of Common Shares being subject to adjustment as set forth below). Notwithstanding any other provision of this Agreement, any Rights held by the Company or any of its Subsidiaries shall be void.

(b)	Until the Separation Time:

(i)	the Rights shall not be exercisable and no Right may be exercised; and

(ii)

each Right will be evidenced by the certificate for the associated Common Share of the Company registered in the name of the holder thereof (which certificate shall also be deemed to represent a Rights Certificate) and will be transferable only together with, and will

18	ANNEX D

be transferred by a transfer of, such associated Common Share of the Company.

(c)	From and after the Separation Time and prior to the Expiration Time:

(i)	the Rights shall be exercisable; and

(ii)	the registration and transfer of Rights shall be separate from and independent of Common Shares of the Company.

Promptly following the Separation Time, the Company will prepare and the Rights Agent will mail to each holder of record of Common Shares as of the Separation Time (other than an Acquiring Person, any other Person whose Rights are or become void pursuant to the provisions of subsection 3.1(b) and, in respect of any Rights Beneficially owned by such Acquiring Person which are not held of record by such Acquiring Person, the holder of record of such Rights (a “Nominee”)), at such holder’s address as shown by the records of the Company (the Company hereby agreeing to furnish copies of such records to the Rights Agent for this purpose):

(x)	a Rights Certificate in substantially the form set out in Attachment 1 hereto, appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, rule or regulation or judicial or administrative order or with any rule or regulation of any self-regulatory organization, stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage; and

(y)	a description of the Rights,

provided that a Nominee shall be sent the materials provided for in (x) and (y) in respect of all Common Shares of the Company held of record by it which are not Beneficially owned by an Acquiring Person. In order for the Company to determine whether any Person is holding Common Shares which are Beneficially owned by another Person, the Company may require such first mentioned Person to furnish such information and documentation to the Company as the Company deems necessary or appropriate in order to make such determination.

19	ANNEX D

(d)	Rights may be exercised, in whole or in part, on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent in the manner specified in the Rights Certificate:

(i)	the Rights Certificate evidencing such Rights;

(ii)	an election to exercise such Rights (an “Election to Exercise”) substantially in the form attached to the Rights Certificate appropriately completed and executed by the holder or his executors or administrators or other personal representatives or his or their legal attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Rights Agent; and

(iii)	payment by certified cheque, banker’s draft or money order payable to the order of the Rights Agent, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Common Shares in a name other than that of the holder of the Rights being exercised.

(e)	Upon receipt of a Rights Certificate, together with a completed Election to Exercise executed in accordance with Clause 2.2(d)(ii), which does not indicate that such Right is null and void as provided by Subsection 3.1(b), and payment as set forth in Clause 2.2(d)(iii), the Rights Agent (unless otherwise instructed by the Company in the event that the Company is of the opinion that the Rights cannot be exercised in accordance with this Agreement) will thereupon promptly:

(i)	requisition from the transfer agent certificates representing the number of such Common Shares to be purchased (the Company hereby irrevocably authorizing its transfer agents to comply with all such requisitions);

(ii)	when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuing fractional Common Shares;

(iii)	after receipt of the certificates referred to in Clause 2.2(e)(i), deliver the same to or upon the order of the registered holder of such Rights Certificates, registered in such name or names as may be designated by such holder;

(iv)	when appropriate, after receipt, deliver the cash referred to in Clause 2.2(e)(ii) to or to the order of the registered holder of such Rights Certificate; and

(v)	tender to the Company all payments received on the exercise of the Rights.

20	ANNEX D

(f)	In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised (subject to the provisions of Subsection 5.5(a)) will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.

(g)	The Company covenants and agrees that it will:

(i)	take all such action as may be necessary and within its power to ensure that all Common Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Common Shares (subject to payment of the Exercise Price), be duly authorized, validly executed, and fully paid and non-assessable;

(ii)	take all such action as may be necessary and within its power to comply with the requirements of the Canada Business Corporations Act, the Securities Act (Ontario), the U.S. Securities Act, the U.S.Exchange Act and the securities laws or comparable legislation of each of the provinces of Canada and any other applicable law, rule or regulation, in connection with the issuance and delivery of the Rights Certificates and the issuance of any Common Shares upon exercise of Rights;

(iii)	use reasonable efforts to cause all Common Shares issued upon exercise of Rights to be listed on the principal stock exchanges on which such Common Shares were traded immediately prior to the Stock Acquisition Date;

(iv)	pay when due and payable, if applicable, any and all Canadian and United States federal, provincial, state and municipal transfer taxes and charges (not including any income or capital taxes of the holder or exercising holder or any liability of the Company to withhold tax) which may be payable in respect of the original issuance or delivery of the Rights Certificates, or certificates for Common Shares to be issued upon exercise of any Rights, provided that the Company shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Common Shares in a name other than that of the holder of the Rights being transferred or exercised; and

(v)	after the Separation Time, except as permitted by Section 5.1, not take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

21	ANNEX D

2.3	Adjustments to Exercise Price; Number of Rights

The Exercise Price, the number and kind of securities subject to purchase upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 2.3.

(a)	In the event the Company shall at any time after the date of the Record Time and prior to the Expiration Time:

(i)	declare or pay a dividend on Common Shares payable in Common Shares (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares or other securities of the Company) other than pursuant to any Dividend Reinvestment Plan;

(ii)	subdivide or change the then outstanding Common Shares into a greater number of Common Shares;

(iii)	consolidate or change the then outstanding Common Shares into a smaller number of Common Shares; or

(iv)	issue any Common Shares (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares or other securities of the Company) in respect of, in lieu of or in exchange for existing Common Shares except as otherwise provided in this Section 2.3, the Exercise Price and the number of Rights outstanding, or, if the payment or effective date therefor shall occur after the Separation Time, the securities purchasable upon exercise of Rights shall be adjusted as of the payment or effective date in the manner set forth below. If an event occurs which would require an adjustment under both this Section 2.3 and subsection 3.1(a), the adjustment provided for in this Section 2.3 shall be in addition to and shall be made prior to, any adjustment required under subsection 3.1(a).

If the Exercise Price and number of Rights outstanding are to be adjusted:

(x)	the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of Common Shares (or other capital stock) (the “Expansion Factor”) that a holder of one Common Share immediately prior to such dividend, subdivision, change, consolidation or issuance would hold thereafter as a result thereof; and

(y)	each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor,

22	ANNEX D

and the adjusted number of Rights will be deemed to be distributed among the Common Shares with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision, change, consolidation or issuance, so that each such Common Share (or other capital stock) will have exactly one Right associated with it.

For greater certainty, if the securities purchasable upon exercise of Rights are to be adjusted, the securities purchasable upon exercise of each Right after such adjustment will be the securities that a holder of the securities purchasable upon exercise of one Right immediately prior to such dividend, subdivision, change, consolidation or issuance would hold thereafter as a result of such dividend, subdivision, change, consolidation or issuance.

If, after the Record Time and prior to the Expiration Time, the Company shall issue any shares of capital stock other than Common Shares in a transaction of a type described in Clause 2.3(a)(i) or (iv), shares of such capital stock shall be treated herein as nearly equivalent to Common Shares as may be practicable and appropriate under the circumstances and the Company and the Rights Agent agree to amend this Agreement in order to effect such treatment.

In the event the Company shall at any time after the Record Time and prior to the Separation Time issue any Common Shares otherwise than in a transaction referred to in this Subsection 2.3(a), each such Common Share so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such associated Common Share.

(b)	In the event the Company shall at any time after the Record Time and prior to the Separation Time fix a record date for the issuance of rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for or carrying a right to purchase Common Shares) at a price per Common Share (or, if a security convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares, having a conversion, exchange or exercise price, including the price required to be paid to purchase such convertible or exchangeable security or right per share) less than the Market Price per Common Share on such record date, the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction:

(i)

the numerator of which shall be the number of Common Shares outstanding on such record date, plus the number of Common Shares that the aggregate offering price of the total number of Common Shares so to be offered (and/or the aggregate initial conversion, exchange or exercise

23	ANNEX D

price of the convertible or exchangeable securities or rights so to be offered, including the price required to be paid to purchase such convertible or exchangeable securities or rights) would purchase at such Market Price per Common Share; and

(ii)	the denominator of which shall be the number of Common Shares outstanding on such record date, plus the number of additional Common Shares to be offered for subscription or purchase (or into which the convertible or exchangeable securities or rights so to be offered are initially convertible, exchangeable or exercisable).

In case such subscription price may be paid by delivery of consideration, part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of Rights. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights, options or warrants are not so issued, or if issued, are not exercised prior to the expiration thereof, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed, or to the Exercise Price which would be in effect based upon the number of Common Shares (or securities convertible into, or exchangeable or exercisable for Common Shares) actually issued upon the exercise of such rights, options or warrants, as the case may be.

For purposes of this Agreement, the granting of the right to purchase Common Shares (whether from treasury or otherwise) pursuant to a Dividend Reinvestment Plan or any employee benefit, stock option or similar plans shall be deemed not to constitute an issue of rights, options or warrants by the Company, provided, however, that, in all such cases, the right to purchase Common Shares is at a price per share of not less than 95% of the current market price per share (determined as provided in such plans) of the Common Shares.

(c)	In the event the Company shall at any time after the Record Time and prior to the Separation Time fix a record date for the making of a distribution to all holders of Common Shares (including any such distribution made in connection with a merger or amalgamation) of evidences of indebtedness, cash (other than an annual cash dividend or a dividend referred to in Section 2.3(a)(i), but including any dividend payable in securities other than Common Shares), assets or rights, options or warrants (excluding those referred to in Subsection 2.3(b) hereof), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction:

24	ANNEX D

(i)	the numerator of which shall be the Market Price per Common Share on such record date, less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of Rights), on a per share basis, of the portion of the cash, assets, evidences of indebtedness, rights, options or warrants so to be distributed; and

(ii)	the denominator of which shall be such Market Price per Common Share.

Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such a distribution is not so made, the Exercise Price shall be readjusted to be the Exercise Price which would have been in effect if such record date had not been fixed.

(d)	Notwithstanding anything herein to the contrary that does not specifically reference this sentence, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Exercise Price, provided, however, that any adjustments which by reason of this Subsection 2.3(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under Section 2.3 shall be made to the nearest cent or to the nearest ten-thousandth of a share. Notwithstanding the first sentence of this Subsection 2.3(d), any adjustment required by Section 2.3 shall be made no later than the earlier of:

(i)	three years from the date of the transaction which gives rise to such adjustment; or

(ii)	the Expiration Date.

(e)	In the event the Company shall at any time after the Record Time and prior to the Separation Time issue any shares of capital stock (other than Common Shares), or rights, options or warrants to subscribe for or purchase any such capital stock, or securities convertible into or exchangeable for any such capital stock in a transaction referred to in Clauses 2.3(a)(i) or (iv) above, if the Board of Directors acting in good faith determines that the adjustments contemplated by Subsections 2.3(a), (b) and (c) above in connection with such transaction will not appropriately protect the interests of the holders of Rights, the Board of Directors may determine what other adjustments to the Exercise Price, number of Rights and/or securities purchasable upon exercise of Rights would be appropriate and, notwithstanding Subsections 2.3(a), (b) and (c) above, such adjustments, rather than the adjustments contemplated by Subsections 2.3(a), (b) and (c) above, shall be made, subject to the prior consent of the holders of the Voting Shares or the Rights as set forth in Subsections 5.4(b) or (c), respectively, and the Company and

25	ANNEX D

the Rights Agent shall have authority upon receiving such consent to amend this Agreement as appropriate to provide for such adjustments.

(f)	Each Right originally issued by the Company subsequent to any adjustment made to the Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise Price, the number of Common Shares purchasable from time to time hereunder upon exercise of a Right immediately prior to such issue, all subject to further adjustment as provided for herein.

(g)	Irrespective of any adjustment or change in the Exercise Price or the number of Common Shares issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Exercise Price per Common Share and the number of Common Shares which were expressed in the initial Rights Certificates issued hereunder.

(h)	In any case in which this Section 2.3 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of Common Shares and other securities of the Company, if any, issuable upon such exercise over and above the number of Common Shares and other securities of the Company, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment, provided, however, that the Company shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional shares (fractional or otherwise) or other securities upon the occurrence of the event requiring such adjustment.

(i)	Notwithstanding anything contained in this Section 2.3 to the contrary, the Company shall be entitled to make such reductions in the Exercise Price, in addition to those adjustments expressly required by this Section 2.3, as and to the extent that in their good faith judgement the Board of Directors shall determine to be advisable, in order that any:

(i)	consolidation or subdivision of Common Shares;

(ii)	issuance (wholly or in part for cash) of Common Shares or securities that by their terms are convertible into or exchangeable for Common Shares;

(iii)	stock dividends; or

(iv)	issuance of rights, options or warrants referred to in this Section 2.3,

hereafter made by the Company to holders of its Common Shares, shall not be taxable to such shareholders.

26	ANNEX D

(j)	If, as a result of an adjustment made pursuant to Section 3.1, the holder of any Right thereafter exercised shall become entitled to receive any securities other than Common Shares, thereafter the number of such other securities so receivable upon exercise of any Right and the applicable Exercise Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as may be practicable to the provisions with respect to the Common Shares contained in the foregoing subsections of this Section 2.3 and the provisions of this Agreement with respect to the Common Shares shall apply on like terms to any such other securities.

(k)	Whenever an adjustment to the Exercise Price or a change in the securities purchasable upon the exercise of Rights is made pursuant to this Section 2.3, the Company shall promptly:

(i)	prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment;

(ii)	file with the Rights Agent and with each transfer agent for the Common Shares a copy of such certificate; and

(iii)	cause notice of the particulars of such adjustment or change to be given to the holders of the Rights.

Failure to file such certificate or to cause such notice to be given as aforesaid, or any defect therein, shall not affect the validity of any such adjustment or change.

2.4	Date on Which Exercise Is Effective

Each Person in whose name any certificate for Common Shares or other securities, if applicable, is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Common Shares or other securities, if applicable, represented thereon, and such certificate shall be dated the date upon which the Rights Certificate evidencing such Rights was duly surrendered in accordance with Subsection 2.2(d) (together with a duly completed Election to Exercise) and payment of the Exercise Price for such Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder hereunder) was made, provided, however, that if the date of such surrender and payment is a date upon which the Common Share transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Common Share transfer books of the Company are open.

27	ANNEX D

2.5	Execution, Authentication, Delivery and Dating of Rights Certificates

(a)	The Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board, President or any of its Vice Presidents and by its Secretary under the corporate seal of the Company reproduced thereon. The signature of any of these officers on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices either before or after the countersignature and delivery of such Rights Certificates.

(b)	Promptly after the Company learns of the Separation Time, the Company will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by the Company to the Rights Agent for countersignature, and the Rights Agent shall countersign (in a manner satisfactory to the Company) and send such Rights Certificates to the holders of the Rights pursuant to Subsection 2.2(c) hereof. No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent as aforesaid.

(c)	Each Rights Certificate shall be dated the date of countersignature thereof.

2.6	Registration, Transfer and Exchange

(a)	The Company will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed registrar for the Rights (the “Rights Registrar”) for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights as herein provided and the Rights Agent hereby accepts such appointment. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times.

After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Subsection 2.6(c), the Company will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.

(b)	All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, and such Rights shall

28	ANNEX D

be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(c)	Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.6, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.

(d)	The Company shall not be required to register the transfer or exchange of any Rights after the Rights have been terminated pursuant to the provisions of this Agreement.

2.7	Mutilated, Destroyed, Lost and Stolen Rights Certificates

(a)	If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, the Company shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b)	If there shall be delivered to the Company and the Rights Agent prior to the Expiration Time:

(i)	evidence to their reasonable satisfaction of the destruction, loss or theft of any Rights Certificate; and

(ii)	such security or indemnity as may be reasonably required by them to save each of them and any of their agents harmless,

then, in the absence of notice to the Company or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon the Company’s request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

(c)	As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other

29	ANNEX D

expenses (including the fees and expenses of the Rights Agent) connected therewith.

(d)	Every new Rights Certificate issued pursuant to this Section 2.7 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence the contractual obligation of the Company, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.8	Persons Deemed Owners of Rights

The Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, of the associated Common Shares).

2.9	Delivery and Cancellation of Certificates

All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificate shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.9, except as expressly permitted by this Agreement. The Rights Agent shall, subject to applicable laws, destroy all cancelled Rights Certificates and deliver a certificate of destruction to the Company.

2.10	Agreement of Rights Holders

Every holder of Rights, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of Rights:

(a)	to be bound by and subject to the provisions of this Agreement, as amended from time to time in accordance with the terms hereof, in respect of all Rights held;

(b)	that prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated Common Share certificate representing such Right;

30	ANNEX D

(c)	that after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;

(d)	that prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Common Share certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary;

(e)	that such holder of Rights has waived his right to receive any fractional Rights or any fractional shares or other securities upon exercise of a Right (except as provided herein);

(f)	that without the approval of any holder of Rights or Voting Shares and upon the sole authority of the Board of Directors this Agreement may be supplemented or amended from time to time pursuant to Subsection 5.4(a) and the penultimate paragraph of Subsection 2.3(a); and

(g)	that notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or to any other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.

2.11	Rights Certificate Holder Not Deemed a Shareholder

No holder, as such, of any Rights or Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose whatsoever the holder of any Common Share or any other share or security of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed or deemed or confer upon the holder of any Right or Rights Certificate, as such, any right, title, benefit or privilege of a holder of Common Shares or any other shares or securities of the Company or any right to vote at any meeting of shareholders of the Company whether for the election of directors or otherwise or upon any matter submitted to holders of Common Shares or any other shares of the Company at any meeting thereof, or to give or withhold consent to any action of the Company, or to receive notice of any meeting or other action affecting any holder

31	ANNEX D

of Common Shares or any other shares of the Company except as expressly provided herein, or to receive dividends, distributions or subscription rights, or otherwise, until the Right or Rights evidenced by Rights Certificates shall have been duly exercised in accordance with the terms and provisions hereof.

3

ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN TRANSACTIONS

3.1	Flip-in Event

(a)	Subject to Subsection 3.1(b) and Section 5.1, in the event that prior to the Expiration Time a Flip-in Event shall occur, each Right shall constitute, effective at the close of business on the tenth Trading Day after the Stock Acquisition Date, the right to purchase from the Company, upon exercise thereof in accordance with the terms hereof, that number of Common Shares having an aggregate Market Price on the date of consummation or occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in the event that after the consummation or occurrence or event, an event of a type analogous to any of the events described in Section 2.3 shall have occurred).

(b)	Notwithstanding anything in this Agreement to the contrary, upon the occurrence of any Flip-in Event, any Rights that are or were Beneficially owned on or after the earlier of the Separation Time or the Stock Acquisition Date by:

(i)	an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person); or

(ii)	a transferee of Rights, directly or indirectly, from an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person), where such transferee becomes a transferee concurrently with or subsequent to the Acquiring Person becoming such in a transfer that the Board of Directors has determined is part of a plan, arrangement or scheme of an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Associate or Affiliate of an Acquiring Person), that has the purpose or effect of avoiding Clause 3.1(b)(i), shall become null and void without any further action, and any holder of such Rights (including transferees) shall thereafter have no right to exercise such

32	ANNEX D

Rights under any provision of this Agreement and further shall thereafter not have any other rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise.

(c)	From and after the Separation Time, the Company shall do all such acts and things as shall be necessary and within its power to ensure compliance with the provisions of Section 3.1, including without limitation, all such acts and things as may be required to satisfy the requirements of the Canada Business Corporations Act, the Securities Act (Ontario), the U.S. Securities Act, the U.S. Exchange Act and the securities laws or comparable legislation in each of the provinces of Canada and each of the States of the United States in respect of the issue of Common Shares upon the exercise of Rights in accordance with this Agreement.

(d)	Any Rights Certificate that would represent Rights Beneficially owned by a Person described in either Clause 3.1(b)(i) or (ii) or transferred to any nominee of any such Person, and any Rights Certificate that would be issued upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall either not be issued upon the instruction of the Company in writing to the Rights Agent or shall contain the following legend:

The Rights represented by this Rights Certificate were issued to a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Shareholder Rights Plan Agreement) or a Person who was acting jointly or in concert with an Acquiring Person or an Affiliate or Associate of an Acquiring Person. This Rights Certificate and the Rights represented hereby are void or shall become void in the circumstances specified in Subsection 3.1(b) of the Shareholder Rights Plan Agreement.

Provided, however, that the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend but shall impose such legend only if instructed to do so by the Company in writing or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not a Person described in such legend. The issuance of a Rights Certificate without the legend referred to in this Subsection 3.1(d) shall be of no effect on the provisions of Subsection 3.1(b).

4

THE RIGHTS AGENT

4.1	General

(a)	The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights in accordance with the terms and conditions of this

33	ANNEX D

Agreement, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint one or more co-Rights Agents (“Co-Rights Agents”) as it may deem necessary or desirable, subject to the approval of the Rights Agent. In the event the Company appoints one or more Co-Rights Agents, the respective duties of the Rights Agent and Co-Rights Agents shall be as the Company may determine with the approval of the Rights Agent and Co-Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements reasonably incurred in the execution and administration of this Agreement and the exercise and performance of its duties hereunder (including the fees and other disbursements of any expert retained by the Rights Agent with the approval of the Company, such approval not to be unreasonably withheld). The Company also agrees to indemnify the Rights Agent, its officers, directors and employees for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or wilful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including legal costs and expenses, which right to indemnification will survive the termination of this Agreement or the resignation or removal of the Rights Agent.

(b)	The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for Common Shares, Rights Certificate, certificate for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, opinion, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

The Company shall inform the Rights Agent in a reasonably timely manner of events which may materially affect the administration of this Agreement by the Rights Agent and, at any time upon request, shall provide to the Rights Agent an incumbency certificate certifying the then current officers of the Company.

(c)	In the event of any disagreement arising regarding the terms of this Agreement, the Rights Agent shall be entitled, at its option, to refuse to comply with any and all demands whatsoever until the dispute is settled either by written agreement among the parties to this Agreement or by a court of competent jurisdiction.

4.2	Merger, Amalgamation or Consolidation or Change of Name of Rights Agent

(a)	Any corporation into which the Rights Agent may be merged or amalgamated or with which it may be consolidated, or any corporation resulting from any merger, amalgamation, statutory arrangement or consolidation to which the Rights Agent is a party, or any corporation succeeding to the security holder services business of the Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible

34	ANNEX D

for appointment as a successor Rights Agent under the provisions of Section 4.4 hereof. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights have not been countersigned, any successor Rights Agent may countersign such Rights Certificates in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

(b)	In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

4.3	Duties of Rights Agent

The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, and the Company and the holders of certificates for Common Shares and Rights Certificates, by their acceptance thereof, shall be bound thereby:

(a)	the Rights Agent may retain and consult with legal counsel (who may be legal counsel for the Company) and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion; and the Rights Agent may also consult with such other experts as the Rights Agent shall consider necessary or appropriate to properly carry out the duties and obligations imposed under this Agreement (at the Company’s expense) and the Rights Agent shall be entitled to act and rely in good faith on the advice of any such expert;

(b)	whenever in the performance of its duties under this Agreement, the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a Person believed by the Rights Agent to be the President, any Vice President, other senior officer, Treasurer, Secretary, or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate will be full authorization to

35	ANNEX D

the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate;

(c)	the Rights Agent will be liable hereunder for its own negligence, bad faith or wilful misconduct;

(d)	the Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Common Shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only;

(e)	the Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any certificate for Common Shares or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exerciseability of the Rights (including the Rights becoming void pursuant to Subsection 3.1(b) hereof) or any adjustment required under the provisions of Section 2.3 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.3 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization of any Common Shares to be issued pursuant to this Agreement or any Rights or as to whether any Common Shares will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and non-assessable;

(f)	the Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments, notices and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement;

(g)	the Rights Agent is hereby authorized and directed to accept instructions in writing with respect to the performance of its duties hereunder from any individual designated in writing by the Company, and to apply to such individuals for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such individual;

36	ANNEX D

(h)	the Rights Agent and any shareholder or stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Shares, Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity; and

(i)	the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

4.4	Change of Rights Agent

The Rights Agent may resign and be discharged from its duties under this Agreement upon 60 days’ notice (or such lesser notice as is acceptable to the Company) in writing mailed to the Company and to each transfer agent of Common Shares by registered or certified mail. The Company may remove the Rights Agent upon 60 days’ notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Shares by registered or certified mail. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 60 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then by prior written notice to the Company the resigning or incapacitated Rights Agent (at the Company’s expense) or the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate, if any, for inspection by the Company), may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation incorporated under the laws of Canada or a province thereof. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares, and mail a notice thereof in writing to the holders of the Rights in accordance with Section 5.9. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality

37	ANNEX D

or validity of the resignation or removal of the Rights Agent or the appointment of any successor Rights Agent, as the case may be.

5

MISCELLANEOUS

5.1	Redemption and Waiver

(a)	The Board of Directors shall waive the application of Section 3.1 in respect of the occurrence of any Flip-in Event if the Board of Directors has determined, following a Stock Acquisition Date and prior to the Separation Time, that a Person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person under this Agreement and, in the event that such a waiver is granted by the Board of Directors, such Stock Acquisition Date shall be deemed not to have occurred. Any such waiver pursuant to this Subsection 5.1(a) must be on the condition that such Person, within 14 days after the foregoing determination by the Board of Directors or such earlier or later date as the Board of Directors may determine (the “Disposition Date”), has reduced its Beneficial ownership of Voting Shares such that the Person is no longer an Acquiring Person. If the Person remains an Acquiring Person at the close of business on the Disposition Date, the Disposition Date shall be deemed to be the date of occurrence of a further Stock Acquisition Date and Section 3.1 shall apply thereto.

(b)	The Board of Directors acting in good faith may, prior to a Flip-in Event having occurred, upon prior written notice delivered to the Rights Agent, determine to waive the application of Section 3.1 to a Flip-in Event that may occur by reason of a Take-over Bid made by means of a take-over bid circular to all holders of record of Voting Shares (which for greater certainty shall not include the circumstances described in Subsection 5.1(a)), provided that if the Board of Directors waives the application of Section 3.1 to a particular Flip-in Event pursuant to this Subsection 5.1(b), the Board of Directors shall be deemed to have waived the application of Section 3.1 to any other Flip-in Event occurring by reason of any Take-over Bid which is made by means of a take-over bid circular to all holders of Voting Shares prior to the expiry of any Take-over Bid (as the same may be extended from time to time) in respect of which a waiver is, or is deemed to have been granted under this Subsection 5.1(b).

(c)	In the event that prior to the occurrence of a Flip-in Event a Person acquires, pursuant to a Permitted Bid, a Competing Permitted Bid or an Exempt Acquisition under Subsection 5.1(b), outstanding Voting Shares, then the Board of Directors shall, immediately upon the consummation of such acquisition without further formality be deemed to have elected to redeem the Rights at a redemption price of $0.0001 per Right appropriately adjusted in a manner

38	ANNEX D

analogous to the applicable adjustment provided for in Section 2.3 if an event of the type analogous to any of the events described in Section 2.3 shall have occurred (such redemption price being herein referred to as the “Redemption Price”).

(d)	The Board of Directors may, with the prior approval of the holders of Voting Shares or Rights given in accordance with the terms of Section 5.4, at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the then outstanding Rights at the Redemption Price appropriately adjusted in a manner analogous to the applicable adjustments provided for in Section 2.3, which adjustments shall only be made in the event that an event of the type analogous to any of the events described in Section 2.3 shall have occurred.

(e)	The Board of Directors may, prior to the close of business on the tenth Trading Day following a Stock Acquisition Date or such later Business Day as they may from time to time determine, upon prior written notice delivered to the Rights Agent, waive the application of Section 3.1 to the related Flip-in Event, provided that the Acquiring Person has reduced its Beneficial ownership of Voting Shares (or has entered into a contractual arrangement with the Corporation, acceptable to the Board of Directors, to do so within 10 calendar days of the date on which such contractual arrangement is entered into or such other date as the Board of Directors may have determined) such that at the time the waiver becomes effective pursuant to this Subsection 5.1(e) such Person is no longer an Acquiring Person. In the event of such a waiver becoming effective prior to the Separation Time, for the purposes of this Agreement, such Flip-in Event shall be deemed not to have occurred.

(f)	Where a Take-over Bid that is not a Permitted Bid Acquisition is withdrawn or otherwise terminated after the Separation Time has occurred and prior to the occurrence of a Flip-in Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price. Upon the Rights being redeemed pursuant to this subsection 5.1(f), all the provisions of this Agreement shall continue to apply as if the Separation Time had not occurred and Rights Certificates representing the number of Rights held by each holder of record of Common Shares as of the Separation Time had not been mailed to each such holder and for all purposes of this Agreement the Separation Time shall be deemed not to have occurred and the Company shall be deemed to have issued replacement Rights to the holders of its then outstanding Common Shares.

(g)	If the Board of Directors is deemed under Subsection 5.1(c) to have elected or elects under Subsections 5.1(d) or (f) to redeem the Rights, the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price.

39	ANNEX D

(h)	Within 10 calendar days after the Board of Directors is deemed under Subsection 5.1(c) to have elected or elects under Subsection 5.1(d) or (f) to redeem the Rights, the Company shall give notice of redemption to the holders of the then outstanding Rights by mailing such notice to each such holder at his last address as it appears upon the applicable registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Voting Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.

(i)	The Company shall give prompt written notice to the Rights Agent of any waiver of the application of Section 3.1 pursuant to this subsection 5.1.

5.2	Expiration

No Person shall have any rights whatsoever pursuant to this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in Subsection 4.1(a) of this Agreement.

5.3	Issuance of New Rights Certificates

Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board of Directors to reflect any adjustment or change in the number or kind or class of securities purchasable upon exercise of Rights made in accordance with the provisions of this Agreement.

5.4	Supplements and Amendments

(a)	The Company may make any supplements or amendments to this Agreement to correct any clerical or typographical error or which are required to maintain the validity of the Agreement as a result of any change in any applicable legislation, case law, regulations or rules thereunder. Notwithstanding anything in this Section 5.4 to the contrary, no supplement or amendment shall be made to the provisions of Article 4 except with the written concurrence of the Rights Agent to such supplement or amendment.

(b)	Subject to Subsection 5.4(a), the Company may, with the prior consent of the holders of Voting Shares obtained as set forth below, at any time before the Separation Time, amend, vary or rescind any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Such consent shall be deemed to have been given if provided by the holders of Voting Shares at a Special Meeting,

40	ANNEX D

which Special Meeting shall be called and held in compliance with applicable laws and regulatory requirements and the requirements in the articles and by-laws of the Company. Subject to compliance with any requirements imposed by the foregoing, consent shall be given if the proposed amendment, variation or rescission is approved by the affirmative vote of a majority of the votes cast by all holders of Voting Shares (other than any holder who does not qualify as an Independent Shareholder, with respect to all Voting Shares Beneficially owned by such Person), represented in person or by proxy at the Special Meeting.

(c)	The Company may, with the prior consent of the holders of Rights obtained as set forth below, at any time after the Separation Time and before the Expiration Time, amend, vary or rescind any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally), provided that no such amendment, variation or rescission shall be made to the provisions of Article 4 except with the written concurrence of the Rights Agent thereto. Such consent shall be deemed to have been given if provided by the holders of Rights at a Rights Holders’ Special Meeting, which Rights Holders’ Special Meeting shall be called and held in compliance with applicable laws and regulatory requirements and, to the extent possible, with the requirements in the articles and by-laws of the Company applicable to meetings of holders of Voting Shares, applied mutatis mutandis. Subject to compliance with any requirements imposed by the foregoing, consent shall be given if the proposed amendment, variation or rescission is approved by the affirmative vote of a majority of the votes cast by holders of Rights (other than holders of Rights whose Rights have become null and void pursuant to Subsection 3.1(b)), represented in person or by proxy at the Rights Holders’ Special Meeting.

(d)	Any approval of the holders of Rights shall be deemed to have been given if the action requiring such approval is authorized by the affirmative votes of the holders of Rights present or represented at and entitled to be voted at a meeting of the holders of Rights and representing a majority of the votes cast in respect thereof. For the purposes hereof, each outstanding Right (other than Rights which are null and void pursuant to the provisions hereof) shall be entitled to one vote, and the procedures for the calling, holding and conduct of the meeting shall be those, as nearly as may be, which are provided in the Company’s by-laws and the Canada Business Corporations Act with respect to the meetings of holders of Common Shares.

41	ANNEX D

(e)	Any amendments, variations or deletions made by the Company to this Agreement pursuant to Subsection 5.4(a) which are required to maintain the validity of this Agreement as a result of any change in any applicable legislation, case law, regulation or rule thereunder shall:

(i)	if made before the Separation Time, be submitted to the holders of Voting Shares at the next meeting of holders of Voting Shares and the shareholders may, by the majority referred to in Subsection 5.4(b) confirm or reject such amendment;

(ii)	if made after the Separation Time, be submitted to the holders of Rights at a meeting to be called for on a date not later than immediately following the next meeting of shareholders of the Company and the holders of Rights may, by resolution passed by the majority referred to in Subsection 5.4(d) confirm or reject such amendment.

Any such amendment shall be effective from the date of the resolution of the Board of Directors adopting such amendment, until it is confirmed or rejected or until it ceases to be effective (as described in the next sentence) and, where such amendment is confirmed, it continues in effect in the form so confirmed. If such amendment is rejected by the shareholders or the holders of Rights or is not submitted to the shareholders or holders of Rights as required, then such amendment shall cease to be effective from and after the termination of the meeting at which it was rejected or to which it should have been but was not submitted or from and after the date of the meeting of holders of Rights that should have been but was not held, and no subsequent resolution of the Board of Directors to amend this Agreement to substantially the same effect shall be effective until confirmed by the shareholders or holders of Rights as the case may be.

5.5	Fractional Rights and Fractional Shares

(a)	The Company shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights and the Company shall not be required to pay any amount to a holder of record of Rights Certificates in lieu of such fractional Rights.

(b)	The Company shall not be required to issue fractions of Common Shares upon exercise of Rights or to distribute certificates which evidence fractional Common Shares. In lieu of issuing fractional Common Shares, the Company shall be entitled to pay to the registered holders of Rights Certificates, at the time such Rights are exercised as herein provided, an amount in cash equal to the fraction of the Market Price of one Common Share that the fraction of a Common Share that would otherwise be issuable upon the exercise of such Right is of one whole Common Share at the date of such exercise.

42	ANNEX D

5.6	Rights of Action

Subject to the terms of this Agreement, all rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights. Any holder of Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce such holder’s right to exercise such holder’s Rights or Rights to which such holder is entitled in the manner provided in such holder’s Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holder of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

5.7	Regulatory Approvals

Any obligation of the Company or action or event contemplated by this Agreement shall be subject to the receipt of any requisite approval or consent from any governmental or regulatory authority, and without limiting the generality of the foregoing, necessary approvals of any stock exchange shall be obtained, such as approvals relating to the issuance of Common Shares upon the exercise of Rights under Subsection 2.2(d).

5.8	Declaration as to Non-Canadian Holders

If in the opinion of the Board of Directors (who may rely upon the advice of counsel) any action or event contemplated by this Agreement would require compliance by the Company with the securities laws or comparable legislation of a jurisdiction outside Canada or the United States, the Board of Directors acting in good faith shall take such actions as it may deem appropriate to ensure such compliance. In no event shall the Company or the Rights Agent be required to issue or deliver Rights or securities issuable on exercise of Rights to persons who are citizens, residents or nationals of any jurisdiction other than Canada or the United States, in which such issue or delivery would be unlawful without registration of the relevant Persons or securities for such purposes.

5.9	Notices

(a)	Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Company shall be sufficiently given or made if delivered, sent by first class mail, postage prepaid (until another address is filed in writing with the Rights Agent), or sent by facsimile or other form of recorded electronic communication, charges prepaid and confirmed in writing, as follows:

NexxTech Inc

279 Bayview Drive

Barrie, Ontario

L4M 4W5

Attention:        Jeffrey A. Losch

Vice-President, Secretary and General Counsel

Telecopy No.: (705) 728-6742

43	ANNEX D

Notices or demands authorized or required by this Agreement to be given or made by the Company or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered, sent by first class mail, postage prepaid (until another address is filed in writing with the Company), or sent by facsimile or other form of recorded electronic communication, charges prepaid, and confirmed in writing, as follows:

Computershare Investor Services Inc.

100 University Avenue, 9th Floor

Toronto, Ontario

M5J 2Y1

Attention:        Manager, Client Services

Telecopy No.: (416) 981-9800

(b)	Notices or demands authorized or required by this Agreement to be given or made by the Company or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by registered or certified mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the register of the Rights Agent or, prior to the Separation Time, on the register of the Company for its Common Shares. Any notice which is mailed or sent in the manner herein provided shall be deemed given, whether or not the holder receives the notice.

(c)	Any notice given or made in accordance with this Section 5.9 shall be deemed to have been given and to have been received on the day of delivery, if so delivered, on the fifth Business Day (excluding each day during which there exists any general interruption of postal service due to strike, lockout or other cause) following the mailing thereof, if so mailed, and on the day of telegraphing, telecopying or sending of the same by other means of recorded electronic communication (provided such sending is during the normal business hours of the addressee on a Business Day and if not, on the first Business Day thereafter).

44	ANNEX D

Each of the Company and the Rights Agent may from time to time change its address for notice by notice to the other given in the manner aforesaid.

5.10	Costs of Enforcement

The Company agrees that if the Company fails to fulfil any of its obligations pursuant to this Agreement, then the Company will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder to enforce his rights pursuant to any Rights or this Agreement.

5.11	Successors

All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and enure to the benefit of their respective successors and assigns hereunder.

5.12	Benefits of this Agreement

Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement; further, this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.

5.13	Governing Law

This Agreement and each Right issued hereunder shall be deemed to be a contract made under the laws of the Province of Ontario and for all purposes shall be governed by and construed in accordance with the laws of such Province applicable to contracts to be made and performed entirely within such Province.

5.14	Severability

If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective only as to such jurisdiction and to the extent of such invalidity or unenforceability in such jurisdiction without invalidating or rendering unenforceable or ineffective the remaining terms and provisions hereof in such jurisdiction or the application of such term or provision in any other jurisdiction or to circumstances other than those as to which it is specifically held invalid or unenforceable.

5.15	Effective Date and Reconfirmation

This Agreement must be reconfirmed by a resolution passed by a majority of the votes cast by all holders of Voting Shares who vote in respect of such reconfirmation (other than any holder who does not qualify as an Independent Shareholder, with respect to all Voting Shares

45	ANNEX D

Beneficially owned by such Person) at the third and sixth annual meetings following the Effective Date. If this Agreement is not so reconfirmed or is not presented for reconfirmation at either of such annual meetings, this Agreement and all outstanding Rights shall terminate and be void and of no further force and effect on and from the date of termination of the annual meeting, provided that termination shall not occur if a Flip-in Event has occurred (other than a Flip-in Event which has been waived pursuant to subsection 5.1(a) or (b) hereof), prior to the date upon which this Agreement would otherwise terminate pursuant to this Section 5.15.

5.16	Determinations and Actions by the Board of Directors

All actions, calculations and determinations (including all omissions with respect to the foregoing) which are done or made by the Board, in good faith, shall not subject the Board or any director of the Company to any liability to the holders of the Rights.

5.17	Time of the Essence

Time shall be of the essence in this Agreement.

5.18	Execution in Counterparts

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NEXXTECH INC.

By:	/s/ JEFFREY A. LOSCH

By:	c/s

COMPUTERSHARE INVESTOR SERVICES INC.

By:	/s/ SARAH JACKEL, SENIOR ACCOUNT MANAGER

By:	/s/ MARGARET FONG, SENIOR ACCOUNT MANAGER c/s

1	ANNEX D

ATTACHMENT 1

NEXXTECH INC.

SHAREHOLDER RIGHTS PLAN AGREEMENT

[Form of Rights Certificate]

Certificate No.	Rights

THE RIGHTS ARE SUBJECT TO TERMINATION ON THE TERMS SET FORTH IN THE SHAREHOLDER RIGHTS PLAN AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN SUBSECTION 3.1(b) OF THE SHAREHOLDER RIGHTS PLAN AGREEMENT), RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES, OR TRANSFEREES OF AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES, MAY BECOME VOID.

Rights Certificate

This certifies that                                                                                  , or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Shareholder Rights Plan Agreement, dated as of February 25, 2004 as the same may be amended or supplemented from time to time (the “Shareholder Rights Plan Agreement”), between NexxTech Inc., a corporation duly incorporated under the laws of Canada (the “Company”) and Computershare Investor Services Inc., a company incorporated under the laws of Canada (the “Rights Agent”) (which term shall include any successor Rights Agent under the Shareholder Rights Plan Agreement), to purchase from the Company at any time after the Separation Time (as such term is defined in the Shareholder Rights Plan Agreement) and prior to the Expiration Time (as such term is defined in the Shareholder Rights Plan Agreement), one fully paid common share of the Company (a “Common Share”) at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise (in the form provided hereinafter) duly executed and submitted to the Rights Agent at its principal office in any of the cities of Toronto, Montreal and Calgary. The Exercise Price shall initially be $80.00 (Cdn.) per Right and shall be subject to adjustment in certain events as provided in the Shareholder Rights Plan Agreement.

This Rights Certificate is subject to all of the terms and provisions of the Shareholder Rights Plan Agreement, which terms and provisions are incorporated herein by reference and made a part hereof and to which Shareholder Rights Plan Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Copies of the Shareholder Rights Plan Agreement are on file at the registered office of the Company and are available upon request.

2	ANNEX D

This Rights Certificate, with or without other Rights Certificates, upon surrender at any of the offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Common Shares or of any other securities which may at any time be issuable upon the exercise hereof, nor shall anything contained in the Shareholder Rights Plan Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Shareholder Rights Plan Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised as provided in the Shareholder Rights Plan Agreement.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Date:

NexxTech Inc.

By:		By:

	Name:		Name:
	Title:		Title:

Countersigned:

Computershare Investor Services Inc.

By:		By:

	Authorized Signatory		Name:
Title:

1	ANNEX D

[On Reverse Side of Rights Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer the Rights represented by the Rights Certificate.)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Please print name and address of transferee.)

                 of the Rights represented by this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                                                                                        as attorney to transfer such Rights on the books of NexxTech Inc., with full power of substitution.

Dated:

Signature

Signature Guaranteed:	(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.)

Signature must be guaranteed by a Canadian chartered bank, a major trust company or a member of the Securities Transfer Association Medallion Program (STAMP).

CERTIFICATE

(To be completed if true)

The undersigned party transferring Rights hereunder, hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially owned by an Acquiring Person or an Affiliate or Associate thereof or a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof. Capitalized terms shall have the meaning ascribed thereto in the Shareholder Rights Plan Agreement.

Signature

Dated:

ANNEX D

[On Reverse Side of Rights Certificate—continued]

FORM OF ELECTION TO EXERCISE

(To be exercised by the registered holder if such holder desires to exercise the Rights represented by the Rights Certificate.)

TO:	NexxTech Inc. and Computershare Investor Services Inc.

The undersigned hereby irrevocably elects to exercise                                          whole Rights represented by the attached Rights Certificate to purchase the Common Shares or other securities, if applicable, issuable upon the exercise of such Rights and requests that certificates for such securities be issued in the name of:

(Name)

(Address)

(City and Province)

Social Insurance, Social Security or other taxpayer identification number.

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

(Name)

(Address)

(City and Province)

Social Insurance, Social Security or other taxpayer identification number.

2	ANNEX D

Dated:

Signature

Signature Guaranteed:	(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.)

Signature must be guaranteed by a Canadian chartered bank, a major trust company, a member of a recognized stock exchange or a member of the Securities Transfer Association Medallion Program (STAMP).

CERTIFICATE

(To be completed if true)

The undersigned party exercising Rights hereunder, hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially owned by an Acquiring Person or an Affiliate or Associate thereof or a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof. Capitalized terms shall have the meaning ascribed thereto in the Shareholder Rights Plan Agreement.

Signature

Dated:

NOTICE

In the event the certification set forth above in the Forms of Assignment and Election to Exercise is not completed, NexxTech Inc. will deem the Beneficial owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof or a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof. No Rights Certificates shall be issued in exchange for a Rights Certificate owned or deemed to have been owned by an Acquiring Person or an Affiliate or Associate thereof, or by a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a) The registrant’s by-laws provide that the registrant will indemnify directors, officers, former directors or officers of the registrant, or other individuals who have acted at the registrant’s request as a director or officer or in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative, investigative or other proceeding in which the individual is involved because of that association with the registrant or such other entity.

The by-laws also provide that the registrant may advance monies to such individual for the costs, charges and expenses of such a proceeding provided such individual agrees in advance, in writing, to repay the monies if the individual does not fulfill the conditions set forth below.

As provided in the CBCA and in the registrant’s by-laws, the registrant may not indemnify an individual identified above unless the individual:

(i)	acted honestly and in good faith with a view to the best interests of the registrant or other entity for which the individual acted as a director or officer or in a similar capacity at the registrant’s request, as the case may be; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

The registrant must also seek the approval of a court to indemnify such an individual, or to advance them monies in respect of an action by or on behalf of the registrant or other entity to procure a judgment in its favour, to which such individual is made a party because of the individual’s association with the registrant or other entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, provided that the individual fulfills the conditions set forth above in (i) and (ii).

The foregoing summary is necessarily subject to the complete text of the registrant’s by-laws and it is qualified in its entirety by reference thereto.

(b) The registrant will enter into indemnity agreements with each of its directors and officers to supplement the indemnification protection available under the registrant’s by-laws referred to above.

(c) A Canadian corporation also has the power to purchase and maintain insurance for its directors and officers. The directors and officers of the registrant are covered by an insurance policy indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they might not be indemnified by the registrant. The registrant is also covered by an insurance policy indemnifying it against certain liabilities it may incur on its own behalf and in respect of its obligations to indemnify its directors and officers, as noted above.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

2.1	Agreement and Plan of Merger among InterTAN, Inc., NexxTech Inc., NexxTech Acquisition Company and InterTAN Canada Ltd. dated as of February 25, 2004 (included as Annex A to the proxy statement/prospectus that constitutes part of this registration statement)

3.1	Articles of Incorporation of NexxTech Inc. (included as Annex B to the proxy statement/prospectus that constitutes part of this registration statement)

3.2	By-laws of NexxTech Inc. (included as Annex C to the proxy statement/prospectus that constitutes part of this registration statement)

*4.1	Specimen certificate representing common shares of NexxTech Inc.

4.2	Shareholder Rights Plan between NexxTech Inc. and Computershare Investor Services Inc., as Rights Agent, dated as of February 25, 2004 (included as Annex D to the proxy statement/prospectus that constitutes part of this registration statement)

4.3	Amendment No. 1 to Rights Agreement dated as of February 25, 2004 by and between InterTAN, Inc. and EquiServe Trust Company, N.A., as successor to BankBoston, N.A.

*5.1	Opinion of Osler, Hoskin & Harcourt LLP, regarding the legality of securities to be issued by NexxTech Inc.

8.1	Opinion of Osler, Hoskin & Harcourt LLP, regarding certain Canadian tax matters

8.2	Opinion of Thompson & Knight L.L.P., regarding certain U.S. tax matters

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 8.1)

23.3	Consent of Thompson & Knight L.L.P. (included in Exhibit 8.2)

99.1	Proxy card for use in connection with the Stockholders’ Meeting of InterTAN, Inc.

99.2	Voting instruction card for use in connection with the Stockholders’ Meeting of InterTAN, Inc.

*	To be filed by amendment.

(b) Financial Statement Schedules.

All schedules are incorporated by reference to InterTAN’s Annual Report on Form 10-K for the year ended June 30, 2003.

ITEM 22.	UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(4) That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Barrie, Province of Ontario, Canada, on February 25, 2004.

NexxTech Inc.

By:	/s/ BRIAN E. LEVY

Brian E. Levy, President

Each person whose signature appears below appoints Brian E. Levy and James P. Maddox, and each of them, each of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of February 25, 2004 in the capacities indicated.

SIGNATURE	TITLE

/s/ BRIAN E. LEVY	Director, President and Chief Executive Officer (principal executive officer)

Brian E. Levy

/s/ JAMES P. MADDOX	Vice President and Chief Financial Officer (principal financial and accounting officer)

James P. Maddox

/s/ W. DARCY MCKEOUGH	Director

W. Darcy McKeough

/s/ RON G. STEGALL	Director

Ron G. Stegall

/s/ WILLIAM C. BOUSQUETTE	Director

William C. Bousquette

/s/ JAMES T. NICHOLS	Director

James T. Nichols

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

2.1	Agreement and Plan of Merger among InterTAN, Inc., NexxTech Inc., NexxTech Acquisition Company and InterTAN Canada Ltd. dated as of February 25, 2004 (included as Annex A to the proxy statement/prospectus that constitutes part of this registration statement)

3.1	Articles of Incorporation of NexxTech Inc. (included as Annex B to the proxy statement/prospectus that constitutes part of this registration statement)

3.2	By-laws of NexxTech Inc. (included as Annex C to the proxy statement/prospectus that constitutes part of this registration statement)

*4.1	Specimen certificate representing common shares of NexxTech Inc.

4.2	Shareholder Rights Plan between NexxTech Inc. and Computershare Investor Services Inc., as Rights Agent, dated as of February 25, 2004 (included as Annex D to the proxy statement/prospectus that constitutes part of this registration statement)

4.3	Amendment No. 1 to Rights Agreement dated as of February 25, 2004 by and between InterTAN, Inc. and EquiServe Trust Company, N.A., as successor to BankBoston, N.A.

*5.1	Opinion of Osler, Hoskin & Harcourt LLP, regarding the legality of securities to be issued by NexxTech Inc.

8.1	Opinion of Osler, Hoskin & Harcourt LLP, regarding certain Canadian tax matters

8.2	Opinion of Thompson & Knight L.L.P., regarding certain U.S. tax matters

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 8.1)

23.3	Consent of Thompson & Knight L.L.P. (included in Exhibit 8.2)

99.1	Proxy card for use in connection with the Stockholders’ Meeting of InterTAN, Inc.

99.2	Voting instruction card for use in connection with the Stockholders’ Meeting of InterTAN, Inc.

*	To be filed by amendment.